EXECUTION COPY

Exhibit 10.7

CREDIT AGREEMENT

Dated as of May 3, 2002

among

JohnsonDiversey, Inc.,
Johnson Wax Professional, Inc.
Johnson Professional Co., Ltd.,
AND
Johnson Diversey Netherlands II B.V.

as Borrowers

Johnson Professional Holdings, Inc.

as Holdings

and

The Lenders and Issuers Party Hereto

and

Citicorp USA, Inc.
as Administrative Agent

Goldman Sachs Credit Partners L.P.
as Syndication Agent

Bank One, NA
Abn Amro Bank N.V.
Royal Bank of Scotland plc, New York Branch
General Electric Capital Corporation
as Co-Documentation Agents

Salomon Smith Barney Inc.
AND
Goldman Sachs Credit Partners L.P.
as Joint Lead Arrangers and Joint Book Managers

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153-0119G

i

v

EXECUTION COPY

Schedules

Schedule I	—	Commitments
Schedule II	—	Applicable Lending Offices and Addresses for Notices
Schedule III	—	Mandatory Costs
Schedule 3.1(a)(ii)	—	Guarantees
Schedule 3.1(a)(iii)	—	Pledge and Security Agreements
Schedule 3.1(c)	—	Intercompany Guarantees
Schedule 3.1(d)	—	Mortgages
Schedule 4.2	—	Ownership of Subsidiaries
Schedule 4.6	—	Tax Matters
Schedule 4.7(a)	—	Owned Real Estate
Schedule 4.7(b)	—	Material Leases
Schedule 4.10	—	Litigation
Schedule 4.12	—	Environmental Matters
Schedule 4.13	—	Labor Matters
Schedule 4.14	—	List of Plans
Schedule 4.16	—	Use of Proceeds
Schedule 4.23	—	Deposit Accounts; Securities Accounts
Schedule 7.18	—	Post Closing Matters
Schedule 8.1(a)	—	Existing Indebtedness
Schedule 8.2	—	Existing Liens
Schedule 8.3(a)	—	Existing Investments
Schedule 8.3(b)	—	Post Closing Reorganization
Schedule 8.3(e)	—	Existing Intercompany Loans
Schedule 8.3(f)	—	Existing Loans to non-Wholly Owned Subsidiaries
Schedule 8.5	—	Restricted Payments
Schedule 8.8	—	Transactions with Affiliates
Schedule 8.13	—	Contemplated Accounting Changes
Schedule 8.15	—	Existing Sale and Leasebacks

Exhibits

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B-1	—	Form of Revolving Credit Note
Exhibit B-2	—	Form of Term Note
Exhibit C	—	Form of Notice of Borrowing
Exhibit D	—	Form of Swing Loan Request
Exhibit E	—	Form of Letter of Credit Request
Exhibit F	—	Form of Notice of Conversion or Continuation
Exhibit G-1	—	Form of Opinion of US Counsel for the Loan Parties
Exhibit G-2	—	Form of Opinion of Cayman Counsel for the Loan Parties
Exhibit G-3	—	Form of Opinion of Canadian Counsel for the Loan Parties
Exhibit G-4	—	Form of Opinion of Dutch Counsel for the Loan Parties
Exhibit G-5	—	Form of Opinion of Japanese Counsel for the Loan Parties
Exhibit H-1	—	Form of Guaranty
Exhibit H-2	—	Form of Intercompany Guaranty
Exhibit I-1	—	Form of U.S. Pledge and Security Agreement
Exhibit J	—	Form of Intercompany Note

CREDIT AGREEMENT, dated as of May 3, 2002, among JOHNSONDIVERSEY, INC., a Delaware corporation (the “Company”), JOHNSON WAX PROFESSIONAL, INC., an Ontario corporation (the “Canadian Borrower”), JOHNSON DIVERSEY NETHERLANDS II B.V., a Dutch corporation (the “Euro Borrower”), and JOHNSON PROFESSIONAL CO., LTD, a Japanese corporation (the “Japanese Borrower” and, with the Company, the Canadian Borrower and the Euro Borrower, collectively, the “Borrowers”), JOHNSON PROFESSIONAL HOLDINGS, INC., a Delaware corporation (“Holdings”), the Lenders (as defined below), the Issuers (as defined below), CITICORP USA, INC. (“CUSA”), as administrative agent for the Lenders and the Issuers (in such capacity, and as agent for the Secured Parties under the other Loan Documents, the “Administrative Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent for the Lenders and the Issuers (in such capacity, the “Syndication Agent”) and BANK ONE NA, ABN AMRO BANK N.V., ROYAL BANK OF SCOTLAND PLC, NEW YORK BRANCH, and GENERAL ELECTRIC CAPITAL CORPORATION as co-documentation agents for the lenders and issuers (together, in such capacity, the “Documentation Agents”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders and Issuers make available for the purposes specified in this Agreement term loans and revolving credit and letter of credit facilities; and

WHEREAS, the Lenders and Issuers are willing to make available to the Borrowers such term loans and revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

SECTION 1.1  Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABN Amro” means ABN Amro Bank N.V.

“Acquired Business” means the DiverseyLever Business (as defined in the Acquisition Agreement).

“Acquisition” means the purchase by Holdings, the Company and certain of their Affiliates of the Sold Shares and Assets (each as defined in the Acquisition Agreement).

“Acquisition Agreement” means the Purchase Agreement, dated as of November 20, 2001, by and among Holdings, the Company and the Seller, as amended by the First Amendment thereto, dated as of February 11, 2002, the Second Amendment thereto, dated as of April 5, 2002 and the Third Amendment thereto dated as of May 3, 2002.

“Acquisition Indemnity Reimbursement ” means any cash adjustment, reimbursement or other amount received by any JD Entity after the Closing Date in connection with any indemnity provided by the Seller or any other member of Unilever Group pursuant to the terms of the Acquisition Agreement.

“Adjusted Restructuring Charges” means the sum of (a) restructuring charges (as determined in conformity with GAAP) and reasonable (in the determination of the Administrative Agent) Integration Charges up to a combined aggregate amount equal to $125,000,000 plus (b) Reserve for Exit Costs.

“Administrative Agent ” has the meaning specified in the preamble to this Agreement; provided, however that (a) in respect of the provisions of Article II (The Facilities), Article X (Administrative Agent) and Article XI (Miscellaneous) (other than Section 11.1 (Amendments, Waivers, Etc.) and Section11.10 (Binding Effect), “Administrative Agent ” shall mean Citibank N.A., Hong Kong so far as such provisions relate to the Yen Revolving Credit Facility and (b) in respect of Section 10.1 (Authorization and Action) and other provisions herein or in any Loan Document that relate to Collateral, “Administrative Agent ” shall mean CUSA and/or any Affiliate thereof approved by CUSA.

“Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control ” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means the Administrative Agent and the Syndication Agent.

“Agreement” means this Credit Agreement.

“Alternate Currency” means any lawful currency other than Dollars which is freely transferable into Dollars.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, its Eurocurrency Lending Office in the case of a Eurocurrency Rate Loan denominated in Dollars or Euros, its Yen Lending Office in the case of a Loan made to the Japanese Borrower and its Canadian Lending Office in the case of a Loan made to the Canadian Borrower.

“Applicable Margin” means (a) during the period commencing on the Closing Date and ending 3 Business Days after the receipt by the Administrative Agent of the financial statements required to be delivered pursuant to Section 6.1(a) (Quarterly Reports) for the first full Fiscal Quarter ending after the Closing Date, with respect to the Tranche A Loans, the Tranche C Loans and the Revolving Loans maintained as (i) Base Rate Loans, a rate equal to 2.25% per annum and (ii) Eurocurrency Rate Loans, a rate equal to 3.25% per annum and thereafter, as of any date of determination, a per annum rate equal to the rate set forth below under the applicable type of Loan and opposite the then applicable Leverage Ratio (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) set forth below:

LEVERAGE RATIO	BASE RATE LOANS	EUROCURRENCY RATE LOANS
Greater than or equal to 3.5 to 1	2.25%	3.25%
Less than 3.5 to 1 and equal to or greater than 3.0 to 1	2.00%	3.00%
Less than 3.0 to 1 and equal to or greater than 2.5 to 1	1.75%	2.75%
Less than 2.5 to 1	1.50%	2.50%

and (b) with respect to Tranche B Loans maintained as (i) Base Rate Loans, a rate equal to 2.50% per annum and (ii) Eurocurrency Rate Loans, a rate equal to 3.50% per annum.

Subsequent changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as to all Loans 3 Business Days after delivery by the Company to the Administrative Agent of new financial statements pursuant to Section 6.1(a) (Quarterly Reports) for each of the first three Fiscal Quarters of each Fiscal Year and Section 6.1(b) (Annual Reports) for each Fiscal Year. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if the Company shall fail to deliver such financial statements within the time periods specified in Section 6.1(a) or (b), as applicable, the Applicable Margin from and including the 49th day after the end of such Fiscal Quarter or the 94th day after the end of such Fiscal Year, as the case may be, to but not including the date the Company delivers to the Administrative Agent such financial statements shall equal the highest possible Applicable Margin provided for by this definition.

“Applicable Unused Commitment Fee Rate” means (a) during the period commencing on the Closing Date and ending 3 Business Days after the receipt by the Administrative Agent of the financial statements required to be delivered pursuant to Section 6.1(a) (Quarterly Reports) for the first full Fiscal Quarter ending after the Closing Date, 0.50% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Leverage Ratio (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) set forth below:

LEVERAGE RATIO	APPLICABLE UNUSED COMMITMENT FEE RATE
Greater than or equal to 3.5 to 1	0.50%
Less than 3.5 to 1	0.375%

Subsequent changes in the Applicable Unused Commitment Fee Rate resulting from a change in the Leverage Ratio shall become effective 3 Business Days after delivery by the Company to the Administrative Agent of new financial statements pursuant to Section 6.1(a) (Quarterly Reports) for each of the first three Fiscal Quarters of each Fiscal Year and Section 6.1(b) (Annual Reports) for each Fiscal Year. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if the Company shall fail to deliver such financial statements with the time periods specified in Section 6.1(a) or (b), as applicable, the Applicable Unused Commitment Fee from and including the 49th day after the end of such Fiscal Quarter or the 94th day after the end of such Fiscal Year, as the case may be, to but not including the date the Company delivers to the Administrative Agent such financial statements shall conclusively equal the highest possible Applicable Unused Commitment Fee Rate provided for in this definition.

“Approved Fund”  means any Fund that is advised, or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Salomon Smith Barney Inc. and Goldman Sachs Credit Partners L.P., in their capacities as joint lead arrangers and joint book managers.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Available Credit” means, at any time, an amount equal to (a) with respect to Dollar/Euro Revolving Loans, the then effective aggregate Dollar/Euro Revolving Credit Commitments minus the Dollar/Euro Revolving Credit Outstandings at such time, and (b) with respect to Yen Revolving Loans, the then effective aggregate Yen Revolving Credit Commitments minus the aggregate Yen Revolving Credit Outstandings at such time.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a)  the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)  the sum (adjusted to the nearest .0625% or, if there is no nearest .0625%, to the next higher .0625%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three–month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c)  0.5% per annum plus the Federal Funds Rate.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the preamble to this Agreement.

“Borrowing” means a borrowing consisting of Loans made in the same currency on the same day by the Lenders ratably according to their respective Commitments. A Borrowing may be a Revolving Credit Borrowing, a Tranche A Borrowing, a Tranche B Borrowing, a Tranche C Borrowing, or a Swing Loan Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York and (a) for notices, determinations, fundings and payments in connection with any Loan denominated in Yen, a day of the year on which banks are not required or authorized to close in Tokyo, Japan or in Hong Kong, (b) with respect to any Loan denominated in Euros, any such day for (i) payments or purchases of Euros, a TARGET Business Day and (ii) all other purposes, including the giving and receiving of notices, a TARGET Business Day on which banks are generally open for business in London, England, Frankfurt, Germany and in any other principal financial center as the Administrative Agent may from time to time determine for this purpose, (c) for notices, determinations, fundings and payments in connection with any Loan to the Canadian Borrower, a day of the year on which banks are not required or authorized to close in Toronto, Canada, and (d) with respect to all notices (except with respect to general matters not relating directly to funding), determinations and fundings in connection with, and payments of principal and interest on, Eurocurrency Rate Loans, any day which is a day for trading by and between banks in deposits of the applicable currency for such Loans in the interbank eurocurrency market. For purposes of this definition, a “TARGET Business Day” is a day when the Trans-European Automated Real-time Gross Settlement Express Transfer System, or any successor thereto, is scheduled to be open for business.

“Canadian Borrower” has the meaning given to it in the preamble hereto.

“Canadian Lending Office” means with respect to any Tranche C Lender, the office of such Lender specified as its “Canadian Lending Office” opposite its name on Schedule II (Applicable Lending Office and Addresses for Notices) or on the Assignment and Acceptance by which it became a Tranche C Lender or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant, equipment or software on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP, excluding interest capitalized during construction; provided, however, that “Capital Expenditures” shall not include property, plant, equipment or software listed on the consolidated balance sheet of the Acquired Business acquired as part of a Permitted Acquisition.

“Capital Lease” means, with respect to any Person, any lease (or other arrangement conveying the right to use) of property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Cash Collateral Account” has the meaning specified in the Pledge and Security Agreements.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by any of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, or the United States government or any agency or instrumentality of the foregoing (provided that the full faith and credit of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, or the United States, respectively, is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (b) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic or foreign commercial bank having capital and surplus in excess of $500,000,000.00 and a Thomson Bank Watch Rating of “B” or better; (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above; (d) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, Inc. and in each case maturing within six months after the date of acquisition of such commercial paper; and (e) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition; provided, however, that securities of the Company, the Unilever Group or any of their respective Affiliates shall not be “Cash Equivalents”.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non–Cash Interest Expense of such Person for such period.

“Cash Management Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof by the Administrative Agent, any Lender or any Affiliate thereof in connection with this Agreement or any Loan Document, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.

“Cayman Subsidiary” means Johnson Diversey Cayman Inc., a limited liability company organized under the laws of the Cayman Islands.

“Change of Control” means the occurrence of any of the following:

(a)  the sale, conveyance, transfer or other disposition (other than by way of merger, amalgamation or consolidation) of all or substantially all of the properties or assets of Holdings, the Company and the Material Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than any member of the Johnson Family Group;

(b)  any event, transaction or occurrence as a result of which (i) Holdings shall cease to own and control all of the outstanding Stock of the Company (other than the Consumer Share) or (ii) the Johnson Family Group shall cease to beneficially own greater than 50% of the outstanding Voting Stock of Holdings;

(c)  any “person” (as such term is used in Section 13(d)(3)), other than any member of the Johnson Family Group or any member of the Unilever Group, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the Voting Stock of Holdings or the Company, calculated on a fully diluted basis;

(d)  at any time after a Public Market shall exist, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings or the Company (together with (i) any directors whose election or appointment by the Board of Directors of Holdings or the Company, as applicable, or whose nomination for election by the stockholders of Holdings or the Company, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, (ii) any directors whose election or appointment by the Board of Directors of Holdings or the Company, as applicable, or whose nomination for election by the stockholders of Holdings or the Company, as applicable, was approved by any member of the Unilever Group pursuant to the terms of the Stockholders’ Agreement or any member of the Johnson Family Group, and (iii) any directors elected pursuant to the terms of any stockholders’ agreement among the stockholders of Holdings or the Company, as applicable) cease for any reason to constitute a majority of the Board of Directors of Holdings or the Company, as applicable, then in office, or

(e)  the merger, amalgamation or consolidation of Holdings or the Company, as applicable, with or into another Person or the merger of another Person with or into Holdings or the Company, as applicable (each, a “Business Combination”), shall have occurred, and the securities of Holdings or the Company, as applicable, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Holdings or the Company, as applicable, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the corporation or entity resulting from such Business Combination (including an entity which as a result of the Business Combination owns Holdings or the Company either directly or through one or more Subsidiaries) that represent immediately after giving effect to such transaction, greater than 50% of the outstanding Voting Stock of the corporation or entity resulting from such Business Combination (including an entity which as a result of the Business Combination owns Holdings or the Company either directly or through one or more Subsidiaries).

Notwithstanding anything in this definition to the contrary, “Change of Control” shall not be construed to permit any transaction otherwise prohibited pursuant to the terms of Section 8.6 (Restrictions on Fundamental Changes; Permitted Acquisitions).

“Citibank” means Citibank, N.A., a national banking association.

“Closing Date” means the first date on which any Loan is made or any Letter of Credit is Issued.

“CMI Holdco Note” means the Promissory Note in the aggregate principal amount of $12,000,000 due November 30, 2009 and given by the Company in favor of its parent, Commercial Markets Holdco, Inc., issued in connection with the spin off of the Company from Johnson Consumer in 1999.

“Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto).

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means the Pledge and Security Agreements, the Mortgages, each agreement granting a security interest in a Deposit Account or a Securities Account and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Commitment” means, with respect to any Lender, such Lender’s Dollar/Euro Revolving Credit Commitment, if any, Yen Revolving Credit Commitment, if any, Tranche A Commitment, if any, Tranche B Commitment, if any, and Tranche C Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments, Tranche A Commitments, Tranche B Commitments and Tranche C Commitments of all Lenders.

“Company” has the meaning specified in the preamble to this Agreement.

“Company’s Accountants” means Arthur Andersen LLP or other independent nationally-recognized public accountants acceptable to the Agents.

“Compliance Certificate” has the meaning specified in Section 6.1(c) (Compliance Certificate).

“Concentration Account” means any Deposit Account maintained by any Material Loan Party that is (a) a concentration account or (b) that maintains, during any calendar month, an average aggregate overnight balance in excess of the Dollar Equivalent of $1,000,000.

“Consolidated Current Assets” means, with respect to any Person at any date, the total consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries at such date, determined in conformity with GAAP.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid in cash to such Person or Subsidiary and (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent such restriction or limitation limits the use by such Person or such Person’s Affiliates from applying the proceeds of such dividends of other distributions to repay, directly or indirectly the Obligations.

“Consolidated Total Assets” of any Person means, at any date, the total assets of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP minus (a) any minority interest in any Person that would be reflected on a consolidated balance sheet of such Person and its Subsidiaries at such date prepared in conformity with GAAP and (b) any Securities issued by such Person held as treasury securities.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document (other than policy or procedural manuals or other similar documents) setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Consumer Share” means the single share of the Company that is owned legally and beneficially by Johnson Consumer and that has no associated voting rights.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum–derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“CUSA” has the meaning specified in the preamble to this Agreement.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a)  Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b)  Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)  deposits made in the ordinary source of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits;

(d)  encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e)  encumbrances arising under leases or subleases of real property that do not, in the aggregate over all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)  financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(g)  pledges or deposits securing (i) the performance of bids, tenders, leases or contracts (other than for the repayment of borrowed money) or leases to which such Person is a party as lessee made in the ordinary course of business, (ii) indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money), (iii) public or statutory obligations or surety, custom or appeal bonds or (iv) indemnity, performance or other similar bonds in the ordinary course of business; and

(h)  any attachment or judgment Lien unless the judgment it secures has not, within 30 days after entry of such judgment, been discharged or execution stayed pending appeal, or has not been discharged within 30 days after the expiration of any such stay.

“Debt/Cash Balance Adjustment ” means any adjustment, reimbursement or other amount received in cash by any JD Entity after the Closing Date pursuant to the terms of the Acquisition Agreement in the event that either (a) the Final DiverseyLever Closing Debt/Cash Amount exceeds the DiverseyLever Base Debt/Cash Balance or (b) the CMI Base Debt/Cash Balance exceeds the Final CMI Closing Debt/Cash Amount. For purposes of the foregoing definition, capitalized terms used in the foregoing definition that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Acquisition Agreement.

“Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by any JD Entity and, for the avoidance of doubt, it is acknowledged and agreed that “Debt Issuance” shall include any Securitization Facility consummated or increased by any JD Entity on or after the Closing Date.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Delayed Closing” has the meaning given to such term in the Acquisition Agreement.

“Delayed Closing Adjustment” means any cash adjustment, reimbursement, interest payment or other amount, including any Section 3.4(e) Adjustment (as defined in the Acquisition Agreement), paid by Seller to any JD Entity after the Closing Date pursuant to Section 3.4(e) of the Acquisition Agreement in connection with the Company’s election to terminate the parties’ obligations under the Acquisition Agreement to buy and sell any Delayed Assets or Delayed Shares (each, as defined in the Acquisition Agreement) subject to a Delayed Closing.

“Deposit Account” has the meaning specified in the UCC.

“Disclosure Documents” means, collectively, (i) the confidential information memoranda and related materials prepared in connection with the syndication of the Facilities, and (ii) the Rule 144A Offering Memorandum prepared by the Company dated April 29, 2002.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Company or any of its Subsidiaries in the ordinary course of its business.

“Dollar Equivalent” means at the time of determination thereof (a) with respect to Dollars, the amount in Dollars and (b) with respect to any Alternate Currency, the equivalent of such currency in Dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternate Currency.

“Dollar/Euro Issuer” means each Dollar/Euro Revolving Credit Lender or Affiliate of a Dollar/Euro Revolving Credit Lender that (a) is listed on the signature pages hereof as a “Dollar/Euro Issuer” or (b) hereafter becomes a Dollar/Euro Issuer with the approval of the Administrative Agent and the Company by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Company to be bound by the terms hereof applicable to Dollar/Euro Issuers.

“Dollar/Euro Revolving Credit Borrowing ” means Dollar/Euro Revolving Loans made on the same day by the Dollar/Euro Revolving Credit Lenders ratably according to their respective Dollar/Euro Revolving Credit Commitments.

“Dollar/Euro Revolving Credit Commitment ” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Dollar/Euro Revolving Loans to the Company and acquire interests in other Dollar/Euro Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Dollar/Euro Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate principal amount of all Dollar/Euro Revolving Credit Commitments on the Closing Date shall be $210,000,000.

“Dollar/Euro Revolving Credit Facility” means the Dollar/Euro Revolving Credit Commitments and the provisions herein related to the Dollar/Euro Revolving Loans, the Swing Loans and Letters of Credit denominated in Dollars or Euros.

“Dollar/Euro Revolving Credit Lender” means each Lender having a Dollar/Euro Revolving Credit Commitment.

“Dollar/Euro Revolving Credit Outstandings” means, at any particular time, the sum of the Dollar Equivalent of (a) the principal amount of the Dollar/Euro Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations of the Company denominated in Dollars or Euros outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Dollar/Euro Revolving Loan” has the meaning specified in Section 2.1(a) (Revolving Credit Commitments).

“Dollar/Euro Unused Commitment Fee” has the meaning specified in Section 2.12(a) (Fees).

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Domestic Loan Party” means any Loan Party organized under the laws of any state of the United States of America or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary of the Company organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, with respect to any Person for any period (a) Consolidated Net Income of such Person for such period, plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication,

(i)  any provision for income taxes,

(ii)  Interest Expense,

(iii)  loss from extraordinary items,

(iv)  amortization and depreciation expense,

(v)  other than as provided for in clause (vi) below, all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, and

(vi)  all restructuring charges (as determined in conformity with GAAP) and Integration Charges whether or not paid in cash during such period;

minus (c) the sum of, in each case to the extent included (other than with respect to the Reserve for Exit Costs) in the calculation of such Consolidated Net Income but without duplication,

(i)  any credit for income tax,

(ii)  gains from extraordinary items for such period,

(iii)  any aggregate net gain from the sale, exchange or other disposition of capital assets by such Person outside the ordinary course of business,

(iv)  any other non-cash gains or other items outside the ordinary course of business which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent,

(v)  the sum of cash expenditures in respect of non-cash charges included in clause (b)(v) above,

(vi)  (A)  Restructuring Cash Expenditures for such period and (B) cash expenditures in respect of restructuring charges and Integration Charges in excess of an aggregate of $125,000,000.

Notwithstanding the foregoing, for purposes of determining (a) the Leverage Ratio for any period ending prior to June 27, 2003, EBITDA shall be determined on an annualized basis, that is, by dividing 365 by the number of days in the applicable period and multiplying the result thereof by EBITDA for such period and (b) any Excess Cash Flow for any period, cash expenditures relating to Restructuring Charges deducted in such period pursuant to clause (c)(vi) above shall be actual cash expenditures made in such period and not the Restructuring Cash Expenditures for such period.

“Eligible Assignee” means (a) with respect any assignee not making a Loan to the Canadian Borrower or the Japanese Borrower, (i) a Lender or any Affiliate or Approved Fund of any Lender (any two or more Approved Funds of a Lender being treated as a single Eligible Assignee for all purposes hereof); (ii) a commercial bank having total assets in excess of $5,000,000,000 or otherwise reasonably acceptable to the Administrative Agent; (iii) a finance company, insurance company, other financial institution or Fund reasonably acceptable to the Administrative Agent that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans as one of its businesses or a finance company, insurance company, other financial institution or Fund which is otherwise reasonably acceptable to the Administrative Agent; or (iv) a savings and loan association or savings bank organized under the laws of the United States or any State thereof which has a net worth, determined in accordance with GAAP, in excess of $250,000,000 provided, that no Affiliate of the Company or the Unilever Group shall be an Eligible Assignee, (b) with respect to an assignment by any Tranche C Lender, a Tranche C Lender which is also an entity described in the foregoing clause (a), and (c) with respect to an assignment by any Yen Revolving Credit Lender, a Yen Revolving Credit Lender which is also an entity described in the foregoing clause (a).

“Emergency” shall mean an immediate and serious risk to human health or the Environment which requires a prompt response, and shall include a fire, explosion, act of God, flood or sudden Release.

“Environment” means any of the following media: (a) land, including surface land, subsurface strata, sea bed and river bed under water (as defined in clause (b) hereof) and any natural or man-made structures; (b) water, including coastal and inland waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and (c) air, including indoor and outdoor air and air within buildings and other man-made or natural structures above or below ground; including any living organism or system supported by any such media.

“Environmental Claim” means any legal proceeding, written claim or allegation, notice of violation, order or directive (conditional or otherwise), judgment or Lien by any Person relating to, resulting from or based upon an Environmental Matter.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, (whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute) and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Environmental Matters” means: (a) pollution or contamination or the significant threat of pollution or contamination of the Environment, including soil or groundwater contamination or the occurrence or the existence of or the continuation of the existence of a Release (including sudden or non-sudden, accidental or non-accidental leaks or spills); (b) the treatment, disposal, release, spillage, deposit, escape, discharge, leak, emission, leaching or migration of any Contaminant; (c) exposure of any person to any Contaminant; (d) the creation of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the Environment; (e) the violation, or alleged violation of any Environmental Law or any environmental Permit; (f) any other matters relating to the condition, protection, maintenance, restoration or replacement of the Environment or any part of it arising directly or indirectly out of the generating, manufacturing, processing, treatment, storage, keeping, handling, use (including as a building material), possession, supply, receipt, sale, purchase, import, export, transportation or presence of any Contaminant; or (g) any Emergency.

“Equity Issuance” means the issue or sale of any Stock of Holdings, the Company or any Subsidiary of the Company by Holdings, the Company or any Subsidiary of the Company, respectively, to any Person other than Holdings, the Company or any Wholly Owned Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto).

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) under common control or treated as a single employer with the Holdings, the Company or any of the Company’s Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Company, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan in a distress situation or the treatment of a plan amendment as a distress termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on Holdings, the Company or any of the Company’s Subsidiaries or any ERISA Affiliate or (i) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan.

“Euro” and the sign “E” each mean the lawful money of the member states of the European Union.

“Euro Borrower” has the meaning set forth in the preamble hereto.

“Eurocurrency Base Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars, Euros or Yen, as applicable, for the applicable Interest Period appearing on the Screen as of 11:00 a.m., local time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Screen, the Eurocurrency Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent, or, in the absence of such availability, the Eurocurrency Base Rate shall be the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars, Euros or Yen, as applicable, are offered by, in the case of Dollars or Euros, the principal office of Citibank in London or, in the case of Yen, the principal office of Citibank in Hong Kong to major banks in the London, Hong Kong or Tokyo (as the case may be) interbank market at 11:00 a.m. Local Time two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurocurrency Rate Loan of Citibank for a period equal to such Interest Period.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurocurrency Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurocurrency Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurocurrency Rate is determined) having a term equal to such Interest Period.

“Eurocurrency Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurocurrency Rate.

“Event of Default” means any of the events specified in Section 9.1 (Events of Default).

“Excess Cash Flow” means, for the Company for any period, (a) EBITDA of the Company for such period plus (b) the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period minus (c) the sum of (without duplication) (i) scheduled cash principal payments on the Loans during such period and optional cash principal payments on the Loans during such period (but only to the extent in the case of optional cash payments of the Revolving Credit Loans that the Revolving Credit Commitments are permanently reduced by the amount of such payments), (ii) scheduled cash principal payments made by the Company or any of its Subsidiaries during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement, (iii) scheduled payments made by the Company or any of its Subsidiaries during such period on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are permitted by this Agreement, (iv) Capital Expenditures (to the extent not financed by the incurrence of Indebtedness) made by the Company or any of its Subsidiaries during such period to the extent permitted by this Agreement, (v) dividends or other distributions of the Company during such period to the extent permitted hereunder and actually paid, (vi) cash payments made by the Company or any of its Subsidiaries to satisfy income tax obligations of any JD Entity, (vii) Cash Interest Expense of the Company and its Subsidiaries during such period, (viii) restructuring charges that have been expensed but have not yet been paid in cash and (ix) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period.

“Exchange Act ” means the Securities Exchange Act of 1934.

“Existing Sale Leaseback Documentation” means the documentation in effect on the date hereof governing the sale leaseback transactions entered into by Diversey Lever, Inc. (and assigned to the Company or a Subsidiary thereof in connection with the Acquisition) and GATX Capital Corporation in connection with certain real properties located in East Stroudsburg, Pennsylvania and Sharonville, Ohio, in each case as more fully set forth on Schedule 8.15 (Existing Sale Leasebacks).

“Facilities” means (a) the Tranche A Facility, (b) the Tranche B Facilities, (c) the Tranche C Facility and (d) the Revolving Credit Facilities.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by (i) the Company’s management, if the value of such asset or group of assets is less than or equal to the Dollar Equivalent of $10,000,000, (ii) the Board of Directors of the Company if the value of such asset or group of assets is more than the Dollar Equivalent of $10,000,000 or (iii) if such asset or group of assets shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such business day by a financial institution of recognized standing regularly dealing in securities of such type and selected by the Administrative Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” shall mean the letter dated as of November 20, 2001, addressed to the Company from CUSA and the Arrangers and accepted by the Company on November 20, 2001, with respect to certain fees to be paid from time to time to CUSA and the Arrangers.

“Finance Subsidiary” means the Cayman Subsidiary or any other special purpose financial subsidiary established by the Company and consented to by the Administrative Agent (other than a special purpose financial subsidiary established for the sole purpose of consummating one or more Securitization Facilities).

“Financial Covenant Debt” of any Person means, without duplication, Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (g),(h), (j) and (k) (other than Indebtedness in respect of any Securitization Facility existing on the Closing Date up to a maximum principal amount of $55,000,000) of the definition of “Indebtedness”; provided, however, that Indebtedness of the type specified in clause (k) of the definition of “Indebtedness” shall not be included in any calculation of “Financial Covenant Debt” used solely to determine the Applicable Margin or Applicable Unused Commitment Fee Rate.

“Financial Covenant Period” means, (a) for any fiscal period ending prior to June 27, 2003, the period commencing on the Closing Date and ending with the end of such fiscal period, and (b) with respect to each Fiscal Quarter ending June 27, 2003 and thereafter, the four preceding Fiscal Quarters ending with the end of such Fiscal Quarter.

“Financial Statements” means the financial statements of the Company and the Company’s Subsidiaries delivered in accordance with Sections 4.4 (Financial Statements and other information) and 6.1 (Financial Statements).

“Fiscal Quarter” means each approximately three month period ending on the Friday nearest the end of each calendar quarter.

“Fiscal Year” means the 52 or 53 week period ending on or about each December 31.

“Fixed Charge Coverage Ratio” means, with respect to any period, the ratio of (a) EBITDA of the Company and its Subsidiaries for such period to (b) the sum of, without duplication, (i) the Interest Expense of the Company and its Subsidiaries for such period, (ii) the principal amount of Financial Covenant Debt of the Company and its Subsidiaries determined on a consolidated basis in conformity with GAAP having a scheduled due date during such period and (iii) all cash dividends payable under Sections 1 and 2 on Schedule 8.5 (Restricted Payments) by the Company and its Subsidiaries on Stock in respect of such period to Persons other than the Company and its Subsidiaries.

“Foreign Plan” means an employee benefit plan to which the Borrowers, any of their Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise) with respect to employees who are not employed in the United States.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“Former Real Property” means any site or facility which was owned, occupied or used directly or indirectly prior to (but no longer as at) the Closing Date by any JD Entity or any of its or their predecessors in the Acquired Business or otherwise.

“Fund ” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP ” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination; provided, however, that with respect to the Financial Statements of each Foreign Subsidiary, “GAAP ” shall mean generally accepted accounting principles as in effect from time to time or such other statements as may be in general use by significant segments of the applicable accounting profession, that are applicable to the circumstances as of the date of determination and in effect in the jurisdiction of such Foreign Subsidiary, subject in all cases to the proviso in Section 1.3(b) (Accounting Terms and Principles).

“GE Capital ” means General Electric Capital Corporation.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Guarantor” means Holdings, the Company (with respect to its guaranty of the Euro Borrower’s obligations and the Japanese Borrower’s obligations) and each Subsidiary Guarantor.

“Guaranty” means each guaranty, in substantially the form of Exhibit H-1 (Form of Guaranty) (with such changes thereto as the Company and the Administrative Agent may be required by Requirements of Law or customary practice in the jurisdiction in which the applicable Guarantor is located), in each case executed by one or more Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring such liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged (other than endorsements for collection or deposit made in the ordinary course of business), or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is as described in the preliminary clause of sentence. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdings” has the meaning specified in the preamble to this Agreement.

“Housemark License Agreement ” means that certain agreement dated May 3, 2002 between Johnson Consumer and the Company with respect to the housemarks, including the mark “JohnsonDiversey”.

“Inactive Subsidiary” means any Subsidiary of the Company that on such date and, as of any date, on a consolidated basis with its Subsidiaries, has assets with an aggregate fair market value of less than the Dollar Equivalent of $25,000 and had revenues of less than the Dollar Equivalent of $25,000 during the most recent 12-month period.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person, (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (k) all obligations of such Person under any Securitization Facility.

“Indebtedness to be Paid” means the Indebtedness of the Company or any of its Subsidiaries listed on Schedule 4.16 (Use of Proceeds).

“Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Integration Charges” means charges associated solely with the amalgamation of the Acquired Business and the Company and include only the following: (a) one-time manufacturing rationalization charges, (b) write-off of inventory as part of stock keeping unit rationalization (not including write-off of inventory in the ordinary course of business), (c) one-time logistics and customer service charges, (d) sales and marketing headcount reduction costs associated with integration severance and redundancy, (e) sales and marketing training costs associated with integration, (f) general and administrative headcount reduction costs associated with integration severance and redundancy, (g) information technology headcount reduction costs associated with integration severance and redundancy, (h) one-time research and development charges associated with integration, (i) environmental system and training programs bringing the Acquired Business’ systems into alignment with the Company’s existing systems, (j) health and safety system and training programs bringing the Acquired Business’ systems in alignment with the Company’s existing systems, (k) costs associated with the Acquired Business’ previously announced and identified restructuring programs referred to as “Core”, “Verdi”, “Big Delta” and “Parmesan” to the extent have not previously been expensed by the Acquired Business and (l) specifically identifiable costs associated with personnel training and the retention of consultants in connection with the integration of the Acquired Business’ and the Company’s existing information technology systems (excluding all costs of installing and implementing any systems not implemented on the Closing Date).

“Interbank Rate” means, for any period, (i) in respect of Loans denominated in Dollars, the Federal Funds Rate and (ii) in respect of loans denominated in Euros or Yen, the Administrative Agent’s cost of funds for such period.

“Intercompany Borrower” means each JD Entity that executes and delivers an Intercompany Note.

“Intercompany Collateral Agent” means the Cayman Subsidiary or any other collateral agent appointed on behalf of one or more Intercompany Lender to hold collateral on its behalf pursuant to the collateral agency agreement dated as of the date hereof, as may be amended from time to time.

“Intercompany Collateral Documents” means the Intercompany Pledge and Security Agreements, the Intercompany Mortgages and any other document executed and delivered by an Intercompany Loan Party granting a Lien on any of its property to secure payment of an Intercompany Loan and related obligations.

“Intercompany Guarantees” means each guaranty, in substantially the form of Exhibit H-2 (Form of Intercompany Guaranty) executed and delivered by a Subsidiary of Holdings in favor of an Intercompany Lender and assigned to the Administrative Agent including those set forth on Schedule 3.1(c) (Intercompany Guarantees).

“Intercompany Guarantor” each JD Entity that executes and delivers an Intercompany Guarantee.

“Intercompany Lender” means each Subsidiary of Holdings that has made Intercompany Revolving Loans or Intercompany Term Loans to any Intercompany Borrower, including each Finance Subsidiary.

“Intercompany Loans” means, collectively, the Intercompany Term Loans and the Intercompany Revolving Loans.

“Intercompany Loan Documents” means the Intercompany Notes, the Intercompany Guarantees, the Intercompany Collateral Documents and each other document executed and delivered by an Intercompany Loan Party.

“Intercompany Loan Party” means each Subsidiary of Holdings that is an Intercompany Borrower or an Intercompany Guarantor.

“Intercompany Mortgages” means the mortgages, deeds of trust or other real estate security documents executed and delivered by an Intercompany Loan Party in favor of an Intercompany Lender and assigned to the Administrative Agent including those set forth on Schedule 3.1 (d) (Mortgages).

“Intercompany Notes” means each Intercompany Revolving Credit Note and each Intercompany Term Note.

“Intercompany Obligations” means, in the case of any Intercompany Borrower, its obligations under any Intercompany Note made by it, and, in the case of any Intercompany Guarantor, its obligations under any Intercompany Guaranty executed by it.

“Intercompany Pledge and Security Agreements” means each pledge and/or other security agreement executed and delivered by an Intercompany Loan Party in favor of an Intercompany Lender and assigned to the Administrative Agent including those set forth on Schedule 3.1(a) (Pledge and Security Agreements).

“Intercompany Revolving Loan” means each revolving loan made by a Subsidiary of Holdings to another Subsidiary of Holdings.

“Intercompany Revolving Credit Notes” means each promissory note evidencing Intercompany Revolving Loan issued by a Subsidiary of Holdings in favor of another Subsidiary of Holdings and endorsed to the Administrative Agent including those set forth on Schedule 8.3(e) (Existing Intercompany Loans) and Schedule 8.3(f) (Existing Loans to non-Wholly Owned Subsidiaries) and substantially in the form of Exhibit J.

“Intercompany Term Loan” means each term loan made by a Subsidiary of Holdings to another Subsidiary of Holdings.

“Intercompany Term Notes” means each promissory note evidencing an Intercompany Term Loan issued by a Subsidiary of Holdings in favor of another Subsidiary of Holdings and endorsed to the Administrative Agent including those set forth on Schedule 8.3(e)

(Existing Intercompany Loans) and Schedule 8.3(f) (Existing Loans to non-Wholly Owned Subsidiaries) and substantially in the form of Exhibit J.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to Cash Interest Expense of such Person for such period.

“Interest Expense” means, for any Person for any period, without duplication, (a) total interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP and including, in any event, interest capitalized during construction for such period and net costs under Interest Rate Contracts for such period plus (b) dividends or other distributions paid by the Company to Holdings for the purposes of permitting Holdings to make interest payments in respect of the Seller Notes minus (c) net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period determined on a consolidated basis in conformity with GAAP and minus (d) any interest income of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP.

“Interest Period” means, in the case of any Eurocurrency Rate Loan, (a) initially, the period commencing on the date such Eurocurrency Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurocurrency Rate Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.11 (Conversion/Continuation Option), and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurocurrency Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurocurrency Rate Loans are subject to the following:

(i)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)  no Borrower may select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;

(iv)  no Borrower may select any Interest Period in respect of Loans having an aggregate principal amount of less than the applicable Minimum Currency Threshold; and

(v)  there shall be outstanding at any one time no more than (A) fifteen Interest Periods in the aggregate in respect of Dollar/Euro Revolving Loans, (B) five Interest Periods in the aggregate in respect of Yen Revolving Loans and (C) two Interest Periods in the aggregate in respect of each of the (i) Tranche A Facility, (ii) the Tranche B Facility denominated in Dollars, (iii) the Tranche B Facility denominated in Euros and (iv) the Tranche C Facility.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“Inventory” has the meaning specified in the applicable Pledge and Security Agreement.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum stated amount (including by deleting or reducing any scheduled decrease in such maximum stated amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each Dollar/Euro Issuer and each Yen Issuer.

“Italian Factoring Facility” means the factoring of receivables up to a maximum aggregate amount of the Dollar Equivalent of $2,000,000.

“JD Entity” means each of Holdings, the Company and each of the Company’s Subsidiaries.

“Japanese Borrower” has the meaning specified in the preamble to this Agreement.

“Johnson Consumer” means S.C. Johnson & Son, Inc., a Wisconsin corporation.

“Johnson Family Group” means (a) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis or the spouse of any such person; (b) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (a) above; or (c) a Person (other than an individual) controlled directly or indirectly by one or more individuals or entities described in clauses (a) or (b) above (other than Holdings or a Person controlled by Holdings).

“Joint Liabilities” means the Company’s obligations in respect of certain joint ERISA, environmental and product liability obligations of the Company and Johnson Consumer, up to a maximum aggregate cash payment amount of $8,000,000.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.4 (Letters of Credit).

“Letter of Credit Obligations” means, at any time, without duplication, the aggregate of all liabilities at such time of the Borrowers to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(e) (Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).

“Letter of Credit Undrawn Amounts” means, at any time, with respect to either Revolving Credit Facility, the aggregate undrawn amount of all Letters of Credit outstanding at such time under such Revolving Credit Facility.

“Leverage Ratio” means, with respect to any Person for any period, the ratio of (a) Financial Covenant Debt of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the last day of such period to (b) EBITDA for such Person for such period.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), each Guaranty, the Intercompany Loan Documents, the Fee Letter, each Letter of Credit Reimbursement Agreement, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means Holdings, each of the Borrowers, each Guarantor, each Intercompany Loan Party and each other Subsidiary of the Company that executes and delivers a Loan Document.

“Local Time” means, with respect to the Dollar/Euro Revolving Credit Facility, New York time and, with respect to the Yen Revolving Credit Facility, Hong Kong time.

“Mandatory Costs” means in relation to a Loan or unpaid sum the rate per annum notified by any Lender to the Administrative Agent to be the cost to that Lender of compliance with all reserve asset, liquidity or cash margin or other like requirements of the Bank of England, the Financial Services Authority or the European Central Bank and which shall be determined in accordance with Schedule III (Mandatory Costs).

“Material Adverse Change” means (a) a material adverse event, development, change, circumstance or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, prospects or results of operations of Holdings, the Company and the Company’s Subsidiaries, taken as a whole, or (b) a material adverse change in (i) the legality, validity or enforceability of any Loan Document or any Related Document, (ii) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (iii) the ability of the Material Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (iv) the rights and remedies of the Administrative Agent, the Lenders or the Issuers under the Loan Documents.

“Material Adverse Effect ” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Contract ” means the (i) Housemark License Agreement, (ii) the technology disclosure and license agreement dated May 3, 2002 among Johnson Consumer, the Company, and Johnson Polymer, Inc. and (iii) the Waxdale Leases.

“Material Jurisdiction” means each jurisdiction in which any JD Entity is incorporated and which: (a) has operations that had EBITDA in excess of the Dollar Equivalent of $3,000,000 or, at any time that the Company has a Leverage Ratio of 3.5:1 or less, the Dollar Equivalent of $5,000,000, for the most recently completed Fiscal Year; or (b) had total assets as of the end the most recently completed Fiscal Year the aggregate value of which was equal to or in excess of 1.5% of the Total Assets of Holdings and its Subsidiaries, taken as a whole, and in any event shall include the United States, the Cayman Islands, Japan, Netherlands, England and Wales, Argentina, Australia, Belgium, Brazil, Canada, Denmark, Finland, France, Germany, Italy, Mexico, New Zealand, Portugal, Spain, Switzerland and Turkey.

“Material Lease” means the Waxdale Leases and any other lease for real property that (a) is for a term longer that three years and in respect of which aggregate annual lease payments are in excess of the Dollar Equivalent of $1,000,000, or (b) has material importance to the business or operations of any Material Loan Party.

“Material Loan Party” means the Borrowers, the Guarantors and any Intercompany Loan Party that is a Material Subsidiary.

“Material Real Property” means each Owned Property that has a Fair Market Value in excess of the Dollar Equivalent of $1,000,000.

“Material Securities Accounts” means each “Securities Account ” (as defined in the UCC) maintained by any Material Loan Party that maintains an average overnight balance in excess of the Dollar Equivalent of $1,000,000.

“Material Subsidiary” means any Subsidiary of Holdings (other than a Securitization Subsidiary) that is located in a Material Jurisdiction.

“Minimum Currency Threshold ” means, (i) in the case of Loans denominated in Dollars, $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) in the case of Loans denominated in Euros, E2,000,000 or an integral multiple of E1,000,000 in excess thereof and (iii) in the case of Loans denominated in Yen ¥250,000,000 or an integral multiple of ¥100,000,000 in excess thereof.

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by any Loan Party and each Intercompany Mortgage.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, covered by Title IV of ERISA and to which the Company, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, without duplication, proceeds received by any JD Entity after the Closing Date in cash or Cash Equivalents from any:

(a)  Asset Sale, other than an Asset Sale permitted under Section 8.4(a), (b), (c), (d), (e), (g) or (h) (Sale of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale; provided, however, that evidence of each of (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance reasonably satisfactory to it;

(b)  Property Loss Event, net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Property Loss Event; provided, however, that evidence of each of (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance reasonably satisfactory to it;

(c)  Equity Issuance (other than (i) any issuance of common Stock of Holdings occurring in the ordinary course of business to any director, member of the management or employee of Holdings, the Company or the Company’s Subsidiaries and (ii) any issuance of common Stock of Holdings to any Person that is a shareholder of Holdings on the Closing Date), net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (c), evidence of such costs is provided to the Administrative Agent in form and substance reasonably satisfactory to it;

(d)  Debt Issuance other than (i) Indebtedness permitted under clauses (a) through (p) (but not including clause (g)) of Section 8.1(Indebtedness) and (ii) the initial $500,000,000 (or Dollar Equivalent thereof) of Net Cash Proceeds received by the Company from the Debt Issuance permitted under Section 8.1(b) (Indebtedness), in each case net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (d), evidence of such costs is provided to the Administrative Agent in form and substance reasonably satisfactory to it;

(e)  (i)  Debt/Cash Balance Adjustment to the extent the related Indebtedness of the Acquired Business is not repaid using such proceeds, (ii) Working Capital Adjustment to the extent that the aggregate amount of such proceeds exceeds $5,000,000, (iii) Delayed Closing Adjustment or (iv) Acquisition Indemnity Reimbursement, to the extent (a) the related indemnified liabilities and costs are not satisfied or repaid using such proceeds and (b) the aggregate of all proceeds received by Holdings together with each of its Subsidiaries pursuant to all Acquisition Indemnity Reimbursement occurrences, exceeds $5,000,000 (or Dollar Equivalent thereof); or

(f) repayment of any Intercompany Term Note or part thereof.

“Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the calculation of Interest Expense of such Person for such period: (a) the amount of debt discount and debt issuances costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt and (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Non-Funding Lender” has the meaning specified in Section 2.2(f) (Borrowing Procedures).

“Non-U.S. Lender” means each Lender (or the Administrative Agent) or each Issuer that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Credit Note, Tranche A Note, Tranche B Note or Tranche C Note.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Revolving Credit Borrowings).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by each Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest (including interest which, but for the filing of a petition in bankruptcy with respect to any Borrower, would have accrued on any Obligation, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy proceeding), charges, expenses, fees, attorneys’ fees and disbursements and other sums chargeable to the Borrowers under this Agreement or any other Loan Document, and all obligations of any Borrower under any Loan Document to provide cash collateral for Letter of Credit Obligations.

“Other Taxes” has the meaning specified in Section 2.16 (Taxes).

“Outstandings” means, at any particular time, the sum of the Dollar Equivalent of (a) the Dollar/Euro Revolving Credit Outstandings at such time, (b) the Yen Revolving Credit Outstandings at such time and (c) the principal amount of the Term Loans outstanding at such time.

“Owned Property” has the meaning specified in Section 4.7 (Real Property).

“Parallel Debt ” means an amount equal to the Secured Obligations and which are due and payable at the same time as the Secured Obligations (as more fully set out in Clause 2.1 of each of the Dutch Collateral Documents).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit ” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means the acquisition by the Company or any of its Subsidiaries of all or substantially all of the assets or Stock of any Person or of any division, branch or other operating unit thereof (the “Target ”), or the merger or amalgamation of the Target with or into the Company or any Subsidiary of the Company (with the Company, in the case of a merger with the Company, being the surviving corporation) subject, in each case, to the satisfaction of each of the following conditions:

(a)  the Administrative Agent shall receive at least 20 days’ written notice prior to the closing of such acquisition, which notice shall include, without limitation, a reasonably detailed description of such acquisition;

(b)  such acquisition shall be consensual and shall have been approved by the Target’s board of directors and/or shareholders (if required by Requirement of Law or the Constituent Documents of such Target);

(c)  no additional Indebtedness or other material liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Company and Target after giving effect to such acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables, accrued expenses and (iii) other Indebtedness permitted under Section 8.1 (Indebtedness);

(d)  all consideration paid in connection with such acquisition (including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of the Company and Target) shall not exceed, together with all other Permitted Acquisitions, an aggregate of (i) the Dollar Equivalent of $50,000,000 in any twelve-month period and (ii) the Dollar Equivalent of $100,000,000 during the term of the Facilities; provided, however, that (x) at any time after the Company has a Leverage Ratio of 3.5:1 or less (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements)), the foregoing limits shall be increased to (i) the Dollar Equivalent of $100,000,000 and (ii) the Dollar Equivalent of $250,000,000, respectively; provided further, however, that any such increase (1) shall not occur prior to the second anniversary of the Closing Date and (2) shall be of no further effect at any time that the Company’s Leverage Ratio exceeds 3.5:1 (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements)) and (y) at any time after the Company has a Leverage Ratio of 3.0:1 or less (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements)), the foregoing limits shall be eliminated; provided further, however, that any such elimination (1) shall not occur prior to the second anniversary of the Closing Date and (2) shall be of no further effect at any time that the Company’s Leverage Ratio exceeds 3.0:1 (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements));

(e)  at or prior to the closing of such acquisition (unless such deadline is extended with the consent of the Administrative Agent), the Company (or the Subsidiary making such acquisition) and the Target shall have executed such documents and taken such actions as may be required under Section 7.11 (Additional Collateral and Guaranties);

(f)  concurrently with delivery of the notice referred to in clause (a) above, the Company shall have delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, the financial information, financial analysis, documentation or other information relating to such acquisition as the Company has access to and, promptly upon request by the Administrative Agent, such other financial information, financial analysis, documentation or other information relating to such acquisition as the Administrative Agent shall reasonably request;

(g)  on or prior to the closing of such acquisition (unless such deadline is extended with the consent of the Administrative Agent), the Administrative Agent shall have received copies of the acquisition agreement, related Contractual Obligations and instruments, and all lien search results and other documents reasonably requested by the Administrative Agent;

(h)  prior to the closing of such acquisition (unless such deadline is extended with the consent of the Administrative Agent), the Company (or the Subsidiary making such acquisition) shall have retained consultants to conduct tests or assessments of environmental conditions and shall have undertaken such investigations or other actions, in each case consistent with good business practice;

(i)  at the time of the closing of such acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) all representations and warranties contained in Article IV(Representations And Warranties) and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date), (iii) the Dollar Equivalent of the aggregate Available Credit under the Dollar/Euro Revolving Credit Facility and the Yen Revolving Credit Facility shall not be less than $100,000,000; provided, however, that at any time after the Company has a Leverage Ratio of 3.5:1 or less (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements)), this clause (iii) shall no longer be applicable until such time as the Company’s Leverage Ratio exceeds 3.5:1 (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements)) and (iv) the Company shall be in compliance with all financial covenants hereunder for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) on a Pro Forma Basis after giving effect to such acquisition; and

(j)  Notwithstanding the foregoing, an acquisition by the Company or any of its Subsidiaries in respect of which the aggregate consideration paid in connection with such acquisition (including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of the Company and Target) does not exceed the Dollar Equivalent of $10,000,000 shall be a “Permitted Acquisition” whether or not the conditions set forth in clauses (a), (f), (g) or (h) above are satisfied.

“Permitted Intercompany Merger” means (a) a merger or consolidation solely of one or more JD Entities (provided that if one of such JD Entities is a Material Loan Party, the result of such merger or consolidation is that the surviving entity is a Material Loan Party), (b) the acquisition of (i) all or substantially all of the Stock or Stock Equivalents of any JD Entity, (ii) all or substantially all of the assets of any JD Entity or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any JD Entity, in each case by any Material Loan Party or (c) the acquisition of (i) all or substantially all of the Stock or Stock Equivalents of any JD Entity that is not a Material Loan Party, (ii) all or substantially all of the assets of any JD Entity that is not a Material Loan Party or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any JD Entity that is not a Material Loan Party, in each case by any JD Entity that is not a Material Loan Party; provided that after giving effect thereto the Borrowers are in compliance with Section 7.11 (Additional Collateral and Guaranties).

“Permitted Joint Venture” means a Person:

(a)  that is a corporation, limited liability company, joint venture or similar limited liability legal entity hereafter formed or entered into by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person, which legal entity does not constitute a Subsidiary;

(b)  that is not a strategic alliance formed or entered into by the Company or its Subsidiaries with any other Person for the purposes of joint research, product development, marketing, or other similar purposes that does not create a Person;

(c)  that does not own any Equity Interests in a Loan Party nor at any time itself have been a Loan Party;

(d)  in respect of which all Indebtedness or other obligations (in each case whether contingent or otherwise), including any contractually binding commitment to make future capital contributions, assumed by any JD Entity in respect thereof can be quantified; and

(e)  in respect of which all consideration paid in connection with such acquisition (including all transaction costs and all Indebtedness or other obligations (in each case whether contingent or otherwise), including any contractually binding commitment to make future capital contributions, incurred or assumed in connection therewith does not exceed, together with all other Permitted Joint Ventures, an aggregate of the Dollar Equivalent of $25,000,000; provided, however, that at any time after the Company has a Leverage Ratio of 3.5:1 or less (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements)), the foregoing limit shall be increased to (i) the Dollar Equivalent of $25,000,000 for each twelve month period; provided further, however, that any such increase shall be eliminated at any time that the Company’s Leverage Ratio exceeds 3.5:1 (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements)).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Pledge and Security Agreement” means each pledge and/or other security agreement (in the case of the pledge and security agreement executed and delivered by the Domestic Subsidiaries, the Cayman Subsidiary and certain other Material Loan Parties, substantially the form of the agreement attached hereto as Exhibit I (Form of Pledge and Security Agreement)), in each case executed by one or more Borrowers or Guarantors and each Intercompany Pledge and Security Agreement.

“Pledged Notes” means all right, title and interest of any Loan Party in the Instruments (as defined in the UCC) evidencing all Indebtedness owed to such Loan Party.

“Pledged Stock” means the shares of capital stock owned by each Loan Party pledged pursuant to a Collateral Document to, directly or indirectly, secure the Secured Obligations.

“Post Closing Reorganization” means a merger, amalgamation, asset transfer, business transfer or other transaction consummated solely between one or more JD Entities after the Closing Date and in connection with the Acquisition.

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition, investment in a joint venture and sale (or other disposition) of a Person, business or asset consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition, investment, sale (or other disposition) and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in reasonable detail in the relevant Compliance Certificate or other certificate furnished to the Administrative Agent or Lender in connection with the terms of this Agreement in accordance with Regulation S-X under the Securities Act of 1933, as amended.

“Process Agent” has the meaning specified in Section 11.12 (Submission to Jurisdiction; Service of Process).

“Projections” means those financial projections included in the confidential information memoranda and related material prepared in connection with the syndication of the Facilities and provided to the Lenders on February 21, 2002, covering the Fiscal Years ending in 2001 through 2008, inclusive, delivered to the Lenders by the Company and the financial projections dated March     , 2002 relating to EBITDA and Indebtedness of the Company and its Subsidiaries for each Fiscal Quarter ending during the period from the Closing Date to the end of 2004.

“Property Loss Event ” means (a) any loss of or damage to property of Holdings or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance in excess of the Dollar Equivalent of $5,000,000 (individually or in the aggregate for all such losses and damages) or (b) any taking of property of Holdings or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof in excess of the Dollar Equivalent of $5,000,000 (individually or in the aggregate for all such takings).

“Proposed Change” has the meaning specified in Section 11.1 (c) (Amendments, Waivers, Etc.).

“Public Equity Offering” means an underwritten primary public offering of the Common Stock of Holdings or the Company pursuant to an effective registration statement under the Securities Act of 1933.

“Public Market ” means any time at which (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of Holdings or the Company, as applicable, immediately prior to the consummation of such Public Equity Offering has been distributed by means of an effective registration statement under the Securities Act of 1933.

“Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Ratable Portion” or “ratably” means, with respect to any Lender,

(a)  with respect to the Dollar/Euro Revolving Credit Facility, the percentageobtained by dividing (i) the Dollar/Euro Revolving Credit Commitment of such Lender by (ii) the aggregate Dollar/Euro Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the Dollar/Euro Revolving Credit Outstandings owing to such Lender by the Dollar/Euro Revolving Credit Outstandings owing to all Lenders);

(b)  with respect to the Yen Revolving Credit Facility, the percentage obtained by dividing (i) the Yen Revolving Credit Commitment of such Lender by (ii) the aggregate Yen Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the Yen Revolving Credit Outstandings owing to such Lender by the Yen Revolving Credit Outstandings owing to all Lenders);

(c)  with respect to the Tranche A Loans, the percentage obtained by dividing (i) the Tranche A Commitments of such Lender by (ii) the aggregate Tranche A Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the aggregate principal amount of such Lender’s Tranche A Loans by the aggregate principal amount of the Tranche A Loans of all Lenders);

(d)  with respect to the Tranche B Dollar Loans, the percentage obtained by dividing (i) the Tranche B Dollar Commitments of such Lender by (ii) the aggregate Tranche B Dollar Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the aggregate principal amount of such Lender’s Tranche B Dollar Loans by the aggregate principal amount of the Tranche B Dollar Loans of all Lenders);

(e)  with respect to the Tranche C Loans, the percentage obtained by dividing (i) the Tranche C Commitments of such Lender by (ii) the aggregate Tranche C Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the aggregate principal amount of such Lender’s Tranche C Loans by the aggregate principal amount of the Tranche C Loans of all Lenders);

“Receivable” means the indebtedness and other obligations owed to any JD Entity (at the time it arises, and before giving effect to any transfer or conveyance contemplated under any Securitization Facility documentation) or in which any JD Entity has a security interest or other interest, including any indebtedness, obligation or interest constituting an account, contract right, payment intangible, promissory note, chattel paper, instrument, document, investment property, financial asset or general intangible, arising in connection with the sale of goods or the rendering of services by such JD Entity, and further includes, the obligation to pay any finance charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a “Receivable” regardless of whether the account debtor or the applicable Securitization Subsidiary treats such indebtedness, rights or obligations as a separate payment obligation.

“Related Security” means, with respect to any Receivable all of the applicable Securitization Subsidiary’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the financing or lease of which by the applicable JD Entity gave rise to such Receivable, and all insurance contracts with respect thereto, all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable, all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise, all service contracts and other contracts and agreements associated with such Receivable, all records related to such Receivable, all of the applicable Securitization Subsidiaries’ right, title and interest in, to and under the applicable Securitization Facility documentation.

“Register” has the meaning specified in Section 11.2(c) (Assignments and Participations).

“Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).

“Reimbursement Obligations” means, with respect to either Revolving Credit Facility all matured and unpaid reimbursement or repayment obligations of the applicable Borrower to any Issuer with respect to amounts drawn under Letters of Credit issued under such Revolving Credit Facility.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any JD Entity in connection therewith that are not initially applied to prepay the Loans pursuant to Section 2.9 (Mandatory Prepayments) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Property Loss Event in respect of which a Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of a Borrower stating that no Default or Event of Default has occurred and is continuing and that a Borrower (directly or indirectly through one of its Subsidiaries) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Property Loss Event to acquire replacement assets useful in its or one of its Subsidiaries’ businesses or, in the case of a Property Loss Event, to effect repairs.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Prepayment Date to acquire replacement assets useful in the Company’s business or, in the case of a Property Loss Event, to effect repairs.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after the receipt of Net Cash Proceeds from such Reinvestment Event and (b) the date that is five Business Days after the date on which a Borrower shall have notified the Administrative Agent of such Borrower’s determination not to acquire replacement assets useful in the Company’s or a Subsidiary’s business (or, in the case of a Property Loss Event, not to effect repairs) with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Documents” means the Acquisition Agreement, the Senior Subordinated Debt Documents, the Seller Note Documents, the Stockholders Agreement, the Sales Agency Agreement, the Ancillary Agreements (as defined in the Acquisition Agreement) and each other material document and instrument executed with respect thereto.

“Related Obligations” has the meaning specified in Section 10.8 (Collateral Matters Relating to Related Obligations).

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the Environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required under Environmental Laws to (a) clean up, remove, treat or in any other way address any Release, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger the Environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, Lenders having more than fifty percent (50%) of the sum of the Dollar Equivalent of (a) the aggregate outstanding amount of the Dollar/Euro Revolving Credit Commitments or, after the Revolving Credit Termination Date, the Dollar/Euro Revolving Credit Outstandings, (b) the aggregate outstanding amount of the Yen Revolving Credit Commitments or, after the Revolving Credit Termination Date, the Yen Revolving Credit Outstandings, (c) the aggregate outstanding amount of the Tranche A Commitments or, after the Closing Date, the aggregate principal amount of all Tranche A Loans then outstanding, (d) the aggregate outstanding amount of the Tranche B Commitments or, after the Closing Date, the aggregate principal amount of all Tranche B Loans then outstanding and (e) the aggregate outstanding amount of the Tranche C Commitments or, after the Closing Date, the aggregate principal amount of all Tranche C Loans then outstanding . A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”

“Requisite Revolving Credit Lenders” means, collectively, Lenders having more than fifty percent (50%) of the sum of the Dollar Equivalent of (a) the aggregate outstanding amount of the Dollar/Euro Revolving Credit Commitments or, after the Revolving Credit Termination Date, the Dollar/Euro Revolving Credit Outstandings and (b) the aggregate outstanding amount of the Yen Revolving Credit Commitments or, after the Revolving Credit Termination Date, the Yen Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Revolving Credit Lenders.”

“Requisite Tranche A Lenders” means Tranche A Lenders having more than (a) fifty percent (50%) of the aggregate outstanding amount of the Tranche A Commitments or (b) after the Closing Date, fifty percent (50%) of the aggregate principal amount of all Tranche A Loans then outstanding.

“Requisite Tranche B Dollar Lenders” means Tranche B Dollar Lenders having more than (a) fifty percent (50%) of the aggregate outstanding amount of the Tranche B Dollar Commitments or, (b) after the Closing Date, fifty percent (50%) of the aggregate principal amount of all Tranche B Dollar Loans then outstanding.

“Requisite Tranche B Euro Lenders” means Tranche B Euro Lenders having more than (a) fifty percent (50%) of the Dollar Equivalent of the aggregate outstanding amount of the Tranche B Euro Commitments or, after the Closing Date, fifty percent (50%) of the Dollar Equivalent of the aggregate principal amount of all Tranche B Euro Loans then outstanding.

“Requisite Tranche C Lenders” means Tranche C Lenders having more than (a) fifty percent (50%) of the aggregate outstanding amount of the Tranche C Commitments or, (b) after the Closing Date, fifty percent (50%) of the aggregate principal amount of all Tranche C Loans then outstanding.

“Reserve for Exit Costs” means that portion of the one time reserve for exit costs (established in conformity with the U.S. GAAP on the Closing Date) in excess of $40,000,000.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalents of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents or a dividend or distribution payable solely to any Borrower or one or more Subsidiary Guarantors, and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Company or any of its Subsidiaries now or hereafter outstanding other than one payable solely to any Borrower or one or more Subsidiary Guarantors.

“Restructuring Cash Expenditures” means:

(a)  with respect to the Financial Covenant Period ending on or about September 30, 2002 (the “First Financial Covenant Period ”), 42% of the actual cash payments made in respect of Adjusted Restructuring Charges during such period;

(b)  with respect to the Financial Covenant Period ending on or about December 30, 2002, the sum of (i) 67% of the actual cash payments made in respect of Adjusted Restructuring Charges during the First Financial Covenant Period plus (ii) 25% of the of the actual cash payments made in respect of Adjusted Restructuring Charges during the Fiscal Quarter then ending;

(c)  with respect to the Financial Covenant Period ending on or about March 31, 2003, the sum of (i) 92% of the actual cash payments made in respect of Adjusted Restructuring Charges during the First Financial Covenant Period plus (ii) 50% of the of the actual cash payments made in respect of Adjusted Restructuring Charges during the Fiscal Quarter ending December 30, 2002 plus (iii) 25% of the actual cash payments made in respect of Adjusted Restructuring Charges during the Fiscal Quarter then ending;

(d)  with respect to each Financial Covenant Period ending on or about June 30, 2003, September 30, 2003 and December 31, 2003, the sum of (i) 100% of the actual cash payments made in respect of Adjusted Restructuring Charges during the first Fiscal Quarter in such period, plus (ii) 75% of the actual cash payments made in respect of Adjusted Restructuring Charges during the second Fiscal Quarter in such period, plus (iii) 50% of the actual cash payments made in respect of Adjusted Restructuring Charges during the third Fiscal Quarter in such period, plus (iv) 25% of the actual cash payments made in respect of Adjusted Restructuring Charges during the Fiscal Quarter then ending;

(e)  with respect to the Financial Covenant Period ending on or about March 31, 2004, the sum of (i) 100% of the actual cash payments made in respect of Adjusted Restructuring Charges during the first Fiscal Quarter in such period, plus (ii) 75% of the actual cash payments made in respect of Adjusted Restructuring Charges during the second Fiscal Quarter in such period, plus (iii) 50% of the actual cash payments made in respect of Adjusted Restructuring Charges during the third Fiscal Quarter in such period, plus (iv) 100% of the actual cash payments made in respect of Restructuring Charges during the Fiscal Quarter then ending;

(f)  with respect to the Financial Covenant Period ending on or about June 30, 2004, the sum of (i) 100% of the actual cash payments made in respect of Adjusted Restructuring Charges during the first Fiscal Quarter in such period, plus (ii) 75% of the actual cash payments made in respect of Adjusted Restructuring Charges during the second Fiscal Quarter in such period, plus (iii) 100% of the actual cash payments made in respect of Restructuring Charges during the third Fiscal Quarter in such period and the Fiscal Quarter then ending;

(g)  with respect to the Financial Covenant Period ending on or about September 30, 2004, the sum of (i) 100% of the actual cash payments made in respect of Adjusted Restructuring Charges during the first Fiscal Quarter in such period, plus (ii) 100% of the actual cash payments made in respect of Restructuring Charges during each other Fiscal Quarter in such period;

(h)  with respect to each Financial Covenant Period ending on or about December 30, 2004 or thereafter, the cash payments made in respect of Restructuring Charges during the Financial Covenant Period then ending.

“Restructuring Charges” means the sum of (a) restructuring charges (as determined in conformity with GAAP), plus (b) Integration Charges, plus (c) Reserve for Exit Costs.

“Revolving Credit Borrowing” means any Dollar/Euro Revolving Credit Borrowing or any Yen Revolving Credit Borrowing.

“Revolving Credit Commitments” means the Dollar/Euro Revolving Credit Commitments and the Yen Revolving Credit Commitments.

“Revolving Credit Euro Sublimit” means E170,000,000.

“Revolving Credit Facilities” means the Dollar/Euro Revolving Credit Facility and the Yen Revolving Credit Facility.

“Revolving Credit Lender” means each Lender having a Dollar/Euro Revolving Credit Commitment or a Yen Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of any Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Lender’s Dollar/Euro Revolving Credit Commitment or Yen Revolving Credit Commitment, as the case may be, evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from the Revolving Loans (and, if such Lender is also a Swing Loan Lender, Swing Loans) owing to such Lender.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5 (Reduction and Termination of the Revolving Credit Commitments) or Section 9.2 (Remedies) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Loans” means the Dollar/Euro Revolving Loans and the Yen Revolving Loans.

“Sales Agency Agreement ” means the Master Sales Agency Agreement dated as of May 3, 2002 entered into by the Company, Unilever N.V. and Unilever PLC.

“Scheduled Termination Date” means May 3, 2008.

“Screen” means, with respect to Dollars, Dow Jones Markets Telerate Page 3750, with respect to Euros, the Dow Jones Markets Telerate Page 248 and, with respect to Yen, the Reuter Monitor “ZTIBOR”.

“Securities Account ” has the meaning specified in the UCC.

“Secured Obligations” means, (a) in the case of each Borrower, the Obligations of such Borrower, (b) in the case of each Loan Party, (i) the obligations of such Loan Party under each Guaranty and the other Loan Documents to which it is a party, (ii) the obligations of such Loan Party under any Hedging Contract entered into with any Lender or any Affiliate thereof after the date hereof in connection herewith, and (iii) any Cash Management Obligations and (c)

in the case of the Company and solely for the purposes of Collateral with the holders thereof, the Joint Liabilities.

“Secured Parties” means the Lenders, the Issuers, the Administrative Agent and any other holder of any Secured Obligation.

“ Securitization Assets” means all existing or hereafter acquired or arising (i) Receivables of the Company or any of its Subsidiaries that are sold, assigned or otherwise transferred pursuant to a Securitization Facility, (ii) the Related Security with respect to the Receivables referred to in clause (i) above, (iii) the collections and proceeds of the Receivables and Related Security referred to in clauses (i) and (ii) above, (iv) all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited and which have been specifically identified and consented to by the Administrative Agent, and (v) all other rights and payments which relate solely to such Receivables.

“Securitization Facility” means each transaction or series of related transactions that effect the securitization of accounts, payment intangibles or other cash flow streams of a Person other than the Italian Factoring Facility.

“Securitization Intercreditor Agreement” means the intercreditor agreement dated as of May 3, 2002 and entered into by the Company, Johnson Polymer, Inc., U S Chemical Corporation, JWPR Corporation, Bank One, NA (Main Office Chicago), as receivables agent, each of the Purchasers party thereto and the Administrative Agent.

“Securitization Subsidiary” means JWPR Corporation, a Nevada corporation or any other special purpose financial subsidiary established by the Company for the sole purpose of consummating one or more Securitization Facilities and in respect of which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition or cause such Securitization Subsidiary to achieve specified levels of operating results.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Seller” means Conopco, Inc., a New York corporation.

“Seller Notes” means the senior discount notes due 2013 issued by Holdings to a member of Unilever Group in partial consideration for the Acquisition, including any such notes issued in respect of “special interest ” under the indenture relating to such senior discount notes. The “special interest ” notes (if any) would represent interest that would accrue on the aggregate accreted amount of the Seller Notes in the event Holdings fails to comply with its registration obligations under the Seller Note Documents.

“Seller Note Documents” means the Seller Notes, the related note indenture, and the related registration rights agreements.

“Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Senior Subordinated Debt Documents” means the Senior Subordinated Note Indentures, the Senior Subordinated Notes and all documents entered into in connection therewith.

“Senior Subordinated Note Indenture” means each of (i) the Indenture, dated as of May 3, 2002, between the Company, the subsidiary guarantors party thereto and the Bank of New York, as Trustee governing the Senior Subordinated Notes denominated in Dollars and (ii) the Indenture, dated as of May 3, 2002, between the Company, the subsidiary guarantors party thereto and the Bank of New York, as Trustee governing the Senior Subordinated Notes denominated in Euros.

“Senior Subordinated Notes” means the 9.625% Senior Subordinated Notes due 2012 issued by the Company and governed by the terms of the Senior Subordinated Note Indenture in a maximum aggregate amount of $300,000,000 and the 9.625% Senior Subordinated Notes due 2012 issued by the Company and governed by the terms of the Senior Subordinated Note Indenture in a maximum aggregate amount of E225,000,000.

“Shareholder Equity Investment” means the equity contribution by Commercial Markets Holdco Inc. to Holdings of shares of the capital stock of the Company owned by Commercial Markets Holdco Inc. and cash in an aggregate amount not less than the Dollar Equivalent of $25,000,000 in exchange for the issuance to Commercial Markets Holdco Inc. of all of the Class A common stock of Holdings.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the date hereof.

“Solvent ” means, (a) with respect to any Person incorporated in the United States, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital and (b) with respect to any Person not incorporated within the United States, the concept of solvency as determined by the applicable local Requirements of Law. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle used by any Lender to fund the Loans hereunder and identified as such in writing by such Lender to the Administrative Agent.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Stockholders Agreement ” means the Stockholders’ Agreement dated as of May 3, 2002 (as amended, restated, supplemented or modified from time to time), among Holdings, Commercial Markets Holdco, Inc., a Wisconsin corporation, and Marga B.V., a company organized under the laws of the Netherlands.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Domestic Subsidiary (other than Nex Gen Floor Care Solutions Company LLC, a Delaware limited liability company and any Securitization Subsidiary), each Finance Subsidiary, each Material Subsidiary and each other Subsidiary of the Company (other than Shanghai Johnson Professional Chemical Ltd., a company organized under the laws of China) party to or that becomes party to a Guaranty.

“Super Majority Lenders” means, collectively, (a) Lenders having more than sixty-six and two thirds percent (66-2/3%) of the sum of the Dollar Equivalent of the aggregate outstanding amount of the Dollar/Euro Revolving Credit Commitments or, after the Revolving Credit Termination Date, the Dollar/Euro Revolving Credit Outstandings, (b) the Lenders having more than sixty-six and two thirds percent (66-2/3%) of the sum of the Dollar Equivalent of the aggregate outstanding amount of the Yen Revolving Credit Commitments or, after the Revolving Credit Termination Date, the Yen Revolving Credit Outstandings, (c) the Lenders having more than sixty-six and two thirds percent (66-2/3%) of the sum of the Dollar Equivalent of the aggregate outstanding amount of the Tranche A Commitments or, after the Closing Date, the aggregate principal amount of all Tranche A Loans then outstanding, (d) the Lenders having more than sixty-six and two thirds percent (66-2/3%) of the sum of the Dollar Equivalent of the aggregate outstanding amount of the Tranche B Commitments or, after the Closing Date, the aggregate principal amount of all Tranche B Loans then outstanding and (e) the Lenders having more than sixty-six and two thirds percent (66-2/3%) of the sum of the Dollar Equivalent of the aggregate outstanding amount of the Tranche C Commitments or, after the Closing Date, the aggregate principal amount of all Tranche C Loans then outstanding . A Non-Funding Lender shall not be included in the calculation of “Super Majority Lenders.”

“Swing Loan” has the meaning specified in Section 2.3(a) (Swing Loans).

“Swing Loan Borrowing” means a Borrowing consisting of a Swing Loan.

“Swing Loan Allocation” means (a) in the case of GE Capital, $20,000,000, (b) in the case of ABN Amro, $10,000,000, and (c) in the case of each other Swing Loan Lender, an amount to be agreed by such Lender, the Company and the Administrative Agent at the time such Lender agrees to act as a Swing Lender, if any.

“Swing Loan Lender” means GE Capital, ABN Amro and/or any other Lender that, with the approval of the Administrative Agent and the Company, agrees to act as a Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

“Syndication Agent ” has the meaning specified in the preamble to this Agreement.

“Syndication Completion Date” means the earlier to occur of (a) June 30, 2002 and (b) the date upon which the Agents determine in their joint discretion that the primary syndication of the Loans and Revolving Credit Commitments has been completed.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.6(a) (Taxes).

“Taxes” has the meaning specified in Section 2.16(b) (Taxes).

“Term Loans” means Tranche A Loans, Tranche B Loans and Tranche C Loans.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which Holdings any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Tranche A Borrowing” means Tranche A Loans made on the same day by the Tranche A Lenders ratably according to their respective Tranche A Commitments.

“Tranche A Commitments” means, with respect to each Tranche A Lender, the commitment of such Lender to make Tranche A Loans to the Company in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Tranche A Commitment ” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate principal amount of all Tranche A Commitments on the Closing Date shall be $220,250,000.

“Tranche A Facility” means the Tranche A Commitments and the provisions herein related to the Tranche A Loans.

“Tranche A Lender” means each Lender having a Tranche A Commitment.

“Tranche A Loan” has the meaning specified in Section 2.1(b) (Tranche A Term Loan Commitments).

“Tranche A Maturity Date” means May 3, 2008.

“Tranche A Note” means a promissory note of the Company payable to the order of any Tranche A Lender in a principal amount equal to the amount of such Lender’s Tranche A Commitment evidencing the Indebtedness of the Company to such Lender resulting from the Tranche A Loans owing to such Lender.

“Tranche B Borrowing” means Tranche B Loans made on the same day by the Tranche B Lenders ratably according to their respective Tranche B Commitments.

“Tranche B Commitments” means the Tranche B Dollar Commitments and the Tranche B Euro Commitments.

“Tranche B Dollar Commitment” means, with respect to each Tranche B Dollar Lender, the commitment of such Lender to make Tranche B Dollar Loans to the Company in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Tranche B Dollar Commitment” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate principal amount of all Tranche B Dollar Commitments on the Closing Date shall be $450,000,000.

“Tranche B Dollar Lender” means each Lender having a Tranche B Dollar Commitment.

“Tranche B Dollar Loan” the meaning specified in Section 2.1(c) (Tranche B Term Loan Commitments).

“Tranche B Euro Borrowing” means Tranche B Euro Loans made on the same day by the Tranche B Euro Lenders ratably according to their respective Tranche B Euro Commitments.

“Tranche B Euro Commitment ” means, with respect to each Tranche B Euro Lender, the commitment of such Lender to make Tranche B Euro Loans to the Company and the Euro Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Tranche B Euro Commitment ” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate principal amount of all Tranche B Euro Commitments on the Closing Date shall be E221,878,000.00.

“Tranche B Euro Lender” means each Lender having a Tranche B Euro Commitment.

“Tranche B Euro Loan” the meaning specified in Section 2.1(c) (Tranche B Term Loan Commitments).

“Tranche B Facilities” means the Tranche B Dollar Commitments, the Tranche B Euro Commitments and the provisions herein related to the Tranche B Loans.

“Tranche B Lender” means each Lender having a Tranche B Dollar Commitment or a Tranche B Euro Commitment.

“Tranche B Loan” means each Tranche B Dollar Loan or each Tranche B Euro Loan.

“Tranche B Maturity Date” means November 3, 2009.

“Tranche B Note” means a promissory note of the Company or the Euro Borrower payable to the order of any Tranche B Lender in a principal amount equal to the Loans made by such Lender to the Company or the Euro Borrower and evidencing the Indebtedness of the Company or the Euro Borrower, as the case may be, to such Lender resulting from the Tranche B Loans owing to such Lender.

“Tranche C Borrowing” means Tranche C Loans made on the same day by the Tranche C Lenders ratably according to their respective Tranche C Commitments.

“Tranche C Commitments” means, with respect to each Tranche C Lender, the commitment of such Lender to make Tranche C Loans to the Canadian Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Tranche C Commitment ” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate principal amount of all Tranche C Commitments on the Closing Date shall be $29,750,000.

“Tranche C Facility” means the Tranche C Commitments and the provisions herein related to the Tranche C Loans.

“Tranche C Lender” means each Lender having a Tranche C Commitment and which, whether directly or through an Affiliate of such Lender, can make Loans to the Canadian Borrower and the interest payments with respect to which can be made free of Canadian withholding taxes and that is designated from time to time by the Administrative Agent and the Company, with the consent of such Lender, as a Tranche C Lender.

“Tranche C Loan” has the meaning specified in Section 2.1(d) (Tranche A Term Loan Commitments).

“Tranche C Maturity Date” means May 3, 2008.

“Tranche C Note” means a promissory note of the Canadian Borrower payable to the order of any Tranche C Lender in a principal amount equal to the amount of such Lender’s Tranche C Commitment evidencing the Indebtedness of the Canadian Borrower to such Lender resulting from the Tranche C Loans owing to such Lender.

“Transactions” means the transactions contemplated in connection with the consummation of the Shareholder Equity Investment, the making of the Unilever Subscription Payment, the closing of the Facilities, the issuance of the Senior Subordinated Notes, the issuance of the Seller Notes, the consummation of the Acquisition and the consummation of the other transactions contemplated thereby.

“UCC” has the meaning specified in the applicable Pledge and Security Agreement.

“Unfunded Pension Liability” means, with respect to the Company or any of its Subsidiaries at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA) exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined for the most recent valuation date for such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan as set forth in such report, (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such section, separately calculated for each such Title IV Plan for its most recent valuation date, (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be imposed on the Company, any of its Subsidiaries or any ERISA Affiliate under Section 4069 of ERISA as a result of a plan termination occurrence within such five-year period following the transaction, and (d) with respect to each Foreign Plan, the amount, if any, by which the present value of all benefit obligations under such plan exceed the fair market value of assets attributable to such plan (determined for the most recent valuation date for such plan using the actuarial assumptions in effect for such plan set forth in the actuarial valuation report)

“Unilever Group” means Unilever N.V., Unilever PLC and their respective Affiliates.

“Unilever Subscription Payment ” means the cash subscription payment to Holdings in exchange for the issuance to Unilever Group of all of the Class B common stock of Holdings.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a) (Unused Commitment Fee).

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Waxdale Leases” means, collectively, the Real Estate and Equipment Lease Agreement dated as of July 3, 1999, between Johnson Consumer and the Company (for portions of Buildings 59 and 63 at Johnson Consumer’s Waxdale facilities), the Lease Agreement dated as of July 3, 1999, between Johnson Consumer and the Company (for a portion of Building 65 at Johnson Consumer’s Waxdale facilities), the Lease Agreement dated as of July 3, 1999, between Johnson Consumer and Johnson Polymer, Inc. (for Buildings 52, 53, 54, 66, 66A, 70, 71 and 72 and the Nitrogen Building at Johnson Consumer’s Waxdale facilities) and the Lease Agreement dated as of July 3, 1999, between Johnson Consumer and Johnson Polymer, Inc. (for portions of Buildings 50, 57 and 59 at Johnson Consumer’s Waxdale facilities), each as amended by the Omnibus Lease Amendment dated as of November 9, 2001, by and between Johnson Consumer, the Company and Johnson Polymer, Inc.

“Whitmire Sale” means the sale of substantially all of the assets or all of the shares of Whitmire Micro-Gen Research Laboratories, a Delaware corporation and a Wholly Owned Subsidiary of the Company.

“Wholly Owned Subsidiary” means any Subsidiary of the Company, all of the Stock of which (other than director’s qualifying shares or such other de minimus portion thereof to the extent required by law) is owned by the Company, either directly or indirectly through one or more Wholly Owned Subsidiaries.

“Withdrawal Liability” means, with respect to the Company or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA.

“Working Capital” means Consolidated Current Assets of the Company minus all liabilities of the Company and its Subsidiaries classified as current liabilities on a consolidated balance sheet of the Company prepared in conformity with GAAP, but excluding the principal amount of any current portion of long-term Financial Covenant Debt and (without duplication) the then outstanding principal amount of the Loans.

“Working Capital Adjustment ” means any cash adjustment, reimbursement or other amount received by any JD Entity from the Seller after the Closing Date pursuant to Section 3.6(c) or (d) of the Acquisition Agreement in the event that either (a) the DiverseyLever Base Working Capital Amount exceeds the Final DiverseyLever Closing Working Capital Amount by more than the Dollar Equivalent of $1,000,000 or (b) the Final CMI Closing Working Capital Amount exceeds the CMI Base Working Capital Amount by more than the Dollar Equivalent of $1,000,000. For purposes of the foregoing definition, capitalized terms used in the foregoing definition that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Acquisition Agreement.

“Yen” and the sign “¥” each mean the lawful money of Japan.

“Yen Issuer” means each Yen Revolving Credit Lender or Affiliate of a Yen Revolving Credit Lender that (a) is listed on the signature pages hereof as a “Yen Issuer” or (b) hereafter becomes a Yen Issuer with the approval of the Administrative Agent and the Borrowers by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrowers to be bound by the terms hereof applicable to Yen Issuers.

“Yen Lending Office” means with respect to any Yen Revolving Credit Lender, the office of such Lender specified as its “Yen Lending Office” opposite its name on Schedule II (Applicable Lending Office and Addresses for Notices) or on the Assignment and Acceptance by which it became a Yen Revolving Credit Lender or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Yen Revolving Credit Borrowing” means Yen Revolving Loans made on the same day by the Yen Revolving Credit Lenders ratably according to their respective Yen Revolving Credit Commitments.

“Yen Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Yen Revolving Loans to the Japanese Borrower and acquire interests in other Yen Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Yen Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. The aggregate principal amount of all Yen Revolving Credit Commitments on the Closing Date shall be ¥11,526,300,000.00.

“Yen Revolving Credit Facility” means the Yen Revolving Credit Commitments and the provisions herein related to the Yen Revolving Loans, and Letters of Credit denominated in Yen.

“Yen Revolving Credit Lender” means each Lender having a Yen Revolving Credit Commitment and which, whether directly or through an Affiliate of such Lender, can make Loans to the Japanese Borrower and the interest payments with respect to which can be made free of Japanese withholding taxes and that is designated from time to time by the Administrative Agent and the Company, with the consent of such Lender, as a Yen Revolving Credit Lender.

“Yen Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Yen Revolving Loans outstanding at such time and (b) the Letter of Credit Obligations of the Japanese Borrower outstanding at such time.

“Yen Revolving Loan” has the meaning specified in Section 2.1(a) (Revolving Credit Commitments).

“Yen Unused Commitment Fee” has the meaning specified in Section 2.12(a) (Fees).

SECTION 1.2   Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

SECTION 1.3   Accounting Terms and Principles

(a)  Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP as in effect in the United States of America and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with such GAAP.

(b)  If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by any JD Entity with the agreement of the Company’s Accountants and results in a change in any of the calculations required by Article V (Financial Covenants) or VIII (Negative Covenants) had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Borrowers shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c)  For purposes of making any of the financial covenant calculations required by this Agreement:

(i)  all components of such calculations (other than Capital Expenditures) shall include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or disposed of by the Company or any of its Subsidiaries (including through Permitted Acquisitions) after the first day of such fiscal period and prior to the end of such period, as determined in good faith by the Company on a Pro Forma Basis;

(ii)  Financial Covenant Debt denominated in any currency other than Dollars shall be translated into Dollars using the average of the foreign exchange rates quoted on each day during the Fiscal Quarter then ending by the source used by the Company to translate items appearing in its statement of income during such Fiscal Quarter.

(d)  In addition to the foregoing clause (c), for purposes of making any of the Leverage Ratio calculations required by the definitions of “Permitted Acquisition” or “Permitted Joint Venture”, all components of such calculations shall include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or disposed of by the Company or any of its Subsidiaries after the last day of the most recent Financial Covenant Period and including the proposed “Permitted Acquisition” or “Permitted Joint Venture”, as the case may be, as determined in good faith by the Company on a Pro Forma Basis.

SECTION 1.4   Certain Terms

(a)  The terms “herein,” “hereof” and “hereunder” and similar terms refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

(b)  Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)  Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d)  References in this Agreement to any statute shall be to such statute as amended or modified, together with any successor legislation, in each case in effect at the time any such reference is operative.

(e)  The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f)  The terms “Lender,” “Issuer” and “Administrative Agent ” include, without limitation, their respective successors.

(g)  Upon the appointment of any successor Administrative Agent pursuant to Section 10.6 (Successor Administrative Agent), references to CUSA in Section 10.3 (The Administrative Agent Individually) and to Citibank in the definitions of Base Rate, Dollar Equivalent and Eurocurrency Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE FACILITIES

SECTION 2.1   The Commitments

(a)  Revolving Credit Commitments.

(i)  On the terms and subject to the conditions contained in this Agreement, each Dollar/Euro Revolving Credit Lender severally agrees to make loans in Dollars or Euros (each a “Dollar/Euro Revolving Loan”) to the Company from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed on a Dollar Equivalent basis such Lender’s Dollar/Euro Revolving Credit Commitment; provided, however, that at no time shall (A) any Dollar/Euro Revolving Credit Lender be obligated to make a Dollar/Euro Revolving Loan the Dollar Equivalent of which would exceed such Lender’s Ratable Portion of the applicable Available Credit and (B) the Dollar/Euro Revolving Credit Outstandings denominated in Euros exceed the Revolving Credit Euro Sublimit. Within the limits of each Lender’s Dollar/Euro Revolving Credit Commitment, amounts of Dollar/Euro Revolving Loans repaid may be reborrowed under this Section 2.1.

(ii)  On the terms and subject to the conditions contained in this Agreement, each Yen Revolving Credit Lender severally agrees to make loans in Yen (each a “Yen Revolving Loan”) to the Japanese Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Yen Revolving Credit Commitment; provided, however, that at no time shall any Yen Revolving Credit Lender be obligated to make a Yen Revolving Loan in excess of such Lender’s Ratable Portion of the applicable Available Credit. Within the limits of each Lender’s Yen Revolving Credit Commitment, amounts of Yen Revolving Loans repaid may be reborrowed under this Section 2.1.

(b)  Tranche A Term Loan Commitments.    On the terms and subject to the conditions contained in this Agreement, each Tranche A Lender severally agrees to make a term loan denominated in Dollars (each a “Tranche A Loan”) to the Company on the Closing Date in an amount not to exceed such Lender’s Tranche A Commitment. Amounts of Tranche A Loans repaid or prepaid may not be reborrowed.

(c)  Tranche B Term Loan Commitments.

(i)  On the terms and subject to the conditions contained in this Agreement, each Tranche B Dollar Lender severally agrees to make a term loan (each a “Tranche B Dollar Loan”) to the Company on the Closing Date in an amount not to exceed such Lender’s Tranche B Dollar Commitment which Tranche B Dollar Loan shall be available in Dollars to the Company pursuant to such Lender’s pro rata share of the Tranche B Dollar Commitments. Amounts of Tranche B Dollar Loans repaid or prepaid may not be reborrowed.

(ii)  On the terms and subject to the conditions contained in this Agreement, each Tranche B Euro Lender severally agrees to make a term loan (each a “Tranche B Euro Loan”) to the Euro Borrower on the Closing Date in an amount not to exceed such Lender’s Tranche B Euro Commitment which Tranche B Euro Loan shall be available in Euros to the Euro Borrower pursuant to such Lender’s pro rata share of the Tranche B Euro Commitments. Amounts of Tranche B Euro Loans repaid or prepaid may not be reborrowed.

(d)  Tranche C Term Loan Commitments.    On the terms and subject to the conditions contained in this Agreement, each Tranche C Lender severally agrees to make a term loan denominated in Dollars (each a “Tranche C Loan”) to the Canadian Borrower on the Closing Date in an amount not to exceed such Lender’s Tranche C Commitment. Amounts of Tranche C Loans repaid or prepaid may not be reborrowed.

SECTION 2.2   Borrowing Procedures

(a)  Revolving Credit Borrowings.    Each Revolving Credit Borrowing shall be made on notice given by the applicable Borrower to the Administrative Agent not later than 11:00 a.m. (Local Time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Eurocurrency Rate Loans, prior to the date of the proposed Revolving Credit Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Revolving Credit Borrowing, (B) the aggregate amount of such proposed Revolving Credit Borrowing and the currency denomination thereof, (C) in the case of a proposed Revolving Credit Borrowing of Dollars, whether any portion of these will be of Base Rate Loans or Eurocurrency Rate Loans and (D) the initial Interest Period or Periods for any such Eurocurrency Rate Loans. The Revolving Loans denominated in Dollars shall be made as Base Rate Loans unless, subject to Section 2.14(Special Provisions Governing Eurocurrency Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurocurrency Rate Loans. Revolving Credit Loans denominated in Euros or Yen shall be made as Eurocurrency Rate Loans and shall not be available as Base Rate Loans. Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), if any Notice of Borrowing requests a Dollar/Euro Revolving Credit Borrowing of Base Rate Loans denominated in Dollars, the Administrative Agent may make a Swing Loan available to the Company in an aggregate amount not to exceed such proposed Revolving Credit Borrowing, and the aggregate amount of the corresponding proposed Revolving Credit Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Each Revolving Credit Borrowing shall be in an aggregate amount that is not less than the applicable Minimum Currency Threshold for such currency.

(b)  Term Loan Borrowings.    All Borrowings of Term Loans shall be made upon receipt of a Notice of Borrowing given by the applicable Borrower to the Administrative Agent not later than 11:00 a.m. (New York Time) (i) on the Closing Date, in the case of a Borrowing of

Base Rate Loans and (ii) three Business Days prior to the closing Date, in the case of a Borrowing of Eurocurrency Rate Loans. The Notice of Borrowing shall specify (A) the Closing Date, (B) the aggregate amount and, in the case of Tranche B Borrowings, the currency, of such proposed Borrowing (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurocurrency Rate Loans, and (D) the initial Interest Period or Periods for any such Eurocurrency Rate Loans and unless (subject to Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans)) the Notice of Borrowing specifies that all or a portion thereof shall be Eurocurrency Rate Loans. Tranche B Euro Loans shall be made as Eurocurrency Rate Loans and shall not be available as Base Rate Loans.

(c)  The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurocurrency Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate). Each Lender shall, before 11:00 A.M. (Local Time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Sections 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and 3.2 (Conditions Precedent to each Loan and Letter of Credit), the Administrative Agent will promptly make such funds available to the Borrower and in any event within one Business Day thereafter.

(d)  Notwithstanding the foregoing clauses (a) and (b), (c) prior to the Syndication Completion Date, the Interest Period for each Tranche B Dollar Loan and each Tranche B Euro Loan shall be one week, or such other period as the Administrative Agent may determine.

(e)  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing with respect to which such Lender holds a Commitment that such Lender shall not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing, the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of a Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Interbank Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the applicable Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to such Borrower.

(f)  The failure of any Revolving Credit Lender to make the Loan or any payment required by it on the date specified (a “Non-Funding Lender”), including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date, but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

SECTION 2.3   Swing Loans

(a)  On the terms and subject to the conditions contained in this Agreement, a Swing Loan Lender may, in its sole discretion, make loans denominated in Dollars (each a “Swing Loan”) otherwise available to the Company under the Dollar/Euro Revolving Credit Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loans made by such Swing Loan Lender hereunder in its capacity as Lender or Swing Loan Lender) not to exceed the lesser of such Swing Loan Lender’s Ratable Portion of the Available Credit under the Dollar/Euro Revolving Credit Facility and such Swing Loan Lenders’ Swing Loan Allocation and, together with the aggregate outstanding principal amount of all Swing Loans outstanding, not to exceed $30,000,000; provided, however, that a Swing Loan Lender shall not make any Swing Loan at any time to the extent that, after giving effect to such Swing Loan the Dollar Equivalent of the aggregate Dollar/Euro Revolving Credit Outstandings would exceed the Dollar/Euro Revolving Credit Commitments in effect at such time. Each Swing Loan shall be a Base Rate Loan and must be repaid in full within ten days of its making or, if sooner, upon any Dollar/ Euro Revolving Credit Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b) In order to request a Swing Loan, the Company shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request), setting forth the requested amount and date of the Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 12:00 p.m. (New York time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the applicable Swing Loan Lender (i) of the details of the requested Swing Loan, (ii) that the amount of such requested Swing Loan, together with the aggregate outstanding principal amount of any other Loans made by such Swing Loan Lender hereunder in its capacity as Lender or Swing Loan Lender, does not exceed such Swing Loan Lender’s Ratable Portion of the Available Credit under the Dollar/Euro Revolving Credit Facility and (iii) that the amount of such requested Swing Loan, together with the aggregate outstanding principal amount of all Swing Loans outstanding, does not exceed $30,000,000. Subject to the terms of this Agreement, such Swing Loan Lender shall make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the Company by the end of business on the date of the relevant Swing Loan Request. No Swing Loan Lender shall make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. No Swing Loan Lender shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2

(Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

(c)  Each Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(d)  Each Swing Loan Lender may demand at any time during the continuance of an Event of Default that each Dollar/Euro Revolving Credit Lender pay to the Administrative Agent, for the account of such Swing Loan Lender, in the manner provided in clause (e) below, such Dollar/Euro Revolving Credit Lender’s Ratable Portion of all or a portion of such Swing Loan Lender’s outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e)  The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Dollar/EuroRevolving Credit Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 12:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Dollar/Euro Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Dollar/Euro Revolving Credit Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Dollar/Euro Revolving Credit Lenders hereby irrevocably waive), each Dollar/Euro Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such written statement, make available to the Administrative Agent, in immediately available funds, for the account of the applicable Swing Loan Lender, the amount specified in such statement. Upon such payment by a Dollar/Euro Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (f) below, be deemed to have made a Dollar/Euro Revolving Loan to the Company. The Administrative Agent shall use such funds to repay the Swing Loans to the applicable Swing Loan Lender. To the extent that any Revolving Credit Lender fails to make such payment available to the Administrative Agent for the account of any Swing Loan Lender, the Company shall repay such Swing Loans on demand.

(f)  Upon the occurrence of an Event of Default under Section 9.1(f) (Events of Default), each Dollar/Euro Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Dollar/Euro Revolving Credit Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Dollar/Euro Revolving Credit Lender’s Ratable Portion of such Swing Loan, by paying to the applicable Swing Loan Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Dollar/Euro Revolving Credit Lender’s Ratable Portion of such Swing Loan. If such amount is not in fact made available by such Dollar/Euro Revolving Credit Lender to the applicable Swing Loan

Lender on such date, such Swing Loan Lender shall be entitled to recover such amount on demand from such Dollar/Euro Revolving Credit Lender together with interest accrued from such date at the Interbank Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(g)  From and after the date on which any Dollar/Euro Revolving Credit Lender (i) is deemed to have made a Dollar/Euro Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the applicable Swing Loan Lender shall promptly distribute to such Dollar/Euro Revolving Credit Lender such Dollar/Euro Revolving Credit Lender’s Ratable Portion of all payments of principal of and interest received by such Swing Loan Lender on account of such Swing Loan other than those received from a Dollar/Euro Revolving Credit Lender pursuant to clause (e) or (f) above.

SECTION 2.4   Letters of Credit

(a)  On the terms and subject to the conditions contained in this Agreement, (x) the Dollar/Euro Issuer agrees to Issue at the request of the Company and for the account of the Company and (y) the Yen Issuer agrees to Issue at the request of the Japanese Borrower and for the account of the Japanese Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and 5 days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following:

(i)  any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

(ii)  such Issuer shall have received written notice from the Administrative Agent, the applicable Borrower or, in the case of the Yen Issuer any Yen Revolving Credit Lender or in the case of the Dollar/Euro Issuer, any Dollar/Euro Revolving Credit Lender, on or prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) (for Letters of Credit issued on the Closing Date) or 3.2 (Conditions Precedent to Each Loan and Letter of Credit) is not then satisfied;

(iii)  after giving effect to the Issuance of any such Letter of Credit (A) denominated in Dollars or Euros, the Dollar/Euro Revolving Credit Outstandings would exceed the Dollar/Euro Revolving Credit Commitments in effect at such time or

(B)  denominated in Yen the Yen Revolving Credit Outstandings would exceed the Yen Revolving Credit Commitments in effect at such time;

(iv)  after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the Reimbursement Obligations at such time exceeds (A) the Dollar Equivalent of $100,000,000 (less the sum of the Letter of Credit Undrawn Amounts and the Reimbursement Obligations in respect of Letters of Credit denominated in Yen) in the case of the Dollar/Euro Revolving Credit Facility or (B) ¥3,201,750,000 in the case of the Yen Revolving Credit Facility;

(v)  any fees due in connection with a requested Issuance have not been paid; or

(vi)  with respect to any requested Letter of Credit denominated in Euros, the Dollar/Euro Issuer receives written notice from the Administrative Agent at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such Letter of Credit that, immediately after giving effect to the Issuance of such Letter of Credit, the Dollar/Euro Revolving Credit Obligations at such time denominated in Euros would exceed Euro Sublimit.

None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b)  In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or such longer term as acceptable to the applicable Issuer or (ii) be less than five days prior to the Scheduled Termination Date; provided, however, that any Letter of Credit with a term of one year or longer may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the expiry date referred to in clause (ii) above) or such longer periods as is acceptable the applicable Issuer.

(c)  In connection with the Issuance of each Letter of Credit under the Dollar/Euro Revolving Credit Facility, the Company shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice and, in connection with the Issuance of each Letter of Credit under the Yen Revolving Credit Facility, the Japanese Borrower shall give the relevant Issuer and the Administrative Agent at least three Business Days’ prior written notice, in each case, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request ”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the stated amount of the Letter of Credit requested, which stated amount (or, if such Letter of Credit is to be denominated in Euros or Yen, the Dollar Equivalent of such stated amount) shall not be less than $100,000, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day), and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be Issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (Local Time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d)  Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the requesting

Borrower in accordance with such Issuer's usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e)  If requested by the relevant Issuer, prior to the issuance of each Letter of Credit by such Issuer, and as a condition of such Issuance and of the participation of each applicable Revolving Credit Lender in the Letter of Credit Obligations arising with respect thereto, the applicable Borrower shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement ”), signed by such Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)  Each Issuer shall:

(i)  give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or electronic mail) of the Issuance of a Letter of Credit Issued by it, of all drawings under a Letter of Credit Issued by it and the payment (or the failure to pay when due) by the relevant Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Revolving Credit Lender);

(ii)  upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii)  no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the Company separate schedules for Documentary and Standby Letters of Credit Issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the Letter of Credit Obligations outstanding at the end of each month and any information requested by the Company or the Administrative Agent relating thereto.

(g)  Immediately upon the Issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Dollar/Euro Revolving Credit Lender or Yen Revolving Credit Lender, as applicable, and each such Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion of the Dollar/Euro Revolving Credit Commitments, or Yen Revolving Credit Commitments, as the case may be, in such Letter of Credit and the obligations of the requesting

Borrower with respect thereto (including all letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h)  Each Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date (the “Reimbursement Date”) that is the next succeeding Business Day after such Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit, irrespective of any claim, set-off, defense or other right that such Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower for whose account such Letter of Credit was issued shall not have repaid such amount to such Issuer pursuant to this clause (h) or such payment is rescinded or set aside for any reason such Issuer shall promptly notify the Administrative Agent, that shall promptly notify each Dollar/Euro Revolving Credit Lender or Yen Revolving Credit Lender, as the case may be, of such failure, and each Dollar/Euro Revolving Credit Lender, in the case of a Letter of Credit issued for the account of the Company, and each Yen Revolving Credit Lender, in the case of a Letter of Credit issued for the account of the Japanese Borrower, shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment in the applicable currency and in immediately available funds. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (Local Time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of an Event of Default under Section 9.1(f) (Events of Default) and notwithstanding whether the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the applicable Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Dollar/Euro Revolving Loan to the Company or a Yen Revolving Loan to the Japanese Borrower, as applicable, in the principal amount of such payment. Whenever any Issuer receives from a Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h) such Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each applicable Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

(i)  Each Borrower’s obligation to pay each Reimbursement Obligation owing by it and the obligations of the applicable Revolving Credit Lenders to make payments to the Administrative Agent for the account of the applicable Issuer with respect to Letters of Credit Issued by it shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)  any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)  any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)  the existence of any claim, set off, defense or other right that the Borrowers, any other party guaranteeing, or otherwise obligated with, the Borrowers, any Subsidiary, any member of the Unilever Group or the Johnson Family Group or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)  any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)  payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi)  any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4 (Letters of Credit), constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to any Borrower or any Revolving Credit Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(j)  If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand such amount together with interest thereon, for the first Business Day after payment was first due at the Interbank Rate, and thereafter until such amount is repaid to the Administrative Agent for the account of such Issuer, at the rate per annum applicable to Base Rate Loans under the Dollar/Euro

Revolving Credit Facility (if such Letter of Credit is denominated in Dollars) and Eurocurrency Rate Loans with Interest Periods determined by the Administrative Agent (if such Letter of Credit is denominated in Euros or Yen). The failure of any Revolving Credit Lender to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any such payment shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Administrative Agent for the account of the Issuer such other Revolving Credit Lender's Ratable Portion of any such payment.

(k)  If any Issuer shall fail to comply with the terms of this Section 2.4, then the Administrative Agent may, in its reasonable discretion, terminate such Person’s role as Issuer hereunder upon 10 Business Days prior written notice to such Issuer and the Borrowers.

SECTION 2.5  Reduction and Termination of the Revolving Credit Commitments

(a)  The Borrowers may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders under either Revolving Credit Facility; provided, however, that (i) each partial reduction shall be in an aggregate amount of not less than the applicable Minimum Currency Threshold and (ii) after giving effect to any such partial reduction, the Dollar Equivalent of the aggregate Available Credit under the Dollar/Euro Revolving Credit Facility and the Yen Revolving Credit Facility shall not be less than $150,000,000.

(b)  Subject to the provisions of Section 2.9(d) (Mandatory Prepayments), the then current Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Loans or Swing Loans is made pursuant to Section 2.9(a) or (b) (Mandatory Prepayments) or would be required to be made had the outstanding Revolving Loans and Swing Loans equaled the Revolving Credit Commitments then in effect, in each case in the amount of such prepayment (or deemed prepayment) (and the Revolving Credit Commitment of each Lender shall be reduced by its Ratable Portion of such amount).

SECTION 2.6   Repayment of Loans

(a)  Each Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans owing by it on the Scheduled Termination Date (it being understood that other provisions of this Agreement may require all or part of such Obligations to be repaid earlier).

(b)  The Company promises to repay the Tranche A Loans in semi-annual installments payable on each date set forth below, each in an amount equal to the amount set for opposite such date:

Date	Amount of Principal (US$)
May 3, 2003	44,050,000
November 3, 2003	13,215,000
May 3, 2004	13,215,000
November 3, 2004	17,620,000
May 3, 2005	17,620,000
November 3, 2005	17,620,000
May 3, 2006	17,620,000
November 3, 2006	17,620,000
May 3, 2007	17,620,000
November 3, 2007	22,025,000
Tranche A Maturity Date	22,025,000;

provided, however, that the Company shall repay the entire unpaid principal amount of the Tranche A Loans on the Tranche A Maturity Date.

(c)  The Company promises to repay the Tranche B Dollar Loans in semi-annual installments payable on each date set forth below, each in an amount equal to the amount set forth opposite such date:

Date	Amount of Principal ($)
November 3, 2002	2,250,000
May 3, 2003	2,250,000
November 3, 2003	2,250,000
May 3, 2004	2,250,000
November 3, 2004	2,250,000
May 3, 2005	2,250,000
November 3, 2005	2,250,000
May 3, 2006	2,250,000
November 3, 2006	2,250,000
May 3, 2007	2,250,000
November 3, 2007	2,250,000
May 3, 2008	2,250,000
November 3, 2008	99,000,000
May 3, 2009	99,000,000
Tranche B Maturity Date	225,000,000;

provided, however, that the Company shall repay the entire unpaid principal amount of the Tranche B Dollar Loans on the Tranche B Maturity Date.

(d)  The Euro Borrower promises to repay the Tranche B Euro Loans in semi-annual installments payable on each date set forth below, each in an amount equal to the amount set forth opposite such date:

Date	Amount of Principal (E)
November 3, 2002	1,109,390
May 3, 2003	1,109,390
November 3, 2003	1,109,390
May 3, 2004	1,109,390
November 3, 2004	1,109,390
May 3, 2005	1,109,390
November 3, 2005	1,109,390
May 3, 2006	1,109,390
November 3, 2006	1,109,390
May 3, 2007	1,109,390
November 3, 2007	1,109,390
May 3, 2008	1,109,390
November 3, 2008	48,813,160
May 3, 2009	48,813,160
Tranche B Maturity Date	110,939,000;

provided, however, that the Euro Borrower shall repay the entire unpaid principal amount of the Tranche B Euro Loans on the Tranche B Maturity Date.

(e)  The Canadian Borrower promises to repay the Tranche C Loans in semi-annual installments payable on each date set forth below, each in an amount equal to the amount set for opposite such date:

Date	Amount of Principal (US$)
May 3, 2003	5,950,000
November 3, 2003	1,785,000
May 3, 2004	1,785,000
November 3, 2004	2,380,000
May 3, 2005	2,380,000
November 3, 2005	2,380,000
May 3, 2006	2,380,000
November 3, 2006	2,380,000
May 3, 2007	2,380,000
November 3, 2007	2,975,000
Tranche C Maturity Date	2,975,000;

provided, however, that the Canadian Borrower shall repay the entire unpaid principal amount of the Tranche C Loans on the Tranche C Maturity Date.

SECTION 2.7   Evidence of Debt

(a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)  The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurocurrency Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.

(c)  The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of each Borrower to repay the Loans in accordance with their terms.

(d)  Notwithstanding any other provision of the Agreement, in the event that any Lender requests that any Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by such Borrower hereunder, such Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Term Loans and Revolving Loans (and, if such Lender is also a Swing Loan Lender, Swing Loans), as the case may be, of such Lender, substantially in the forms of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), respectively.

SECTION 2.8   Optional Prepayments

(a)  Revolving Loans.    Any Borrower may, (i) with respect to the Dollar/Euro Revolving Credit Facility, upon at least one Business Days’ prior notice to the Administrative Agent and (ii) with respect to the Yen Revolving Credit Facility, upon at least three Business Days’ prior notice to the Administrative Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of its Revolving Loans and Swing Loans in whole or in part; provided, however, that if any prepayment of any Eurocurrency Rate Loan is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amounts owing pursuant to Section 2.14(e) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate principal amount not less than the applicable Minimum Currency Threshold. Upon the giving of such notice of prepayment, the principal amount of Revolving Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(b)  Term Loans.    Any Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of its Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurocurrency Rate Loan is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amounts owing pursuant to Section 2.14(e) (Breakage Costs); and, provided, further, that (i) each partial prepayment shall be in an aggregate amount not less than the applicable Minimum Currency Threshold and (ii) any such partial prepayment shall be applied to reduce ratably the remaining installments of such outstanding principal amount of the Term Loans specified by any

Borrower to be so repaid on a pro rata basis provided that any partial prepayment of the Tranche B Loans shall be applied pro rata to the Tranche B Dollar Loans and the Tranche B Euro Loans. Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(c)  No Borrower shall have any right to prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.8.

SECTION 2.9  Mandatory Prepayments

(a) Upon receipt by any JD Entity of Net Cash Proceeds arising:

(i)  from (x) an Asset Sale, Debt Issuance, or repayment of any Intercompany Term Note, the Borrowers shall promptly prepay the Loans (or provide cash collateral in respect of Letters of Credit) and (y) a Property Loss Event, Debt/Cash Balance Adjustment, Working Capital Adjustment, Delayed Closing Adjustment or Acquisition Indemnity Reimbursement, the Borrowers shall prepay the Loans (or provide cash collateral in respect of Letters of Credit) within three (3) days of receipt thereof, in each case in an amount equal to 100% of such Net Cash Proceeds;

(ii)  from an Equity Issuance, the Borrowers shall promptly prepay the Loans in an amount equal to (A) 75% of such Net Cash Proceeds if the Leverage Ratio is greater than 3.5 to 1 (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) or (B) 50% of such Net Cash Proceeds if such Leverage Ratio is less than or equal to 3.5 to 1 (determined for the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements));

provided, however, that in the case of any Net Cash Proceeds arising from a Reinvestment Event, the Borrowers shall prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any, on the Reinvestment Prepayment Date with respect to such Reinvestment Event. Any such mandatory prepayment shall be applied in accordance with clause (c) below.

(b)  The Borrowers shall prepay the Loans within 90 days of the last day of each Fiscal Year, in an amount equal to the Excess Cash Flow for such Fiscal Year (or, in the case of Fiscal Year ending January 3, 2003, the period beginning on the Closing Date and ending on the last day of such Fiscal Year) multiplied by (A) 75% if the Leverage Ratio (determined for the twelve month period ending on the last day of such Fiscal Year) is greater than 3.5 to 1, (B) 50% if such Leverage Ratio is less than or equal to 3.5 to 1 but greater than 3.0 to 1 or (c)) 25% if such Leverage Ratio is less than or equal to 3.0 to 1. Any such mandatory prepayment shall be applied in accordance with clauses (c), (d) or (e) below, as applicable.

(c)  Subject to clauses (d) and (e) below, any prepayments made by the Borrowers required to be applied in accordance with this Section 2.9 shall be applied as follows: first, to prepay the outstanding principal balance of the Term Loans, until such Term Loans shall have been prepaid in full; second, to repay the outstanding principal balance of the Swing Loans until such Swing Loans shall have been repaid in full; third, subject to clause (d) below, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full; and then, to provide cash collateral for any Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein. Subject to clauses (e) and (f) below, all prepayments of the Term Loans made pursuant to this Section 2.9 shall be applied to reduce ratably the remaining installments of such outstanding principal amounts of the Term Loans on a pro rata basis. All repayments of Revolving Loans and Swing Loans required to be made pursuant to this clause (c) shall result in a permanent reduction of the Revolving Credit Commitments to the extent provided in Section 2.5(b) (Reduction and Termination of the Revolving Credit Commitments).

(d)  Any prepayments made by the Borrowers with respect to (i) Net Cash Proceeds arising from an Acquisition Indemnity Reimbursement or (ii) Net Cash Proceeds arising from a Securitization Facility, if any, consummated (or increased) after the Closing Date in excess of the initial aggregate $50,000,000 (or Dollar Equivalent) of all Net Cash Proceeds from all Securitization Facilities consummated (or increased) after the Closing Date, and required to be applied in accordance with this Section 2.9 shall be applied as follows: first, to repay the outstanding principal balance of the Swing Loans until such Swing Loans shall have been repaid in full; second, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full; third, to provide cash collateral for any Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein; and then, to prepay the outstanding principal balance of the Term Loans, until such Term Loans shall have been prepaid in full. Repayments of Revolving Loans and Swing Loans required to ve made pursuant to this clause (d) shall not result in a permanent reduction of the Revolving Credit Commitments to the extent provided in Section 2.5(b) (Reduction and Termination of the Revolving Credit Commitments). All prepayments of the Term Loans made pursuant to this clause (d) shall be applied as set forth in clause (c) above.

(e)  Prepayments to be made with Net Cash Proceeds received from any Asset Sale or Securitization Facility consummated (or increased) after the Closing Date shall be applied solely to the initial amortization payment due in respect of each of the Tranche A Loans and the Tranche C Loans on the first anniversary of the Closing Date until such amortization payment is paid in full; thereafter, prepayments made with (i) Net Cash Proceeds which constitute a portion of the initial aggregate $50,000,000 (or Dollar Equivalent) of all Net Cash Proceeds from all Securitization Facilities consummated (or increased) after the Closing Date or Net Cash Proceeds from Asset Sales (and not applied as set forth above), shall be applied as provided for by clause (c) above and (ii) Net Cash Proceeds arising from a Securitization Facility consummated (or increased) after the Closing Date in excess of the initial aggregate the $50,000,000 (or Dollar Equivalent) of all Net Cash Proceeds from all Securitization Facilities consummated (or increased) after the Closing Date, shall be applied as provided for by clause (d) above.

(f)  Notwithstanding anything to the contrary contained in this Section 2.9, with respect to any mandatory repayments of Tranche B Loans otherwise required pursuant to this Section 2.9, on or prior to the date the mandatory repayment is otherwise required to be made pursuant to this Section 2.9, any Tranche B Lender may waive its right to receive any or all of its Ratable Portion of such mandatory repayments allocable to such Tranche B Loans (in an aggregate amount not to exceed the aggregate principal amount of the Tranche A Loans and the Tranche C Loans then outstanding), by so advising the Administrative Agent in writing no later than 5:00 P.M. (New York time) two Business Days after receipt of notice from the

Administrative Agent that such mandatory repayment is to be made, which notice from such Tranche B Lender shall include the amount, if any, of its portion of the mandatory repayment that such Lender still desires to receive. If any Tranche B Lender does not so notify the Administrative Agent within the two Business Day period or notifies the Administrative Agent but does not specify the amount of the mandatory repayment that such Lender wishes to receive, if any, such Lender will be deemed to have elected to receive 100% of its Ratable Portion of the mandatory repayment. The amount of any mandatory repayment not accepted by any Tranche B Lender shall be added pro rata to the amount to be prepaid to the Tranche B Loans of the Tranche B Lenders that have not elected to refuse such mandatory repayment and to the Tranche A Loans and the Tranche C Loans, as otherwise provided in this Section 2.9.

(g)  If at any time (i) the Dollar/Euro Revolving Credit Outstandings exceed the aggregate Dollar/Euro Revolving Credit Commitments at such time, the Company shall forthwith prepay the Swing Loans first and then the Dollar/Euro Revolving Loans then outstanding in an amount equal to such excess or (ii) the Yen Revolving Credit Outstandings exceed the aggregate Yen Revolving Credit Commitments at such time, the Japanese Borrower shall forthwith prepay the Yen Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Revolving Loans, each Borrower shall provide cash collateral for its Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of such excess.

(h)  If at any time the Dollar/Euro Revolving Credit Outstandings denominated in Euros exceeds the Euro Sublimit, the Company shall forthwith prepay the Revolving Loans denominated in Euros then outstanding in an amount equal to such excess.

SECTION 2.10   Interest

(a)  Rate of Interest.    All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i)  if a Base Rate Loan or other Obligation (other than a Eurocurrency Rate Loan), at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin; and

(ii)  if a Eurocurrency Rate Loan, at a rate per annum equal to the sum of (A) the Eurocurrency Rate determined for the applicable Interest Period, (B) the Applicable Margin in effect from time to time during such Eurocurrency Interest Period and (C) in the case of any Loan made by a Lender located in the United Kingdom, Mandatory Costs.

(b)  Interest Payments.    (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the tenth Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the first

Business Day of the immediately succeeding calendar quarter, (iii) interest accrued on each Eurocurrency Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)  Default Interest.    Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default arising pursuant to clauses (a) or (b) of Section 9.1 (Events of Default) and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent (2%) per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time.

(d)  Interest Act (Canada).    For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 360 or 365 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 360 or 365, as applicable.

(e)  Criminal Interest Rate.    Notwithstanding any other provision of this Agreement, in no event shall aggregate “interest” (as that term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the “credit advanced” (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of Tranche C and, in the event of a dispute regarding compliance with Section 347 of the Criminal Code (Canada), a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent will be conclusive for the purposes of such determination.

SECTION 2.11   Conversion/Continuation Option

(a)  Each Borrower may elect (i) at any time on any Business Day to convert its Base Rate Loans (other than Swing Loans) or any portion thereof to Eurocurrency Rate Loans and (ii) at the end of any applicable Interest Period, to convert its Eurocurrency Rate Loans denominated in Dollars or any portion thereof into Base Rate Loans or to continue any Eurocurrency Rate Loan or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurocurrency Rate Loans for each Interest Period must be in the amount that is not less than the applicable Minimum Currency Threshold. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion of the applicable Facility. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of conversion.

(b)  The Administrative Agent shall promptly notify each Lender of the Administrative Agent’s receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, (i) Loans denominated in Euros or Yen may not be converted to Base Rate Loans, (ii) no election of any Interest Period by any Borrower other than as consented to by the Administrative Agent and conversion in whole or in part of Base Rate Loans to Eurocurrency Rate Loans shall be permitted at any time prior to the Syndication Completion Date and (iii) no conversion in whole or in part of Base Rate Loans to Eurocurrency Rate Loans, no continuation in whole or in part of Eurocurrency Rate Loans denominated in Dollars upon the expiration of any applicable Interest Period, and no election of an Interest Period in excess of one month in respect of Eurocurrency Rate Loans denominated in Euros or Yen shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurocurrency Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any Eurocurrency Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, Loans denominated in Dollars shall be automatically converted to Base Rate Loans and Loans denominated in Euros or Yen shall be automatically continued as Eurocurrency Loans with an Interest Period of one month. Each Notice of Conversion or Continuation shall be irrevocable.

SECTION 2.12   Fees

(a)  Unused Commitment Fee.    The (i) Company agrees to pay to each Dollar/Euro Revolving Credit Lender a commitment fee denominated in Dollars on the actual daily amount by which the Dollar/Euro Revolving Credit Commitment of such Lender exceeds such Lender’s Ratable Portion of the sum of (A) the outstanding principal amount of the Dollar/Euro Revolving Loans and (B) the aggregate outstanding amount of the Letter of Credit Obligations denominated in Dollars and Euros (the “Dollar/Euro Unused Commitment Fee”), and (ii) Japanese Borrower agrees to pay to each Yen Revolving Credit Lender a commitment fee denominated in Yen on the actual daily amount by which the Yen Revolving Credit Commitment of such Lender exceeds such Lender’s Ratable Portion of the Yen Revolving Credit Outstandings (the “Yen Unused Commitment Fee” and, together with the Dollar/Euro Unused Commitment Fee, the “Unused Commitment Fees”), in each case from the date hereof until the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the tenth (10th) Business Day of each calendar quarter, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date in each case.

(b)  Letter of Credit Fees.    Each Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i)  to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.25% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii)  to the Administrative Agent for the ratable benefit of the Dollar/Euro Revolving Credit Lenders (in the case of Letters of Credit issued in Dollars or Euros) and the Yen Revolving Credit Lenders (in the case of Letters of Credit issued in Yen) and, with respect to each Letter of Credit, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans on the maximum amount available from time to time to be drawn under such Letter of Credit (in the case of any Letter of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of the average undrawn amount thereof), payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum and shall be payable on demand; and

(iii)  to the Issuer of any Letter of Credit, with respect to the Issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of Issuance, amendment, transfer or drawing, as the case may be.

(c)  Additional Fees.    Each Borrower has agreed to pay to the Administrative Agent and the Arrangers additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

SECTION 2.13   Payments and Computations

(a)  Each Borrower shall make each payment hereunder (including fees and expenses) not later than 11:00 a.m. (Local Time) on the day when due, to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clauses (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(b)(ii) (Increased Costs) or (d) (Illegality) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the affected Swing Loan Lender. Payments received by the Administrative Agent after 11:00 a.m. (Local Time) shall be deemed to be received on the next Business Day.

(b)  All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, other than computations of interest for Base Rate Loans which shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be prima facie evidence thereof.

(c)  Each payment by a Borrower in respect of any Loan or Reimbursement Obligation (including interest or fees in respect thereof (other than the Unused Commitment Fee)) shall be made in the currency in which such Loan was made or Letter of Credit issued.

(d)  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurocurrency Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans or Term Loans denominated in Dollars shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurocurrency Rate Loans, with those Eurocurrency Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(e)  Unless the Administrative Agent shall have received notice from any Borrower to the Lenders prior to the date on which any payment is due hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have made such payment in full to the Administrative Agent, each applicable Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Interbank Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f)  Subject to the provisions of clause (g) below (and except as otherwise provided in Section 2.9 (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of any Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced to such Borrower pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or such Borrower, second, to pay all other Secured Obligations then due and payable, and third, as the Company so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lenders in accordance with such Swing Loan Lender’s ratable portion of all Swing Loans; payments in respect of any Revolving Loan received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Lender’s Ratable Portion of the applicable Revolving Credit Commitments; payments in respect of any Term Loan received by the Administrative Agent shall be distributed to each Tranche A Lender, Tranche B Dollar Lender, Tranche B Euro Lender or Tranche C Lender in accordance with such Lender’s Ratable Portion of the applicable Term Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions of the applicable Facility.

(g)  The Borrowers hereby irrevocably waive the right to direct the application of any and all payments in respect of the Secured Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agree that, if an Event of Default exists, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall apply all payments in respect of any Secured Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order, provided, that (x) to the extent practicable, as determined by the Administrative Agent in its sole discretion, payments made in any currency shall be applied first to Secured Obligations denominated in such currency and (y) payments received from any Loan Party shall be applied first to Secured Obligations owing by such Loan Party:

(i)     First, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or any Borrower;

(ii)    Second, to pay interest on and then principal of any Swing Loan;

(iii)   Third, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

(iv)   Fourth, to pay Secured Obligations in respect of any expense reimbursements (excluding Reimbursement Obligations) or indemnities then due to the Lenders and the Issuers;

(v)    Fifth, to pay Secured Obligations in respect of any fees then due to the Administrative Agent and the Issuers;

(vi)   Sixth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations and fees then due to the Lenders;

(vii)  Seventh, to pay or prepay principal amounts on the Loans and Reimbursement Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit), ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts, Secured Obligations owing with respect to Joint Liabilities, and Secured Obligations owing with respect to Hedging Contracts and the Secured Obligations owing with respect to Cash Management Obligations; and

(viii)  Eighth, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses first, second, third, fourth, fifth, sixth, seventh, and eighth above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of the Secured Obligations specified in such clause ratably, based on the proportion of the Administrative Agent’s, each Lender’s or Issuer’s and each other Secured Party’s interest in the aggregate outstanding Secured Obligations described in such clauses. In providing for such allocation, the Administrative Agent shall be entitled to take into account the provisions of Section 11.7 (a) (Sharing of Payments, Etc.) and each Lender in any particular Facility that might otherwise be entitled, based on the particular Collateral serving the Secured Obligations under such Facility, to receive any greater proportion of the Collateral than the Lenders in any other Facility may be entitled to receive, shall be deemed to have made the purchases described in

Section 11.7(a) (Sharing of Payments, Etc.) from such other Lenders such that, after giving effect to such purchases, each Lender's interest in the aggregate Outstandings is equal to such Lender’s Ratable Portion of the aggregate Outstandings at the time of such purchase. The order of priority set forth in clauses first, second, third, fourth, fifth, sixth, seventh, and eighth above may at any time and from time to time be changed by the agreement of the Super Majority Lenders without necessity of notice to or consent of or approval by the Borrowers, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses first, second, third, fourth and fifth above may be changed only with the prior written consent of the Administrative Agent in addition to the Super Majority Lenders.

(h)  At the option of the Administrative Agent and upon notice to the Company, (i) principal on the Swing Loans, Reimbursement Obligations denominated in Dollars or Euros, interest, fees, expenses and other sums due and payable in respect of the Loans denominated in Dollars or Euros may be paid from the proceeds of Swing Loans or Dollar/Euro Revolving Loans and (ii) principal on Reimbursement Obligations denominated in Yen, interest, fees, expenses and other sums due and payable in respect of the Loans denominated in Yen may be paid from the proceeds of Yen Revolving Loans. The Borrowers hereby authorize each Swing Loan Lender to make Swing Loans pursuant to Section 2.3(a) (Swing Loans) and the Revolving Credit Lenders to make Revolving Loans pursuant to Section 2.2 (a) (Revolving Credit Borrowings) from time to time in such Swing Loan Lender’s or such Revolving Credit Lender’s discretion, that are in the amounts of any and all principal payable with respect to the Swing Loans and interest, fees, expenses and other sums payable in respect of the Revolving Loans, and further authorizes the Administrative Agent to give the Revolving Credit Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts. The Borrowers agree that all such Swing Loans and Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), which conditions the applicable Revolving Credit Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

SECTION 2.14  Special Provisions Governing Eurocurrency Rate Loans

(a)  Determination of Interest Rate.    The Eurocurrency Rate for each Interest Period for Eurocurrency Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurocurrency Rate.” The Administrative Agent’s determination shall be presumed to be prima facie evidence thereof.

(b)  Interest Rate Unascertainable, Inadequate or Unfair.    If (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurocurrency Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans in the applicable currency for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Lenders, whereupon:

(i)  each Eurocurrency Rate Loan denominated in Dollars or Euros (other than the Tranche B Euro Loans) shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan denominated in Dollars (regardless of the currency of such Loan) and the obligations of the Lenders to make Eurocurrency Rate Loans denominated in Dollars or Euros or to convert Base Rate Loans denominated in Dollars into Eurocurrency Rate Loans shall be suspended until the Administrative Agent shall notify the Borrowers that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist; and

(ii)  with respect to Yen Revolving Loans and Tranche B Euro Loans, the Company and the Administrative Agent shall negotiate in good faith for a period not exceeding thirty (30) days in order to agree upon a suitable alternative basis to be applied in respect of the relevant Interest Period. If within that thirty (30) day period the Borrowers and the Administrative Agent (on behalf of the applicable Lenders and with the prior written consent of each affected Lender) shall agree in writing upon a suitable alternative basis, such suitable alternative basis shall be retroactive to and effective from the first day of the relevant Interest Period. If the Borrowers and the Administrative Agent fail to agree in writing upon a suitable alternative basis within the thirty (30) day period the rate of interest applicable to the Yen Revolving Loans or Tranche B Euro Loans, as the case may be, during such Interest Period shall be determined as being the cost of the applicable Lenders raising funds in an amount comparable to such Loans for a period equal to the Interest Period from sources in the Tokyo (in the case of Yen Revolving Loans) or London (in the case of Tranche B Euro Loans) interbank market plus the Applicable Margin; provided, however, that the Borrowers may, at any time within sixty (60) days after the expiry of such thirty (30) day negotiation period and by giving at least fourteen (14) days prior notice to the Administrative Agent, prepay the Yen Revolving Loans or the Euro Tranche B Loans, as the case may be, in full (but not part) together with (i) interest thereon accrued from and including the first day of the current Interest Period to but excluding the date of such prepayment at the rate as shall be determined as being the cost of the Lenders raising funds in an amount comparable to such Eurocurrency Loans for a period equal to that Interest Period from sources in the applicable interbank market plus the Applicable Margin and (ii) all actual costs, losses and expenses incurred by each applicable Lender as a consequence of such prepayment as such Lender may determine in its reasonable discretion (including, without limitation, costs, losses and expenses arising from the re-employment of funds at rates lower than the rates of interest on such Loans; provided, that such rates shall be no lower than the then average market rates for loans to similarly situated borrowers, or arising out of any funds borrowed by the Lender for the purpose of making, maintaining or funding its Commitment).

(c)  Increased Costs.    If either (i) the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurocurrency Rate) or (ii) the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans (other than, in respect of payments to be made to any Lender or the Administrative Agent, any such increased costs resulting from taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (as to which Section 2.16 (Taxes) shall govern), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Administrative Agent by such Lender, shall be prima facie evidence thereof.

No Borrower shall be required to compensate any Lender pursuant to this clause (c) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Administrative Agent and the Company of the events giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided, however, that if the events giving rise to such increased costs are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)  Illegality.    Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurocurrency Lending Office to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent,

(i)  the obligation of such Lender to make or to continue Eurocurrency Rate Loans denominated in Dollars or Euros (other than the Tranche B Euro Loans) and to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurocurrency Rate Loans denominated in Dollars or Euros (other than the Tranche B Euro Loans), and if the affected Eurocurrency Rate Loans are then outstanding, the applicable Borrower shall immediately convert each such Loan into a Base Rate Loan denominated in Dollars (regardless of the currency of such Loan); and

(ii)  with respect to Yen Revolving Loans and Tranche B Euro Loans, the provisions of clause (b) of this Section 2.14 above shall apply.

If, at any time after a Lender gives notice under this Section 2.14(d), such Lender determines that it may lawfully make Eurocurrency Rate Loans, such Lender shall promptly give notice of that determination to the Borrowers and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrowers’ right to request, and such Lender’s obligation, if any, to make Eurocurrency Rate Loans in the affected currency shall thereupon be restored.

(e)  Breakage Costs.    In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.10(Interest), the Borrowers shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurocurrency Rate Loans to the Borrowers but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (other than resulting from the gross negligence or willful misconduct of such Lender, as determined by a court of competent jurisdiction in a final non-appealable judgment or order) (i) if for any reason a proposed Borrowing, conversion into or continuation of Eurocurrency Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by a Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurocurrency Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurocurrency Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrowers to repay Eurocurrency Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrowers concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be prima facie evidence thereof.

SECTION 2.15   Capital Adequacy

If at any time any Lender determines that (a) the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order issued after the Closing Date or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (having the force of law) issued after the Closing Date shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrowers and the Administrative Agent by such Lender shall be prima facie evidence thereof. No Borrower shall be required to compensate any Lender pursuant to this clause (c) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Administrative Agent and the Company of the events giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided, however, that if the events giving rise to such increased costs are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16   Taxes

(a)  Any and all payments or crediting of amounts by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, surtaxes, duties, fees, assessments, dues, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto excluding (i) in the case of each Lender, each Issuer and the Administrative Agent (A) taxes imposed on its net income, and capital and franchise taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuer or the Administrative Agent (as the case may be) is organized and (B) any United States, Canadian, Dutch or Japanese withholding taxes payable with respect to payments or crediting of amounts under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Acceptance) applicable to such Lender, Issuer or the Administrative Agent, as the case may be, but not excluding any United States, Canadian, Dutch or Japanese withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance, as applicable) and (ii) in the case of the Administrative Agent, each Lender and Issuer, taxes imposed on its net income, and capital and franchise taxes imposed on it as a result of a present or former connection between the Administrative Agent, such Lender or Issuer and the jurisdiction of the Government Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, surtaxes, duties, fees, assessments, dues, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes” ). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, Issuer or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that after making all required deductions in respect of Taxes (including deductions applicable to additional sums payable under this Section 2.16) such Lender, Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt evidencing such payment or other evidence of payment reasonably acceptable to such Lender, Issuer or the Administrative Agent, as the case may be.

(b)  In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States, any applicable foreign jurisdiction, or any political subdivision thereof and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c)  Each Loan Party shall indemnify each Lender, Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) that arise from any payment made or crediting of amounts hereunder or from the execution, delivery or performance of, or otherwise with respect to, any Loan Document whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, Issuer or the Administrative Agent (as the case may be) makes written demand therefor.

(d)  Within 30 days after the date of any payment made by a Loan Party of Taxes or Other Taxes pursuant to the indemnity set forth in clause (c) above (other than by way of reimbursement directly paid to the Administrative Agent or a Lender), the relevant Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment thereof reasonably acceptable to the Administrative Agent.

(e)  Without prejudice to the survival of any other agreement of the Borrowers, each Lender, each Issuer and the Administrative Agent hereunder, the agreements and obligations of the Loan Party contained in this Section 2.16 shall survive the payment in full of the Secured Obligations.

(f)  On or prior to the Closing Date in the case of each Non-U.S. Lender that makes a Loan to the Company and any other Lender that is not a corporation that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender to the Company in the case of each other Non-U.S. Lender and any other Lender that is not a corporation and from time to time thereafter if requested by the Borrowers or the Administrative Agent, each Non-U.S. Lender and any other Lender that is not a corporation that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the

Borrowers with two completed originals of one of the following: (i) Form W-9 (claiming that the Lender is a United States person as defined in Section 7701(a)(30) of the Code) (or any successor form), (ii) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) (or any successor form), (iii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) (or any successor form), (iv) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) (or any successor form) or (v) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender or such other non corporate Lender's entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made under the Loan Documents to such Non-U.S. Lender or any other Lender that is not a corporation. Unless the Borrowers and the Administrative Agent have timely received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender or any other Lender that is not a corporation are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this Section 2.16, no Loan Party shall be required to increase a payment to a Lender, Issuer or the Administrative Agent in respect of Taxes pursuant to clause (a) above or to indemnify a Lender, Issuer or the Administrative Agent pursuant to clause (c) above where the Loans Party’s obligations pursuant to clause (a) or (c) arise as a result of the Lender, Issuer or the Administrative Agent’s failure to provide the Loan Party with any form or certificate that it was required to provide pursuant to this clause (f).

(g)  Any Lender or Issuer claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable and good faith efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which would be payable or may thereafter accrue and would not, in the sole determination of such Lender or Issuer exercised reasonably, be otherwise disadvantageous to such Lender or Issuer.

(h)  If a Lender or the Administrative Agent determines in its sole discretion exercised reasonably that it has received or has been granted a credit against, or remission for, or a refund or a repayment of any Taxes (i) as a result of a Loan Party’s deduction and payment to a taxing authority of an amount pursuant to clause (a) above or (ii) with respect to which a Loan Party has paid an amount to a Lender or the Administrative Agent pursuant to clause (c) above, then the Lender or the Administrative Agent shall, within 30 days, pay the Loan Party the lesser of (y) the credit, remission, refund or repayment of Taxes received or granted and (z) the amount paid by the Loan Party pursuant to this Section 2.16.

SECTION 2.17   Substitution of Lenders    If (a)(i) any Lender makes a claim under Section 2.14(b)(ii) (Interest Rate Unascertainable, Inadequate or Unfair) or 2.15 (Capital Adequacy), (ii) it becomes illegal for any Lender to continue to fund or make any Eurocurrency Rate Loan and such Lender notifies the Borrowers pursuant to Section 2.14(d) (Illegality), (iii) the Borrowers are required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Lender or (iv) any Lender becomes a Non-Funding Lender, (b) in the case of clause (a)(i) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its

Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (c) Lenders holding at least 66 2/3% of the Commitments in the applicable Facility are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrowers may substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the occurrence of any of the events described in clauses (a)(i), (ii), (iii) or (iv) above) by the Borrowers to the Administrative Agent and the Affected Lender that the Borrowers intend to make such substitution, which substitute financial institution must be an Eligible Assignee and, if not a Lender, reasonably acceptable to the Administrative Agent; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrowers within 30 days of each other, then the Borrowers may substitute all, but not (except to the extent the Borrowers have already substituted one of such Affected Lenders before the Borrowers’ receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims. If the proposed substitute financial institution or other entity is reasonably acceptable to the Administrative Agent and the written notice was properly issued under this Section 2.17, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase, pursuant to an Assignment and Acceptance, all rights and claims of such Affected Lender under the Loan Documents and the substitute financial institution or other entity shall assume and the Affected Lender shall be relieved of its Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations) and the provisions of Section 11.2 (Assignments and Participations) applicable to assignees thereunder shall apply to any assignee under this Section 2.17.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

SECTION 3.1   Conditions Precedent to Initial Loans and Letters of Credit

The obligation of each Lender to make the Loans requested to be made by it on the Closing Date and the obligation of each Issuer to Issue Letters of Credit on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent:

(a)  Certain Documents.    The Administrative Agent shall have received on the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

(i)  this Agreement, duly executed and delivered by the Borrowers and, for the account of each Lender requesting the same, a Note or Notes of each Borrower conforming to the requirements set forth herein;

(ii)  each Guaranty set forth on Schedule 3.1(a)(ii) (Guarantees), duly executed and delivered by each Guarantor as set forth on Schedule 3.1(a)(ii) (Guarantees) opposite such Guaranty; and

(iii)  each Pledge and Security Agreement set forth on Schedule 3.1(a)(iii) (Pledge and Security Agreements), duly executed and delivered by each Loan Party as set forth on Schedule 3.1(a)(iii) (Pledge and Security Agreements) opposite such Pledge and Security Agreement and, in the case of Intercompany Pledge and Security Agreements, collaterally assigned in favor of the Administrative Agent, together with each of the following:

(A)  evidence satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered at the Closing, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by each such Loan Party as the Administrative Agent may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC (and comparable Requirements of Law in Material Jurisdictions)), patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office (and in comparable government offices in Material Jurisdictions), as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the applicable Pledge and Security Agreement) and (y) copies of UCC search reports (and comparable search reports in Material Jurisdictions) as of a recent date listing all effective financing statements that name any Material Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or permitted pursuant to Section 8.2 (Liens));

(B)  share certificates representing all of certificated Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such share certificates executed in blank;

(C)  all instruments representing Pledged Notes, including all Intercompany Notes set forth on Schedule 8.3(e) (Existing Intercompany Loans) and the notes set forth on Schedule 8.3(f) (Existing Loans to non-Wholly Owned Subsidiaries), being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Administrative Agent or in blank;

(D)  all Intercompany Guarantees set forth on Schedule 3.1 (c) (Intercompany Guarantees) duly executed by the respective Intercompany Guarantor, and collaterally assigned in favor of the Administrative Agent;

(E)  all Intercompany Collateral Documents, duly executed and delivered by each respective Loan Party, and collaterally assigned in favor of the Administrative Agent;

(iv)  each Mortgage set forth on Schedule 3.1(a)(iv) duly executed and delivered by each Loan Party or Loan Party named as a party thereto and, in the case of the Intercompany Mortgages, collaterally assigned in favor of the Administrative Agent, in each case together with (x) title insurance policies (or, with respect to real estate located outside the United States, the equivalent customary comfort provided to secured creditors pursuant to local practice, if any), current as-built surveys (or, with respect to real estate located outside the United States, the equivalent customary comfort provided to secured creditors pursuant to local practice, if any), zoning letters and certificates of occupancy (or, with respect to real estate located outside the United States, the equivalent customary comfort provided to secured creditors pursuant to local practice, if any), to the extent required by applicable law or deemed reasonably necessary by local counsel to the Lenders, appraisals, satisfactory in form and substance to the Agents, from an appraiser satisfactory to the Agents, in each case satisfactory in form and substance to the Agents, in their joint discretion, (y) to the extent applicable, evidence that the recording of counterparts of such Mortgages in the recording offices specified in such Mortgages will create a valid and enforceable first priority lien (subject only to Liens permitted by Section 8.2) (Liens) on property described therein in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), and (z) an opinion of counsel in each place in which any Mortgage is to be recorded in form and substance and from counsel satisfactory to the Administrative Agent;

(v)  a favorable opinion of (A) Jones, Day, Reavis & Pogue, U.S. counsel to the Loan Parties, in substantially the form of Exhibit G-1 (Form of U.S Opinion of Counsel for the Loan Parties), (B) Maples & Calder, Cayman Islands counsel to the Loan Parties, in substantially the form of Exhibit G-2 (Form of Opinion of Cayman Counsel for the Loan Parties), (C) Osler Hoskin & Harcourt LLP, Canadian counsel to the Loan Parties, in substantially the form of Exhibit G-3 (Form of Opinion of Canadian Counsel for the Loan Parties), (D) Loyens & Loeff, Dutch counsel to the Loan Parties, in substantially the form of Exhibit G-4 (Form of Opinion of Dutch Counsel for the Loan Parties), (E) Jones, Day, Reavis & Pogue, Japanese counsel to the Loan Parties, in substantially the form of Exhibit G-5 (Form of Opinion of Japanese Counsel for the Loan Parties), (F) counsel to the Loan Parties in each other Material Jurisdiction, in form and substance satisfactory to the Administrative Agent, in each case addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request and (F) counsel to the Administrative Agent as to the enforceability of this Agreement and the other Loan Documents to be executed on the Closing Date;

(vi)  a copy of each Related Document, the Housemark License Agreement and each Disclosure Document in each case on terms and conditions satisfactory to the Administrative Agent and certified as being complete and correct by a Responsible Officer of the Company;

(vii)  a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Material Loan Party, certified as of a recent date by the Secretary of State (or local equivalent, if applicable) of its jurisdiction of organization of such Material Loan Party, together with certificates of such official attesting to the good standing (or local equivalent, if any) of each such Material Loan Party;

(viii) a certificate of the Secretary or an Assistant Secretary of each Material Loan Party certifying (A) the names and true signatures of each officer of such Material Loan Party who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Material Loan Party, (B) the by-laws (or equivalent Constituent Document) of such

Material Loan Party, as in effect on the date of such certification, (C) the resolutions of such Material Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Material Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vii) above;

(ix)  a certificate of a Responsible Officer of Holdings certifying that Holdings, together with its Subsidiaries, taken as a whole, are Solvent after giving effect to the Loans made, and Letters of Credit Issued, on the Closing Date, the Intercompany Loans, the Transactions, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(x)  a certificate of:

(A)  a Responsible Officer of each Borrower certifying that (x) the condition set forth in Section 3.2(b) (Representations and Warranties; No Defaults) has been satisfied and (y) no litigation shall have been commenced against any JD Entity could reasonably be expected to have a Material Adverse Effect;

(B)  a Responsible Officer of the Company certifying that it has received not less than the Dollar Equivalent of $400,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes in a public offering or in a Rule 144A or other private placement;

(C)  a Responsible Officer of Holdings certifying that it has received not less than (i) $300,000,000 in gross cash proceeds from the Unilever Subscription Payment and (ii) $25,000,000 in gross cash proceeds from the Shareholder Equity Investment and has issued the Seller Notes; and

(D)  a Responsible Officer of the Company certifying that the aggregate value of the total assets that constitute Collateral owned by each Material Loan Party, as of the Closing Date, is not less than such Material Loan Party’s aggregate obligations under the Intercompany Notes to which it is a party.

(xi)  reasonably satisfactory evidence that all loans outstanding under, and all other amounts due in respect of, the Indebtedness to be Paid shall have been repaid in full (or reasonably satisfactory arrangements made for such repayment), the commitments thereunder shall have been terminated (or reasonably satisfactory arrangements made for such termination), and all related guarantees and security interests, shall have been assigned to the Administrative Agent or terminated (or provision reasonably satisfactory to the Administrative Agent shall have been made for their termination).

(xii)  evidence satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral

Document are in full force and effect, together with endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of Holdings, the Company and its Subsidiaries; and

(xiii)  such other certificates, documents, agreements and information respecting any JD Entity as any Lender through the Administrative Agent may reasonably request.

(b)  Pro forma Financial Statements.    The Lenders shall have received (i) consolidated balance sheets of the Company, giving effect to the Transactions on a Pro Forma Basis, as of September 28, 2001 and as of December 31, 2001 (which balance sheets shall reflect the financial position of the Acquired Business as of each such date on a Pro Forma Basis), and (ii) consolidated statements of income for the fiscal period ended September 28, 2001 and for the twelve-months ended December 31, 2001, in each case after giving effect to the Transactions on a Pro Forma Basis (which financial statements shall reflect the results of operations of the Acquired Business for the corresponding period on a Pro Forma Basis), together with a certificate of a Responsible Officer of the Company to the effect that such statements accurately present the financial position of the Company and its Subsidiaries (including the Acquired Business) on a Pro Forma Basis.

(c)  Fee and Expenses Paid.    There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, the Arrangers and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).

(d)  Acquisition.    The Agents shall be satisfied that (a) there shall not have been any material change from that disclosed to the Arrangers prior to November 20, 2001 in the legal, capital and ownership structure of any Loan Party or any material change or additions to the terms and conditions of the Acquisition Agreement (including the schedules and exhibits thereto), and any agreement relating thereto, from those contained in the Acquisition Agreement and related documents delivered to the Arrangers by the Company on or prior to March 18, 2002 or otherwise on terms and conditions reasonably satisfactory to the Agents and (b) the Acquisition shall have been consummated (i) on the structure, terms and conditions so disclosed, and no material provision thereof shall have been waived, amended, supplemented or otherwise modified without the consent of the Agents (which consent shall not be unreasonably withheld or delayed) and (ii) in accordance with all material Requirements of Law.

(e)  Consents, Etc.    Each JD Entity shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each JD Entity (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents and the Related Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents and (iii) to consummate the Transactions. Other than with respect to any Delayed Closing and the consent of COFECO, (the Mexican antitrust Governmental Authority) solely with respect to the acquisition of the Acquired Business located in, or incorporated under, the laws of Mexico, the waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the Hart Scott Rodino Antitrust Improvements Act of 1976 and each equivalent antitrust legislation applicable in any Material Jurisdiction shall have expired or been terminated without any action being taken by any Governmental Authority adverse to the consummation of the Acquisition.

(f)  Funds Flow Statement.    The Company shall have delivered, not less than 3 days prior to the Closing Date, to the Administrative Agent an executed statement of funds flow, authorizing the flow of funds necessary to consummate the Transactions.

SECTION 3.2   Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)  Request for Borrowing or Issuance of Letter of Credit.    With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b)  Representations and Warranties; No Defaults.    The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i)  the representations and warranties set forth in Article IV (Representations And Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date and except that the representations and warranties made in Section 4.12 (Environmental Matters) shall be true and correct in all material respects except for any exceptions thereto that would not be reasonably expected to result in Environmental Liabilities and Costs that would have a Material Adverse Effect;

(ii)  no Default or Event of Default shall have occurred and be continuing; and

(iii)  the Company shall have a Leverage Ratio, determined as of the last day of the most recent Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) on a pro forma basis after giving effect to the proposed Borrowing, of not more than the maximum ratio set forth in Section 5.1 (Maximum Leverage Ratio) for such Financial Covenant Period.

(c)  No Legal Impediments.    The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

Each submission by a Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by such Borrower of the proceeds of each Loan requested therein, and each submission by a Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by Holdings and all Borrowers as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

SECTION 3.3   Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the initial Borrowing or Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, each of Holdings and the Borrowers represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date, after giving effect to the Acquisition and the making of the Loans and the other financial accommodations on the Closing Date, and on and as of each date as required by Section 3.2(b)(i) (Representations and Warranties; No Defaults):

SECTION 4.1   Organization, Good Standing, Power, Etc.    Each Loan Party (a) is validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, (b) is duly qualified to do business and is in good standing (if applicable) under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect in the aggregate over all such failures, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, and (d) is in compliance with its Constituent Documents.

SECTION 4.2  Capitalization of the Loan Parties

(a)  All of the outstanding capital stock of Holdings has been validly issued, is fully paid and non-assessable; (i) 3,920 shares of Class A common stock are owned beneficially and of record by Commercial Markets Holdco, Inc, and (ii) 1,960 shares of Class B common stock are owned beneficially and of record by a member of Unilever Group, in each case, free and clear of all Liens.

(b)  The authorized capital stock of the Company consists of (i) 200,000 shares of common stock, $1.00 par value per share, of which 24,422 shares are issued and outstanding, (ii) 1,000 shares of Series A preferred stock, of which none are issued and outstanding and (iii) 1,000 shares of Series B preferred stock, of which none are issued and outstanding. All of the outstanding capital stock of the Company has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by Holdings (other than the Consumer Share), free and clear of all Liens other than the Lien in favor of the Secured Parties created by a Pledge and Security Agreement. No Stock of the Company is subject to any option, warrant, right of conversion or purchase or any similar right. There are no agreements or understandings to which the Company is a party with respect to the voting, sale or transfer of any shares of Stock of the Company or any agreement restricting the transfer or hypothecation of any such shares.

(c)  Set forth on Schedule 4.2 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Company and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Company and specifying whether such Subsidiary is a Material Subsidiary. No Stock of any Subsidiary of the Company is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. All of the outstanding Stock of each JD Entity owned (directly or indirectly) by the Company has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Company or a Subsidiary of the Company, free and clear of all Liens (other than the Lien that is in favor of the Secured Parties or that has been collaterally assigned to the Secured Parties and that was created pursuant to a Loan Document), options, warrants, rights of conversion or purchase or any similar rights. Neither the Company nor any Subsidiary of the Company is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any Subsidiary of the Company (other than Holdings under the Stockholders Agreement and the Related Documents), other than the Loan Documents. No JD Entity owns or holds, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments). Each Material Subsidiary is a direct or indirect Wholly Owned Subsidiary of the Company and is a direct Wholly Owned Subsidiary of a Material Loan Party.

(d)  Holdings does not have any direct or indirect, record or beneficial interest in any Person other than its direct and indirect, record and beneficial ownership of the Stock of the Company and its Subsidiaries and no Finance Subsidiary or Securitization Subsidiary has any direct or indirect, record or beneficial interest in any Person.

SECTION 4.3   Corporate Power; Authorization; Enforceable Obligations

(a)  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i)  are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii)  have been or, at the time of delivery thereof pursuant to Article III (Conditions To Loans And Letters Of Credit) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii)  do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of, or collaterally assigned to, the Secured Parties, as the case may be, pursuant to the Collateral Documents or the Intercompany Collateral Documents; and

(iv)  do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than (A) those that have been or will be, prior to the Closing Date, obtained or made, and each of which on the Closing Date will be in full force and effect, (B) with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents and the Intercompany Collateral Documents and (C) those the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect.

(b)  This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

SECTION 4.4   Financial Statements and Other Information

(a)  The consolidated balance sheet of the Company and its Subsidiaries (other than the Acquired Business) as at July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries (other than the Acquired Business) for the fiscal year then ended, certified by the Company’s Accountants and any consolidated balance sheets of the Company and its Subsidiaries for the completed fiscal months since December 28, 2001, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal months, copies of which have been furnished to the Lenders, fairly present, subject, in the case of said balance sheets for each completed fiscal month since December 28 2001, and said statements of income, retained earnings and cash flows for such months, to the absence of footnote disclosure and normal recurring year-end audit adjustments, fairly present the consolidated financial condition of each the Company and its Subsidiaries (other than the Acquired Business) as at such dates and the consolidated results of the operations of each the Company and its Subsidiaries (other than the Acquired Business) for the period ended on such dates, and, other than in the case of the monthly financial statements, all in conformity with GAAP.

(b)  The consolidated balance sheet of the Acquired Business as at December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001, and the related consolidated statements of income, retained earnings and cash flows of the Acquired Business for the fiscal year then ended, certified by PricewaterhouseCoopers, and any management accounts of the Acquired Business for the completed fiscal months since December 31, 2001, copies of which have been furnished to each Lender, fairly present, subject, in the case of said management accounts for each completed fiscal month since December 31, 2001, to the absence of footnote disclosure and normal recurring year-end audit adjustments, fairly present the consolidated financial condition of each the Acquired Business as at such dates and the consolidated results of the operations of each the Acquired Business for the period ended on such dates, and, other than in the case of the monthly financial statements, all prepared in conformity with the accounting principles stated therein.

(c)  Neither Holdings nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto or otherwise permitted by this Agreement.

(d)  The Projections have been prepared by the Company in light of the past operations of its business, and reflect projections for the eight year period beginning on December 29, 2001, on a quarterly basis for the period from the Closing Date through to the end of 2004 and on annual basis for each year thereafter. The Projections are based upon estimates and assumptions stated therein, all of which the Company believed at the time of preparation to be reasonable and fair in light of current conditions and current facts then known to the Company and, as of the Closing Date, no conditions or facts have come to the attention of the Company that have led the Company to believe that such estimates and assumptions do not continue to be reasonable and fair and as of the Closing Date. The Projections reflect the Company’s good faith and reasonable estimates of the future financial performance of the Company and its Subsidiaries and of the other information projected therein for the periods set forth therein.

(e)  The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries, a copy of which has been delivered to each Lender pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), has been prepared as of December 31, 2001 and reflects as of such date, on a Pro Forma Basis, the consolidated financial condition of Holdings and its Subsidiaries, and the assumptions expressed therein were reasonable based on the information available to Holdings at the time so furnished and on the Closing Date.

(f)  Schedule 8.3(a) (Existing Investments) separately identifies, as of the Closing Date, each Intercompany Term Loan together with the applicable Intercompany Lender, Intercompany Borrower and the outstanding balance of such Intercompany Term Loan.

SECTION 4.5   Material Adverse Change

There has been no Material Adverse Change (a) with respect to (i) the Company and its Subsidiaries, other than those comprising the Acquired Business, since June 29, 2001 or (ii) the Acquired Business, since December 31, 2000 or (b) since the date of the most recently delivered audited financial statements of the Company and its Subsidiaries which have been prepared and delivered in accordance with Section 6.1(b) (Annual Reports).

SECTION 4.6   Taxes

(a)  All U.S. federal and state tax returns, reports and statements (excluding information returns) (the “US Tax Returns”) and, except as would not in the aggregate have a Material Adverse Effect, all local U.S. and all U.S. information returns, foreign tax returns, reports and statements (collectively, the “Other Tax Returns” and, together with the US Tax

Returns, the “Tax Returns”) required to be filed by each JD Entity or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein have been paid prior to the date when due except where contested in good faith and by appropriate proceedings if adequate reserves have been established on the books of such JD Entity or such Tax Affiliate in conformity with GAAP;

(b)  Except as set forth on Schedule 4.6 (Tax Matters), no US Tax Return and, except as would not in the aggregate have a Material Adverse Effect, no Other Tax Return, is under audit or examination by any Governmental Authority and no written notice of an audit or examination of any claim for Taxes has been received from any Governmental Authority;

(c)  Proper amounts have been withheld by each Domestic Loan Party and, except as would not in the aggregate have a Material Adverse Effect, proper amounts have been withheld by each other JD Entity and each of its Tax Affiliates from its employees for all periods in full compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities;

(d)  Except as disclosed on Schedule 4.6 (Tax Matters), no Domestic Loan Party and, except as would not in the aggregate have a Material Adverse Effect, no other JD Entity or any of its Tax Affiliates has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any Taxes; and

(e)  Except as disclosed on Schedule 4.6 (Tax Matters), (i) no JD Entity has incurred any obligation under any tax sharing agreement or arrangement other than the tax sharing agreement to which Johnson Consumer is a party and (ii) no Subsidiary of the Company not acquired in the Acquisition has been a member of an affiliated, combined or unitary group other than the group of which Johnson Consumer or Commercial Markets Holdco, Inc. is or was the common parent.

SECTION 4.7   Real Property

(a)  Schedule 4.7(a) (Owned Real Estate) sets forth a complete list of all real property owned by any JD Entity as of the Closing Date (each, an “Owned Property”), and Schedule 4.7(b) (Material Leases) sets forth a complete list of all Material Leases.

(b)  Each of the Material Leases is in full force and effect and, prior to the Closing Date, a current and complete copy of each Material Lease has been delivered to the Administrative Agent.

(c)  Except as disclosed in Schedule 4.7(a) (Owned Real Estate), the Company and its Subsidiaries have fee simple title to all Owned Properties located within the United States and a substantially equivalent ownership interest in the Owned Properties located in each other jurisdiction and all buildings, structures and other improvements located thereon, free and clear of all Liens, other than Liens permitted under Section 8.2 (Liens).

(d)  Except as disclosed in Schedule 4.7(b) (Material Leases), either the Company or a Subsidiary thereof has a valid, binding and enforceable leasehold interest and actual possession in and to the properties and all buildings, structures or other improvements located thereon pursuant to such Material Leases in each case free and clear of all Liens of any nature whatsoever, except Liens permitted under Section 8.2 (Liens, Etc.,);

(e)  All of the buildings, fixtures and improvements included on or in the Material Real Property or the property subject to a Material Lease are in satisfactory condition and repair for the continued use of the Material Real Property or the property subject to a Material Lease in the ordinary course of business consistent with past practices.

SECTION 4.8   Material Contracts; including no burdensome restrictions and no defaults

(a)  No JD Entity (i) is a party to any Contractual Obligation the compliance with which would have a Material Adverse Effect in the aggregate over all such Contractual Obligations or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the property or assets of any thereof or (ii) is subject to any charter or corporate restriction that would have a Material Adverse Effect in the aggregate over all such restrictions.

(b)  No JD Entity is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of any JD Entity, no other party is in default under or with respect to any Contractual Obligation owed to any JD Entity, other than, in either case, those defaults that, in the aggregate over all such defaults, would not have a Material Adverse Effect.

SECTION 4.9   Intellectual Property Rights    The Loan Parties own or have obtained a license for or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, trade secrets and know-how franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of any Loan Party or any of its Subsidiaries, and to each Loan Party’s knowledge, no use of the foregoing intellectual property by such Loan Party infringes upon any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

SECTION 4.10   Litigation

(a)  Other than as set forth on Schedule 4.10 (Litigation), there are no pending or, to the knowledge of any JD Entity, threatened actions, investigations or proceedings affecting any JD Entity or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate over all such actions, investigations or proceedings, could not reasonably be expected to have a Material Adverse Effect.

(b)  The performance by any JD Entity of its obligations under any Loan Document or any Related Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

SECTION 4.11   Compliance with Law; Authorizations

(a)  Each JD Entity (i) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate over all such failures, have a Material Adverse Effect and (ii) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate over all such failures, have a Material Adverse Effect.

(b)  To the knowledge of each JD Entity, there are no Requirements of Law applicable to any JD Entity the compliance with which by such JD Entity, as the case may be, would have a Material Adverse Effect in the aggregate over all such compliances.

SECTION 4.12   Environmental Matters Except as Disclosed on Schedule 4.12:

(a)  The JD Entities have all Permits required for the conduct of their business as conducted prior the Closing Date and are in compliance with such Permits and the other requirements of Environmental Laws, except for non-compliance or the failure to have a Permit which has not resulted, and would not reasonably be expected to result, in Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the JD Entities in excess of the Dollar Equivalent of $500,000 individually or the Dollar Equivalent of $5,000,000 in the aggregate. All of such environmental Permits are in full force and effect, and there are no Environmental Claims pending or, to the knowledge of any JD Entity, threatened which could result in the revocation, cancellation or suspension of any such Permits, except where such revocation, cancellation or suspension could not reasonably be expected to result in Environmental Liabilities and Costs in excess of the Dollar Equivalent of $500,000 individually or the Dollar Equivalent of $5,000,000 in the aggregate. None of the JD Entities has received any written notice from any Governmental Authority with respect to any such Environmental Claim.

(b)  None of the JD Entities has within the last three years received any written notice from any Governmental Authority or other third party with respect to any violation of or any liability (including any liability with respect to a Release) as of the date on which this representation is given or repeated under any Environmental Laws that, in either case, has resulted, or would reasonably be expected to result, in Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the JD Entities in excess of the Dollar Equivalent of $500,000 individually or the Dollar Equivalent of $5,000,000 in the aggregate, which has not been complied with or satisfied without remaining obligation, cost or liability and, to the knowledge of any JD Entity, there is no such violation, liability or Release that is reasonably likely to lead to the service of any such written notice.

(c)  No real property or any Former Real Property contains or, to the knowledge of any JD Entity, has ever contained, any underground storage tanks, surface impoundments, pits, sumps, septic tanks or lagoons containing any Contaminant, the presence of which are in violation of Environmental Laws or in relation to which Releases have occurred, which violation or Release has resulted, or would reasonably be expected to result, in Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the JD Entities in excess of the Dollar Equivalent of $5,000,000 in the aggregate.

(d)  None of the JD Entities has received any written notice, claim, or request for information relating to any third-party location or waste disposal site or Former Real Property alleging that any JD Entity is or may be liable to any Person or Governmental Authority in connection with Environmental Matters relating to or arising from any such location or site and, to the knowledge of each JD Entity, there are no circumstances that are reasonably likely to lead to the service of any such written notice, except where such notice, claim or request for information is not reasonably expected to result in Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the JD Entities in excess of the Dollar Equivalent of $500,000 individually or the Dollar Equivalent of $5,000,000 in the aggregate.

(e)  No Contaminant has been Released at any of the real property or, during the period of any of their ownership or operation thereof, at any Former Real Property in violation of Environmental Laws or in relation to which Remedial Actions are or would be required, which in either case, would reasonably be expected to result in Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the JD Entities in excess of the Dollar Equivalent of $500,000 individually or the Dollar Equivalent of $5,000,000 in the aggregate.

(f)  Neither the consummation of the Facilities nor the consummation of the Transactions by any JD Entity will require any investigation, remediation or other action related to Contaminants.

(g)  The Company has provided the Administrative Agent with copies of all final Phase I and Phase II environmental site assessments prepared by it in connection with the Acquisition and access to copies of all environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of each JD Entity or any real property of any of them that have been prepared since January 1, 1995, that are in the possession, custody or control of each JD Entity as of the Closing Date and that relate to matters that have, or would reasonably be expected to result in, Environmental Liabilities and Costs or an adverse impact on the aggregate EBITDA of the JD Entities in excess of the Dollar Equivalent of $5,000,000 in the aggregate.

(h)  None of the Owned Property within the United States subject to a Mortgage is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(i)  To the knowledge of each JD Entity, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of each JD Entity or of real property owned, operated or leased by each JD Entity or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate over all such facts, circumstances or conditions, would not have a reasonable likelihood of each JD Entity and its Subsidiaries incurring Environmental Liabilities and Costs in excess of the Dollar Equivalent of $5,000,000 individually, or the Dollar Equivalent of $25,000,000 in the aggregate.

(j)  As of the date hereof, no Environmental Lien has attached to any Material Real Property of any JD Entity or any of its Subsidiaries located in the United States, and to the knowledge of each JD Entity, no facts, circumstances or conditions exist that could reasonably be expected to result in any Environmental Lien attaching to any such property.

(k)  As of the Closing Date, none of the matters listed on Schedule 4.12 (Environmental Matters) individually, or in the aggregate, could be reasonably likely to cause a Material Adverse Effect.

SECTION 4.13   Labor Matters

(a)  There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving any JD Entity, other than those that, in the aggregate over all such strikes, work stoppages, slowdowns or lockouts, would not have a Material Adverse Effect.

(b)  Except as set forth on Schedule 4.13 (Labor Matters), there are no unfair labor practices, grievances or complaints pending, or, to any JD Entity’s knowledge, threatened, against or involving any JD Entity, nor are there any arbitrations or grievances threatened involving any JD Entity, other than those that, in the aggregate over all such unfair labor practices, grievances, complaints, arbitrations and grievances, if resolved adversely to such JD Entity, would not have a Material Adverse Effect.

(c)  Except as set forth on Schedule 4.13 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of any JD Entity.

SECTION 4.14   ERISA Matters

(a)  Schedule 4.14 (List of Plans) separately identifies as of the date hereof all Title IV Plans and all Multiemployer Plans.

(b)  Each employee benefit plan of each JD Entity intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate over all such failures, would not have a Material Adverse Effect.

(c)  Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for noncompliances that, in the aggregate over all such noncompliances, would not have a Material Adverse Effect.

(d)  There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate over all such ERISA Events, would not have a Material Adverse Effect.

(e)  Except to the extent set forth on Schedule 4.14 (List of Plans), no JD Entity or any ERISA Affiliate has incurred any Withdrawal Liability as a result of a complete withdrawal as of, or prior to, the date hereof from any Multiemployer Plan which has not been satisfied.

(f)  There are no Unfunded Pension Liabilities, except for such liabilities that, in the aggregate, would not have a Material Adverse Effect.

SECTION 4.15   Full Disclosure

(a)  The written information (other than the Projections and other financial projections) prepared or furnished by each JD Entity in connection with this Agreement or the

Related Documents or the consummation of the transactions contemplated hereunder and thereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein (in light of the circumstances in which they were made) not misleading as of the time when made or delivered.

(b)  The Projections and all other financial projections that have been prepared by or on behalf of each JD Entity have been prepared in good faith based upon assumptions that were reasonable at the time the Projections and such other financial projections were prepared.

(c)  The Company has delivered to each Lender a true, complete and correct copy of each Disclosure Document. The Disclosure Documents comply as to form in all material respects with all applicable requirements of all applicable state and Federal securities laws.

SECTION 4.16   Use of Proceeds    The proceeds of (a) the Term Loans and the Intercompany Term Loans are being used by each Borrower or each Intercompany Borrower, as the case may be, solely (i) to finance a portion of the Acquisition and for the payment of related transaction costs, fees and expenses and (ii) to refinance existing Indebtedness to be Paid as more fully set forth on Schedule 4.16 (Use of Proceeds) and (b) the Revolving Loans, the Letters of Credit and the Intercompany Revolving Loans are being used by each Borrower or each Intercompany Borrower, as the case may be, solely (i) to refinance existing Indebtedness of such Borrower and its Subsidiaries, (ii) to finance a portion of the Acquisition and for the payment of related transaction costs, fees and expenses and (iii) for working capital and general corporate purposes, in each case.

SECTION 4.17   Margin Regulations    No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Borrowing or any Intercompany Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

SECTION 4.18   Investment Company Act and Public Utility Holding Company Act    No Loan Party is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company,” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

SECTION 4.19   Solvency    Both before and after giving effect to (a) the Loans, Letter of Credit Obligations and the Intercompany Loans to be made or extended on the Closing Date or such other date as Loans, Letter of Credit Obligations or Intercompany Loans requested hereunder or under any Intercompany Note are made or extended, (b) the disbursement of the proceeds of such Loans or Intercompany Loans, as the case may be, pursuant to the instructions of any Loan Party, (c) the Acquisition and the consummation of the Transactions and any other transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is Solvent.

SECTION 4.20   Insurance    All material policies of insurance (including all self insurance arrangements) of any kind or nature of each JD Entity, including policies of life, fire, theft,

product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation and employee health and welfare insurance, are in full force and effect and, in the aggregate, are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. No JD Entity has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

SECTION 4.21   Related Documents

(a)  The execution, delivery and performance by each JD Entity of the Related Documents to which it is a party and the consummation of the transactions contemplated thereby by such JD Entity:

(i)  are within such JD Entity’s respective corporate, limited liability company, partnership or other powers;

(ii)  at the Closing Date, will have been duly authorized by all necessary corporate or other action, including the consent of stockholders where required;

(iii)  do not and will not (A) contravene or violate any JD Entity’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to any JD Entity, or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any JD Entity or any of its Subsidiaries, except for those that, in the aggregate over all such conflicts, defaults, breaches, terminations or accelerations, would not have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any of the property of any JD Entity or any of its Subsidiaries; and

(iv)  do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority, or any other Person, other than those that (A) will have been obtained at the Closing Date, each of which will be in full force and effect on the Closing Date, none of which will on the Closing Date impose materially adverse conditions upon the exercise of control by Holdings over each JD Entity or by each JD Entity over any of its Subsidiaries, (B) have not been obtained and relate to Delayed Closings, (C) if not obtained, would not have a Material Adverse Effect (in the aggregate over all such consents, authorizations, approvals, notices and filings) and (D) are required to be made or obtained after the Closing Date.

(b)  Each of the Related Documents has been or at the Closing Date will have been duly executed and delivered by each JD Entity party thereto and at the Closing Date will be the legal, valid and binding obligation of each JD Entity party thereto, enforceable against such JD Entity in accordance with its terms.

(c)  None of the Related Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 8.11 (Modification of Related Documents) or Section 8.12 (Payment of Debt; Modification of Debt Agreements), as the case may be, and each of the representations and warranties therein are true and correct in all material respects and no default or event that, with the giving of notice or lapse of time or both would be a default has occurred thereunder.

(d)  The Obligations constitute “Designated Senior Debt ” and “Senior Debt ”, in each case as defined in the Senior Subordinated Debt Documents.

SECTION 4.22   Consummation of the Transactions    As of the Closing Date (a) there has not been any material change from that disclosed to the Arrangers prior to November 20, 2001 in the legal, capital and ownership structure of any JD Entity or any material change or additions to the terms and conditions of the Acquisition Agreement since March 18, 2002 (including the schedules and exhibits thereto), and any agreement relating thereto, or otherwise on terms and conditions reasonably satisfactory to the Agents and (b) the Transactions have been consummated (i) on the structure, terms and conditions disclosed to the Arrangers prior to March 18, 2002, and no material provision of any Related Document shall have been waived, amended, supplemented or otherwise modified without the consent of the Agents (which consent shall not be unreasonably withheld or delayed) and (ii) in accordance with all material Requirements of Law.

SECTION 4.23   Deposit Accounts; Securities Accounts.    The only Deposit Accounts or Securities Accounts maintained by any Material Loan Party on the date hereof are those listed on Schedule 4.23 (Deposit Accounts; Securities Accounts), which sets forth such information separately for each Material Loan Party.

ARTICLE V

FINANCIAL COVENANTS

Each of the Borrowers and Holdings agrees with the Lenders and the Administrative Agent to each of the following as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

SECTION 5.1   Maximum Leverage Ratio

The Company shall maintain a Leverage Ratio, as determined as of the last day of each Financial Covenant Period set forth below, for the Financial Covenant Period ending on such day of not more than the maximum ratio set forth below opposite such Financial Covenant Period:

FINANCIAL COVENANT PERIOD ENDING NEAREST TO	MAXIMUM LEVERAGE RATIO
September 30, 2002	5.25 to 1
December 31, 2002	5.25 to 1
March 31, 2003	5.25 to 1
June 30, 2003	5.00 to 1
September 30, 2003	4.75 to 1
December 31, 2003	4.25 to 1
March 31, 2004	4.00 to 1
June 30, 2004	3.75 to 1
September 30, 2004	3.50 to 1

FINANCIAL COVENANT PERIOD ENDING NEAREST TO	MAXIMUM LEVERAGE RATIO
December 31, 2004	3.25 to 1
March 31, 2005	2.75 to 1
June 30, 2005	2.75 to 1
September 30, 2005	2.75 to 1
December 31, 2005	2.75 to 1
March 31, 2006 and thereafter	2.50 to 1

SECTION 5.2   Minimum Interest Coverage Ratio

The Company shall maintain an Interest Coverage Ratio, as determined as of the last day of each Financial Covenant Period, for the Financial Covenant Period ending on such day, of at least the minimum ratio set forth below opposite such Financial Covenant Period:

FINANCIAL COVENANT PERIOD ENDING NEAREST TO	MINIMUM INTEREST COVERAGE RATIO
September 30, 2002	2.15 to 1
December 31, 2002	2.15 to 1
March 31, 2003	2.15 to 1
June 30, 2003	2.25 to 1
September 30, 2003	2.25 to 1
December 31, 2003	2.75 to 1
March 31, 2004	2.75 to 1
June 30, 2004	3.00 to 1
September 30, 2004	3.50 to 1
December 31, 2004	3.75 to 1
March 31, 2005 and thereafter	4.50 to 1

SECTION 5.3   Capital Expenditures

The Company shall not permit Capital Expenditures to be made or incurred by any JD Entity during each of the Fiscal Years set forth below to be, in the aggregate over all such Capital Expenditures, in excess of the maximum amount set forth below for such Fiscal Year:

FISCAL YEAR	MAXIMUM CAPITAL EXPENDITURES ($’000)
2002	$148,400
2003	$161,200
2004	$122,600
2005	$107,000
2006	$110,000
2007	$113,200;

provided, however, that to the extent that actual Capital Expenditures for any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital

Expenditures in the next succeeding Fiscal Year; provided further, however, that no portion of the such amount carried over from the previous Fiscal Year shall be allocated to Capital Expenditures in the next Fiscal Year until the amount allocated to the current Fiscal Year is exhausted.

ARTICLE VI

REPORTING COVENANTS

Each Borrower and Holdings agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

SECTION 6.1   Financial Statements    The Company shall furnish to the Administrative Agent, on behalf of the Lenders, one paper copy for each Lender upon request by such Lender and one electronic copy of each of the following:

(a)  Quarterly Reports.    Within 45 days after the end of each Fiscal Quarter, financial information regarding the Company and its Subsidiaries consisting of consolidated and consolidating unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, and commencing in March 2003, the figures for the corresponding period in the latest budget provided pursuant to Section 6.1(d) (Financial Statements) for the current Fiscal Year shall be set forth in comparative form and commencing in September 2003, the figures for the corresponding period in the prior year shall also be set forth in comparative form, in each case certified by a Responsible Officer of the applicable Borrower as fairly presenting the consolidated and consolidating financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments); provided, however, that notwithstanding the foregoing, (i) the Borrowers shall only be required to deliver consolidating financial statements with respect to each Borrower and (ii) no financial information shall be required to be delivered under this clause (a) for any period prior to the Closing Date.

(b)  Annual Reports.    Within 90 days after the end of each Fiscal Year, financial information regarding the Company and its Subsidiaries consisting of consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Company and its Subsidiaries being a going concern by the Company’s Accountants or any other material qualification or exception (other than any standard qualification or exception made by the Company’s Accountants that is not specifically related to the Company and/or its Subsidiaries), together with the report of such accounting firm stating that (i) such financial statements fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for material changes with which the Company’s Accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (ii) the examination by the Company’s Accountants in connection with such consolidated financial statements has been made in accordance with GAAP, and accompanied by a certificate stating that in the course of the regular audit of the business of the

Company and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof; provided, however, that notwithstanding the foregoing, (i) the Borrowers shall only be required to deliver consolidating financial statements with respect to each Borrower and (ii) no financial information shall be required to be delivered under this clause (b) for any period prior to the Closing Date.

(c)  Compliance Certificate.    Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Company (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Leverage Ratio (for purposes of determining the Applicable Margin and the Applicable Unused Commitment Fee Rate) and demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) that is tested on a quarterly basis, (ii) showing in reasonable detail (x) the aggregate EBITDA of the Material Loan Parties for the most recently completed Financial Covenant Period as a percentage of the aggregate EBITDA of the Company and all of its Subsidiaries, taken as a whole, for such period and (y) the aggregate value of the total assets owned by the Material Loan Parties, as of the end the most recently completed Financial Covenant Period as a percentage of the Consolidated Total Assets of the Company and its Subsidiaries, taken as a whole and (z) the name of each Subsidiary that first qualified as a Material Loan Party during such Financial Covenant Period; (iv) in connection with each delivery of a financial statement pursuant to clause (b) above, showing in reasonable detail the calculations used in determining Excess Cash Flow for the most recently completed Fiscal Year, and (iv) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Company proposes to take with respect thereto.

(d)  Budget.    Not later than 30 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual budget of the Company and its Subsidiaries on a consolidated basis for the next succeeding Fiscal Year approved by the Board of Directors of the Company, (ii) forecasts prepared by management of the Company for each Fiscal Quarter in the next succeeding Fiscal Year, and (iii) forecasts prepared by management of the Company for each of the succeeding Fiscal Years through the Fiscal Year in which the Tranche B Maturity Date is scheduled to occur, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

(e)  Management Letters, Etc.    Within five Business Days after approval by the Company’s audit committee, copies of each company management letter, exception report or similar letter or report received by the Company’s audit committee from any independent certified public accountants (including the Company’s Accountants).

(f)  Intercompany Loan Balances.    Together with each delivery of any financial statement pursuant to clause (a) above, a summary of the outstanding balance of all Intercompany Loans and all other intercompany Indebtedness as of the last day of the Fiscal Quarter covered by such financial statement, certified by a Responsible Officer of the Company.

(g)  Reconciliation Statements.    If, after the occurrence of any change in the accounting principles used in the preparation of its Financial Statements, such change is adopted by the Company pursuant to Section 1.3 (Accounting Terms and Principles), until such time as the parties hereto agree to amend the provisions hereof as provided for by Section 1.3 (Accounting Terms and Principles), the Company shall provide to the Administrative Agent and the Lenders financial statements reconciling the financial statements prepared by the Company in accordance with such revised accounting principles and the financial statements which would have been prepared by the Company had such accounting change not occurred.

SECTION 6.2  Default Notices    As soon as practicable, and in any event within five Business Days after a Responsible Officer of any JD Entity has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Change, the Borrowers shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

SECTION 6.3   Litigation    Promptly after the commencement thereof, the Company shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting any JD Entity that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Company, exposes the JD Entities to liability, in each case, such that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.4   Sec Filings; Press Releases    Promptly after the sending or filing thereof, the Company shall send the Administrative Agent copies of (a) all reports that Holdings or the Company sends to its respective security holders (other than members of the Johnson Family Group or members of the Unilever Group solely in their capacity as a holder of Stock of Holdings or a member of the board of director of Holdings) generally, (b) all reports and registration statements that Holdings, the Company or any of its respective Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of such Material Loan Party made available by Holdings or any of its Subsidiaries to the public.

SECTION 6.5   Labor Relations    Promptly after becoming aware of the same, the Company shall give the Administrative Agent written notice of any material labor dispute to which any JD Entity is a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities.

SECTION 6.6   Erisa Matters    The Company shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a)  promptly and in any event within 30 days after any JD Entity or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred other than those that, in the aggregate over all ERISA Events would not result in a liability in excess of $5,000,000, written notice describing such event;

(b)  promptly and in any event within 30 days after any JD Entity or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Company describing such waiver request and the action, if any, Holdings, the Company, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c)  concurrently on the date on which any JD Entity or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

SECTION 6.7   Environmental Matters    The Company shall provide to the Administrative Agent promptly and in any event within 10 days of any JD Entity learning of any of the following which could result in Environmental Liabilities and Costs in excess of the Dollar Equivalent of $5,000,000, individually or the Dollar Equivalent of $25,000,000 in the aggregate in any one Fiscal Year or that would require disclosure under the Securities Act or any applicable Requirement of Law issued by the Securities and Exchange Commission, written notice of each of the following:

(a)  that any JD Entity is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such JD Entity to Environmental Liabilities and Costs of the Dollar Equivalent of $5,000,000, or more;

(b)  the receipt by any JD Entity of notification that any Owned Property and located within the United States is or is reasonably likely to be subject to any Environmental Lien;

(c)  the receipt by any JD Entity of any notice of violation of or potential liability under, or knowledge by such JD Entity that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate over all such violations and liabilities, would not be reasonably likely to subject the JD Entities collectively to Environmental Liabilities and Costs of the Dollar Equivalent of $5,000,000 or more;

(d)  the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate over all such proceedings and investigations, if adversely determined, would have a reasonable likelihood of subjecting the JD Entities collectively to Environmental Liabilities and Costs of the Dollar Equivalent of $5,000,000 or more;

(e)  any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any JD Entity other than (i) in connection with the Acquisition and (ii) those the consequences of which, in the aggregate over all such acquisitions, leasings and actions, have reasonable likelihood of subjecting the JD Entities to Environmental Liabilities and Costs of the Dollar Equivalent of $5,000,000 or more;

(f)  any proposed action by any JD Entity or the enactment or promulgation of any change in Environmental Laws that, in the aggregate over all such actions or changes, have a reasonable likelihood of requiring any JD Entity to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws; and

(g)  upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

SECTION 6.8  Other Information    Holdings or any Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of Holdings or any of its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Borrower and Holdings agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

SECTION 7.1    Preservation of Corporate Existence, Etc.    Holdings and each Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.3 (Investments), 8.4 (Sale of Assets) and 8.6 (Restrictions on Fundamental Changes; Permitted Acquisitions); provided, however, that this Section 7.1 shall not apply to any Inactive Subsidiary.

SECTION 7.2   Compliance With Laws, Etc.    Holdings and each Borrower shall, and shall cause each of its respective Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate over all such failures, have a Material Adverse Effect.

SECTION 7.3   Conduct of Business    Holdings and each Borrower shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with each Borrower or any of its respective Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate over all such failures, have a Material Adverse Effect.

SECTION 7.4   Payment of Taxes, Etc.    Holdings and each Borrower shall, and shall cause each of its respective Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of Holdings, such Borrower or the appropriate Subsidiary in conformity with GAAP.

SECTION 7.5   Maintenance of Insurance    Holdings and each Borrower shall (a) maintain for, or cause to be maintained by, each of its respective Subsidiaries insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates, and with respect to the Loan Parties, such other insurance as may be reasonably requested by the

Requisite Lenders, and, in any event, all insurance required by any Collateral Documents and the Intercompany Collateral Documents and (b) cause all such insurance to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days' written notice thereof to the Administrative Agent.

SECTION 7.6   Access    Holdings and each Borrower shall from time to time, permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) during normal business hours to (a) examine and make copies of and abstracts from the records and books of account of Holdings, such Borrower and each of their respective Subsidiaries, (b) other than following the occurrence of Event of Default that is continuing, not more than twice in any Fiscal Year visit the properties of Holdings, such Borrower and such Subsidiaries, (c) discuss the affairs, finances and accounts of Holdings, such Borrower and each of their respective Subsidiaries with any of their respective officers or directors and (d) communicate directly with any certified public accountants (including the Company’s Accountants). Holdings, each Borrower and each of their respective Subsidiaries shall authorize its certified public accountants (including the Company’s Accountants) to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from Holdings, such Borrower or any of such Subsidiaries and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of Holdings, such Borrower or any of such Subsidiaries.

SECTION 7.7   Keeping of Books    Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP or, in the case of a Foreign Subsidiary, such other applicable generally accepted accounting principles of all financial transactions and the assets and business of Holdings, such Borrower and each such Subsidiary.

SECTION 7.8   Maintenance of Properties, Etc.    Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all material Permits) necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate over all such failures, have a Material Adverse Effect.

SECTION 7.9   Application of Proceeds    The Borrowers shall use the entire amount of the proceeds of the Loans as provided in Section 4.16 (Use of Proceeds).

SECTION 7.10   Environmental    Holdings and each Borrower shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing, any Borrower or any Subsidiary of a Borrower shall, at its own cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release (a) conduct or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions, if appropriate (subject to requirements under applicable leases to obtain the consent of any lessor thereunder) and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

SECTION 7.11  Additional Collateral and Guaranties    To the extent not delivered to the Administrative Agent on or before the Closing Date, Holdings and each Borrower agrees to, and to cause each of their respective Subsidiaries to, promptly do each of the following:

(a)  subject to any limitations imposed by any Requirement of Law, execute and deliver to the Administrative Agent such amendments to the Collateral Documents as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the assets, Stock and Stock Equivalents and other debt Securities of any Material Subsidiary that are owned by Holdings or any of its Subsidiaries and requested to be pledged by the Administrative Agent; provided, however, that in any event such pledge shall be limited to the extent necessary to avoid materially adverse tax consequences to the Company and its Subsidiaries taken as a whole; provided further, however, notwithstanding the foregoing, no more than 65% of the capital stock of each first tier Foreign Subsidiary of the Company shall be pledged to secure the Obligations of the Company as a Borrower;

(b)  deliver to the Administrative Agent the certificates (if any) representing such Stock and Stock Equivalents and other debt Securities, together with (i) in the case of such certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of such certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of Holdings, the Company or such Subsidiary, as the case may be;

(c)  subject to any limitations imposed by any Requirement of Law and only to the extent that the Company and its Subsidiaries (taken as a whole) shall not suffer any material adverse tax consequences as a result thereof, in the case of any new Material Subsidiary, cause such new Material Subsidiary (i) to become a party to a Guaranty and the applicable Collateral Documents and (ii) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest in the Collateral described in the Collateral Documents with respect to such new Material Subsidiary, including the filing of UCC financing statements (or the applicable equivalent) in such jurisdictions as may be required by the Collateral Documents or by any Requirement of Law or as may be reasonably requested by the Administrative Agent;

(d)  in the case of any such Material Subsidiary to which clause (c) above is not applicable, cause such new Material Subsidiary (i) to become a party to an Intercompany Guaranty and the applicable Intercompany Collateral Documents and (ii) to take such actions necessary or advisable to grant to an Intercompany Lender a perfected security interest in such Intercompany Collateral Documents with respect to such new Material Subsidiary, which security interest shall be assigned to the Administrative Agent for the benefit of the Secured Parties, including taking such additional actions in such jurisdictions as may be required by such Intercompany Collateral Documents or by any Requirement of Law or as may be reasonably requested by the Administrative Agent;

(e)  subject to any limitations imposed by any Requirement of Law and only to the extent that the Company and its Subsidiaries (taken as a whole) shall not suffer any material adverse tax consequences as a result thereof, if at any time the (i) aggregate EBITDA of the

Material Loan Parties for the most recently completed Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) is less than 80% of the aggregate EBITDA of the Company and all of its Subsidiaries, taken as a whole, for such period or (ii) the aggregate value of the total assets owned by the Material Loan Parties, as of the end the most recently completed Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) is less than 80% of the Consolidated Total Assets of the Company and its Subsidiaries, taken as a whole; then the Borrowers shall take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest in additional assets of such other JD Entities (other than any Securitization Assets) as may be reasonably requested by the Administrative Agent, including the filing of UCC financing statements (or the applicable equivalent perfection documents) in such jurisdictions as may be required by the applicable Collateral Documents or by any Requirement of Law or as may be reasonably requested by the Administrative Agent;

(f)  subject to any limitations imposed by any Requirement of Law and only to the extent that the Company and its Subsidiaries (taken as a whole) shall not suffer any material adverse tax consequences as a result thereof, if, solely due to currency fluctuations (and not to any repayment of principal owing under any Intercompany Note), at any time the aggregate Dollar Equivalent of all amounts of principal outstanding under the Intercompany Notes is less than 90% of the Dollar Equivalent of all amounts of principal outstanding under the Intercompany Notes on the Closing Date, then the Borrowers shall take such actions necessary or advisable to (i) make such amendments to the terms of the Intercompany Loans, including amending the currency of, or the Dollar Equivalent value of, the obligations owing thereunder, as may be reasonably requested by the Administrative Agent and (ii) grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest in additional assets of such other JD Entities (other than any Securitization Assets) as may be reasonably requested by the Administrative Agent, including the filing of UCC financing statements (or the applicable equivalent perfection documents) in such jurisdictions as may be required by the applicable Collateral Documents or by any Requirement of Law or as may be reasonably requested by the Administrative Agent;

(g)  upon the expiration or other termination of the sale and leaseback transactions in existence on the Closing Date and set forth on Schedule 8.15 (Existing Sale and Leasebacks), the Company shall, or shall cause the applicable JD Entity to, promptly execute and deliver to the Administrative Agent such amendments to the Collateral Documents, or such additional Collateral Documents, as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in all of real property and personal property previously encumbered or subject to a negative pledge pursuant to the applicable Existing Sale Leaseback Documentation; and

(h)  if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 7.12   Landlord Waivers and Bailee’s Letters    The Borrowers shall, within 180 days after the Closing Date (or such later date as shall be acceptable to the Administrative Agent in its reasonable discretion) use commercially reasonable efforts to deliver such landlord waivers and bailee’s letters as the Administrative Agent shall request in its reasonable discretion, in each case in form and substance reasonably acceptable to the Administrative Agent.

SECTION 7.13  Real Property

(a)  The Borrowers shall, and shall cause each of their respective Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all of their respective Material Leases now or hereafter held respectively by them, (ii) not modify, amend, cancel, extend or otherwise change in any manner any term, covenant or condition of any such Material Lease except for such modifications which do not have a reasonable likelihood of materially and adversely affecting (x) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is party, or (y) the interests of the Lenders under the Loan Documents, (iii) not assign or sublet any other Material Lease if such assignment or sublet would have a Material Adverse Effect and (iv) provide the Administrative Agent with a copy of each notice of default under any Material Lease received by any JD Entity promptly after receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by any JD Entity under any Material Lease concurrently with its delivery of such notice under such Lease.

(b)  If, at any time, any Material Loan Party acquires a fee interest in any Material Real Property;

(i)  at least 20 days prior to the closing of such acquisition, the Company shall provide the Administrative Agent written notice thereof;

(ii)  the Company shall cause the applicable Material Loan Party to promptly execute, deliver and record a first priority Mortgage in favor of the Administrative Agent on behalf and for the ratable benefit of the Secured Parties covering such Material Real Property (subordinate only to such Liens as are permitted hereunder), in form and substance reasonably satisfactory to the Administrative Agent, and provide the Administrative Agent with a Mortgagee’s Title Insurance Policy (or the equivalent with respect to property located outside the United States) covering such Material Real Property in an amount equal to the purchase price of such Material Real Property, a current ALTA survey (or, with respect to Material Real Property located outside the United States of America, the equivalent customary comfort provided to secured creditors pursuant to local practice) thereof, if available, local counsel opinions with respect thereto and such other agreements, documents and instruments as the Administrative Agent deems necessary or reasonably advisable, the same to be in form and substance satisfactory to the Administrative Agent and to be subject only to (x) Liens permitted under Section 8.2 (Liens, Etc.) and (y) such other Liens as the Administrative Agent may reasonably approve; and

(iii)  upon written request of the Administrative Agent, the Borrowers shall, and shall cause such Material Loan Party to provide Phase I environmental reports showing no condition that could give rise to material Environmental Costs and Liabilities.

SECTION 7.14  Interest Rate Contracts    Holdings and the Borrowers shall within 90 days after the Closing Date enter into an Interest Rate Contract or Contracts in each case on terms and with a tenor reasonably satisfactory to the Agents so that a notional amount equal to 50% of the sum of (a) the aggregate outstanding principal amount of the Term Loans, plus (b) the aggregate principal amount of the loans outstanding under the Senior Subordinated Notes, as applicable, plus (c) the aggregate outstanding principal amount of the Seller Notes, is covered by such agreements or subject to a fixed rate of intrest.

SECTION 7.15   Financial Assistance    Holdings and each Borrower shall require that each of its Subsidiaries comply in any and all respects with sections 151 to 158 (inclusive) of the United Kingdom Companies Act 1985 or any similar enactments or financial assistance laws in any other applicable jurisdiction, including in relation to the Loan Documents and the payments due thereunder.

SECTION 7.16   Claims Pari Passu    Holdings and each Borrower shall, and shall cause each of its Subsidiaries to, ensure that its Secured Obligations under the Loan Documents rank and will rank at all times at least pari passu in right and priority of payment with all its present and future unsecured and unsubordinated Indebtedness (actual or contingent) except Indebtedness preferred solely by operation of law.

SECTION 7.17   Deposit Accounts; Securities Accounts

(a)  Subject to clause (c) below, no Material Loan Party will establish or maintain any Concentration Account or any Material Securities Account (i) that is not subject to a first priority perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties (subject only to Liens permitted under Section 8.2 (Liens, Etc.) or (ii) in respect of which the applicable Requirements of Law do not allow a security interest to be granted.

(b)  In the event (i) any Material Loan Party or any bank at which a Concentration Account is open or any financial institution at which a Material Securities Account (“Collateral Account Institution”) shall, after the date hereof, terminate an agreement with respect to the maintenance of a Concentration Account or any Material Securities Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Collateral Account Institution to comply with the terms of the applicable Collateral Document, or (iii) the Administrative Agent determines in its sole discretion that the financial condition of the Collateral Account Institution has materially deteriorated, the Company shall cause the applicable Material Loan Party to notify all of its obligors that were making payments to such terminated Concentration Account or any Material Securities Account, as the case may be, to make all future payments to another Concentration Account or Material Securities Account, as the case may be, in each case subject to a first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties (subject only to Liens permitted under Section 8.2 (Liens, Etc.).

(c)  Prior to the 90th day after the Closing Date (or such later date as agreed to by the Administrative Agent), the Material Loan Parties shall have delivered to the Administrative Agent a perfected first priority security interest (subject to liens permitted to exist pursuant to Section 8.2 (Liens, Etc.)) in the Concentration Accounts, the Material Securities Accounts, securities entitlements of the Material Loan Parties and all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Material Loan Party as required by clause (a) above.

SECTION 7.18   Post Closing Matters.    The Borrowers shall, and shall cause each of their respective Subsidiaries to, satisfy the requirements set forth on Schedule 7.18 on or before the date set forth opposite such requirement or such later date as consented to by the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

Each of the Borrowers and Holdings agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

SECTION 8.1  Indebtedness    Neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a)  the Secured Obligations (but in the case of Secured Obligations under Interest Rate Contracts, to the extent permitted pursuant to clause (m) below);

(b)  the Senior Subordinated Notes;

(c)  Indebtedness of Holdings under the Seller Notes;

(d)  Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.1(a) (Existing Indebtedness);

(e)  Guaranty Obligations incurred by (i) a JD Entity in respect of Indebtedness of a Material Loan Party that is permitted by this Section 8.1, (ii) a Material Loan Party in respect of Indebtedness of a JD Entity that is not a Material Loan Party up to a maximum aggregate amount not to exceed the Dollar Equivalent of $75,000,000 at any time and (iii) a JD Entity that is not a Material Loan Party in respect of Indebtedness of another JD Entity that is permitted by this Section 8.1;

(f)  Capital Lease Obligations and purchase money Indebtedness incurred by any Borrower or a Subsidiary of any Borrower to finance the acquisition of fixed assets; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.3 (Capital Expenditures) and that the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed the Dollar Equivalent of $75,000,000 at any time;

(g)  Indebtedness of any Securitization Subsidiary under any Securitization Facility (i) that is without recourse to any other JD Entity or the assets of any other JD Entity (other than pursuant to representations, warranties, covenants and indemnities customary for such transactions), (ii) the payment of principal and interest in respect of which is not guaranteed by any other JD Entity, (iii) in respect of which the governing documentation is in form and substance reasonably satisfactory to the Administrative Agent, and (iv) that is on customary terms and conditions; provided, however, that the aggregate outstanding principal amount of the

Indebtedness of all JD Entities under all Securitization Facilities other than Indebtedness under any Intercompany Note a Securitization delivers to any JD Entity (together with the outstanding principal amount of all Securitization Facilities identified in Schedule 8.1 (a) (Existing Indebtedness) shall not exceed the Dollar Equivalent of $150,000,000 at any time

(h)  Indebtedness of Foreign Subsidiaries of the Company in support of working capital needs up to an aggregate amount of the Dollar Equivalent of $100,000,000 at one time outstanding;

(i)  start-up working capital advances consisting of obligations of a Borrower or any Subsidiary of any Borrower to (i) pay to a member of the Unilever Group accounts receivable collected by a Borrower or any Subsidiary of any Borrower under the Sales Agency Agreement, and (ii) repay any additional amounts received from a member of the Unilever Group to fund the initial operating expenses of a Borrower or any Subsidiary of any Borrower under the Sales Agency Agreement;

(j) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (f), (g) or (h) above or this clause (j); provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to such Borrower or such Subsidiary, including as to weighted average maturity, than the Indebtedness being renewed, extended, refinanced or refunded;

(k)  Indebtedness of any JD Entity to any other JD Entity to the extent the Investment in such Indebtedness is permitted under Section 8.3(e) (Investments);

(l)  Indebtedness of any Borrower or a Subsidiary of any Borrower arising under any performance or surety bond entered into in the ordinary course of business;

(m)  Obligations under Hedging Contracts required by Section 7.14 (Interest Rate Contracts) or not in violation of Section 8.17 (No Speculative Transactions);

(n)  Indebtedness incurred under any agreement pursuant to which a Person provides cash management services or similar financial accommodations to a JD Entity;

(o)  Indebtedness under the CMI Holdco Note;

(p)  Indebtedness of Holdings arising under the Stockholders Agreement with respect to any obligations of Holdings to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents; and

(q)  Indebtedness constituting indemnities and adjustments (including pension plan adjustments and contingent payments adjustments) under the Stockholders Agreement, the Acquisition Agreement and any other Ancillary Agreement (as defined in the Acquisition Agreement).

Notwithstanding any other provision in this Section 8.1, no Finance Subsidiary shall incur any Indebtedness other than Indebtedness owing to the Company with respect to which 100% of proceeds are loaned by such Subsidiary to a Loan Party pursuant to an Intercompany Note.

SECTION 8.2  Liens, Etc.    Neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of their respective Subsidiaries to assign, any right to receive income, except for the following:

(a)  Liens created pursuant to the Loan Documents or otherwise securing, directly, or indirectly, the Secured Obligations;

(b)  Liens existing on the date of this Agreement and disclosed on Schedule 8.2 (Existing Liens);

(c)  Customary Permitted Liens;

(d)  purchase money Liens granted by any Borrower or any of its Subsidiaries (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time, on or after the date hereof, of such Borrower’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1 (f) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(e)  any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the class or category of assets subject to such Lien;

(f)  Liens granted in connection with Indebtedness permitted under Section 8.1(g) (Indebtedness) and limited in each case to the Securitization Assets transferred or assigned pursuant to the related Securitization Facility;

(g)  Liens on assets of any JD Entity that is not a Material Loan Party securing Indebtedness incurred by such JD Entity permitted under Section 8.1(h) (Indebtedness);

(h)  Liens in favor of lessors securing operating leases permitted hereunder; and

(i)  Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities (other than Indebtedness) of any Borrower or any of their respective Subsidiaries; provided, however, that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed the Dollar Equivalent of $5,000,000 at any time.

SECTION 8.3  Investments    Neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, directly or indirectly make or maintain any Investment except for the following:

(a)  Investments existing on the date of this Agreement (other than intercompany loans) and disclosed on Schedule 8.3(a) (Existing Investments) and Subsidiaries existing on the Closing Date as disclosed on Schedule 4.2 (Ownership of Subsidiaries);

(b)  Investments by any Borrower or any of its Subsidiaries in cash and Cash Equivalents;

(c)  Investments by any Borrower or any of their respective Subsidiaries in accounts, payment intangibles and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Company and its Subsidiaries;

(d)  Investments received in settlement of amounts due to any Borrower or any Subsidiary of any Borrower effected in the ordinary course of business;

(e)  Investments by way of intercompany loans existing on the date of this Agreement and disclosed on Schedule 8.3(e) (Existing Intercompany Loans), and other investments by way of intercompany loans, in each case, evidenced by an Intercompany Note made by any Loan Party to any other Loan Party; provided that (i) the Administrative Agent has a perfected security interest in (A) such Intercompany Note and any related Intercompany Guaranties as may be requested by the Administrative Agent and (B) assets of the Intercompany Loan Parties to the extent necessary to maintain compliance by the Borrowers with the provisions of Section 7.11 (Additional Collateral and Guaranties), and (ii) no Event of Default has occurred and is continuing at the time such Investment is made or would result therefrom.

(f)  Investments in non-Wholly Owned Subsidiaries existing on the date of this Agreement and disclosed on Schedule 8.3(f) (Existing Loans to Non Wholly Owned Subsidiaries), and other investments in non-Wholly Owned Subsidiaries by way of loans, in each case, evidenced by an note made by such non-Wholly Owned Subsidiaries to any Loan Party; provided that the Administrative Agent has a perfected security interest in such promissory note and no Event of Default has occurred and is continuing at the time such Investment is made or would result therefrom in a maximum aggregate amount of the Dollar Equivalent of $1,500,000 at any one time outstanding.

(g)  Investments made in connection with a Permitted Acquisition;

(h)  Investments constituting advances with respect to ordinary course receivables made by the Company or any of its Subsidiaries to members of Unilever Group pursuant to the Sales Agency Agreement;

(i)  the acquisition by any Borrower or any of their respective Subsidiaries of the outstanding shares of Daisan Kogyo Co., Limited not owned by the Acquired Business on the Closing Date being approximately 50.07% of all of the shares of such entity;

(j)  the acquisition of 100% of the assets and interests in certain non-separated foreign entities currently owned by Johnson Consumer shall be permitted up to an aggregate amount not greater than the Dollar Equivalent of $11,000,000; provided that the Borrowers comply with the provisions of Section 7.11 (Additional Collateral and Guaranties) in connection therewith and that no Event of Default has occurred and is continuing at the time such Investment is made or would result therefrom;

(k)  loans or advances to employees of any Borrower or any of their respective Subsidiaries in the ordinary course of business; provided, however, that the aggregate principal amount of all such loans and advances shall not exceed the Dollar Equivalent of $5,000,000 at any time;

(l)  Investments constituting Guaranty Obligations permitted by Section 8.1 (Indebtedness) or made solely in connection with a Securitization Facility;

(m)  Investments constituting Post Closing Reorganizations as set forth on Schedule 8.3 (b) (Post Closing Reorganization); provided that the Borrowers comply with the provisions of Section 7.11 (Additional Collateral and Guaranties) in connection therewith and that no Event of Default has occurred and is continuing at the time such Investment is made or would result therefrom;

(n)  Investments in connection with a Permitted Joint Venture; and

(o)  Investments by any Borrower or any of their respective Subsidiaries not otherwise permitted hereby; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed the Dollar Equivalent of $10,000,000 at any time.

SECTION 8.4   Sale of Assets    Neither Holdings nor any Borrower shall, or shall permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, in the case of any Borrower or any of their respective Subsidiaries, issue or sell any shares of such Subsidiary’s Stock or Stock Equivalent (any such disposition being an “Asset Sale”), except for the following:

(a)  the sale or disposition by any Borrower or any of their respective Subsidiaries of Inventory in the ordinary course of business;

(b)  the sale or disposition any Borrower or any of their respective Subsidiaries of equipment or Inventory that has become obsolete or is replaced in the ordinary course of business;

(c)  the lease or sublease of real property by any Borrower or any of their respective Subsidiaries not constituting a sale and leaseback;

(d)  assignments and licenses of intellectual property of any Borrower or any of their respective Subsidiaries in the ordinary course of business;

(e)  any Asset Sale (i) by a Domestic Loan Party to another Domestic Loan Party, (ii) by a Material Loan Party that is not a Domestic Loan Party to another Material Loan Party, (iii) by a Material Loan Party to a Loan Party that is not a Material Loan Party not in excess of an aggregate of the Dollar Equivalent of $25,000,000 in any twelve month period, and (iv) by a JD Entity that is not a Material Loan Party to any other JD Entity;

(f)  sales of accounts receivable and related assets in connection with the Italian Factoring Facility and (ii) sales, transfers and other dispositions of Receivables and Related Security to a Securitization Subsidiary for the fair market value thereof, including cash in an amount at lease equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that notes received in exchange for the transfer of Receivables and Related Security will be deemed cash if the Securitization Subsidiary or other payor is required to repay those notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Securitization Facility and all sales, transfers or other dispositions of Securitization Assets by a Securitization Subsidiary under, and pursuant to, a related Securitization Facility;

(g)  any Asset Sale by a JD Entity to another JD Entity necessary in connection with any Post Closing Reorganization permitted pursuant to Section 8.3 (Investments); provided that the Borrowers comply with the provisions of Section 7.11 (Additional Collateral and Guaranties) in connection therewith and that no Event of Default has occurred and is continuing at the time such Asset Sale is consummated or would result therefrom;

(h)  any assignment, sale of other disposition of payment intangibles more than 90 days past due made in connection with the collection of such delinquent payment intangibles;

(i)  the Whitmire Sale; and

(j)  any Asset Sale by a JD Entity to a Unilever Entity solely in connection with the failure of any JD Entity to obtain any required consent from the applicable Governmental Authority of Mexico (or a state thereof); provided that such Asset Sale is for Fair Market Value and that the aggregate consideration payable in connection therewith is payable in cash upon such sale and is for an amount that is not less than the amount that the Company paid to Unilever for such assets or stock in connection with the Acquisition;

(k)  as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale (not otherwise permitted by this Section 8.4 (Sale of Assets)) for Fair Market Value, payable solely in cash upon such sale; provided, however, that with respect to any such sale pursuant to this clause (j), (i) the aggregate consideration received for the sale of all assets sold during any Fiscal Year shall not exceed the Dollar Equivalent of $100,000,000 and (ii) all Net Cash Proceeds of such Asset Sale are applied to the Obligations to the extent required by Section 2.9 (Mandatory Prepayments).

SECTION 8.5   Restricted Payments    Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)  Restricted Payments by any Subsidiary of any Borrower to such Borrower or any other Loan Party (other than Holdings);

(b)  cash dividends on the Stock of the Company to Holdings paid and declared in any Fiscal Year solely for the purpose of funding payments by Holdings as set forth on Schedule 8.5 (Restricted Payments) subject to the limitations set forth on such schedule; provided, however, such dividends shall not be permitted unless no Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom (on a pro forma basis after giving effect to the payment thereof); and

(i)  in the case of cash payments or other distributions made pursuant to Section 1 on Schedule 8.5 (Restricted Payments), the Company shall have, on a pro forma basis after giving effect to the payment thereof, a Fixed Charge Coverage Ratio (determined for the Financial Covenant Period in respect of which such cash payments or other distributions are made) of not less than 1.25 to 1; and

(ii)  in the case of cash payments or other distributions made pursuant to Section 2 on Schedule 8.5 (Restricted Payments), the Company shall have, on a pro forma basis after giving effect to the payment thereof, a Fixed Charge Coverage Ratio (determined for the Financial Covenant Period in respect of which such cash payments or other distributions are made) of not less than 1.0 to 1.0; and

(c)  any payments permitted to be made pursuant to Section 8.12 (Payment of Debt; Modification of Debt Agreements).

Notwithstanding the foregoing clause (b), if at any time the Company shall have been prohibited from making any payment under clause (b), the Company shall be permitted to make such payment in arrears; provided that, at the time of making such payment in arrears, the Company is in compliance with the requirements of this Section 8.5 on a Pro Forma Basis after giving effect to the proposed Restricted Payment.

SECTION 8.6     Restrictions on Fundamental Changes; Permitted Acquisitions

Except in connection with a Permitted Acquisition, a Permitted Intercompany Merger, a Post Closing Reorganization set forth on Schedule 8.3(b) (Post Closing Reorganization), or a Delayed Closing, neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, (a) merge or amalgamate with any Person, (b) consolidate with any Person, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, or (e) create any Subsidiary unless, after giving effect thereto, such Subsidiary is a Wholly Owned Subsidiary, the Borrowers are in compliance with Section 7.11 (Additional Collateral and Guaranties) and the Investment in such Subsidiary is permitted under Section 8.3(e) (Investments).

SECTION 8.7     Change in Nature of Business

(a)  Neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, make any material change in the nature or conduct of its business, taken as a whole, as carried on at the date hereof, whether in connection with a Permitted Acquisition or otherwise.

(b)  Holdings shall not engage in any business or activity other than (i) holding shares in the Stock of the Company, (ii) issuing the Seller Notes and performing its obligations under the Seller Notes Documents, (iii) paying taxes, (iv) preparing reports to Governmental Authorities and to its shareholders and (v) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure. Holdings shall not be the legal or beneficial owner of any interest in any Person other than the legal and beneficial owner of the Stock of the Company.

(c)  No Finance Subsidiary shall engage in any business or activity other than (i) making the Intercompany Loans, holding the Intercompany Notes, the Intercompany Guarantees and Collateral pursuant to Intercompany Collateral Documents and collaterally assigning all of the Intercompany Loan Documents to the Administrative Agent for the benefit of the Secured Parties, (ii) performing its obligations under the Loan Documents, (iii) paying taxes, (iv) preparing reports to Governmental Authorities and to the Company and (v) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure.

(d)  No Finance Subsidiary shall be the legal or beneficial owner of any interest in any Person.

(e)  No Securitization Subsidiary shall engage in any business or activity other than performing its obligations under the related Securitization Facility.

SECTION 8.8   Transactions with Affiliates    Neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, except as otherwise expressly permitted in this Agreement or as set forth on Schedule 8.8 (Transactions with Affiliates), do any of the following: (a) make any Investment in an Affiliate of the Company, a member of the Johnson Family Group or a member of the Unilever Group, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Company, a member of the Johnson Family Group or a member of the Unilever Group, (c) merge into or consolidate/amalgamate with or purchase or acquire assets from any Affiliate of the Company, a member Johnson Family Group or a member of the Unilever Group, (d) repay any Indebtedness to any Affiliate of the Company, a member Johnson Family Group or a member of the Unilever Group that is not a Subsidiary of the Company or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Company, a member Johnson Family Group or a member of the Unilever Group that is not a Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for (i) transactions in the ordinary course of business on a basis no less favorable to the Company or such Guarantor as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Company, a member Johnson Family Group or a member of the Unilever Group, (ii) Securitization Facilities and transactions in connection therewith, and (iii) salaries and other director or employee compensation to officers or directors of any JD Entity.

SECTION 8.9   Restrictions on Subsidiary Distributions; No New Negative Pledge    Other than (a) pursuant to the Loan Documents and (b) any agreements governing any Securitization Facility, purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(d), (f), or (g) (Indebtedness) (in the case of this clause (b), any prohibition or limitation shall only be effective against, in the case of purchase money Indebtedness or Capital Lease Obligations, the assets financed thereby or, in the case of a Securitization Facility, the Securitization Assets), neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, (i) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Company or any other Subsidiary thereof (other than restrictions imposed by Section 4.10(a)(i)(E) of the Stockholders Agreement) or (ii) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Company or any Subsidiary thereof to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Secured Obligations, including any agreement requiring other Indebtedness or Contractual Obligation to be equally and ratably secured with the Secured Obligations.

SECTION 8.10   Modification of Constituent Documents    Neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially and adversely affect the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral; provided that in no event shall the rights of Johnson Consumer relating to its ownership of any interest in the Company be amended without the prior written consent of the Administrative Agent.

SECTION 8.11   Modification of Related Documents    Neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, (a) permit any breach or default to exist under any Material Contract or any Related Document (other than the Senior Subordinated Debt Documents and the Seller Notes), or take or fail to take any action thereunder, if to do so would have a Material Adverse Effect or (b) alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Material Contract or any such Related Document (except for such modifications which do not have a reasonable likelihood of materially and adversely affecting (i) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is party, or (ii) the interests of the Lenders under the Loan Documents).

SECTION 8.12   Payment of Debt; Modification of Debt Agreements

(a)  Neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (i) the prepayment of the Obligations in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of the working capital Indebtedness permitted to be incurred pursuant to Section 8.1(h) (Indebtedness), but only to the extent permitted to be made by the terms thereof, (iii) prepayment in full of the CMI Holdco Note within 90 days after the Closing Date in accordance with the terms thereof, (iv) payment of Indebtedness under the Acquisition Agreement and any other Ancillary Agreement (as defined in the Acquisition Agreement) when due, to the extent such Indebtedness is not subordinated to the Obligations, and (v) the prepayment of any Indebtedness payable to any Loan Party by any other JD Entity; provided that no Loan Party shall make any payment or prepayment of principal of any Intercompany Term Loan other than in connection with any repayment of the Term Facilities pursuant to Section 2.6 (Repayment of Loans) or a permanent reduction of the Revolving Credit Commitments pursuant to Section 2.5(b) (Reduction and Termination of the Revolving Credit Commitments), in each case, in the aggregate amount equal to such principal repayment or Revolving Credit Commitment reduction.

(b)  Notwithstanding the provisions of this Section 8.12 (Payment of Debt; Modification of Debt Agreements), neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, change or amend the terms of the Senior Subordinated Debt Documents or the Seller Notes if the effect of such amendment is to (i) increase the interest rate on such Indebtedness, (ii) change the dates upon which payments of principal or interest are due on such Indebtedness other than to extend such dates, (iii) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Indebtedness, (iv) change the redemption or prepayment provisions of such Indebtedness other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (v) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Indebtedness in a manner adverse to Holdings, any Borrower, any of their respective Subsidiaries, the Administrative Agent or any Lender.

SECTION 8.13   Accounting Changes; Fiscal Year    Neither Holdings nor any Borrower shall, or shall permit any of their respective Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) Fiscal Year (except as set forth on Schedule 8.13 (Contemplated Accounting Changes) or upon 60 days prior written notice to the Administrative Agent).

SECTION 8.14   Margin Regulations    The Borrowers shall not, and shall not permit any of their respective Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

SECTION 8.15   Sale/Leasebacks    Other than the sale and leaseback transactions in existence on the Closing Date and set forth on Schedule 8.15 (Existing Sale and Leasebacks) (which transactions shall not be renewed, replaced or refinanced (other than pursuant to the Loan Documents) upon the expiration or other termination thereof), the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into any sale and leaseback transaction if, after giving effect to such sale and leaseback transaction, the aggregate Fair Market Value of all properties covered by sale and leaseback transactions would exceed the Dollar Equivalent of $25,000,000.

SECTION 8.16   Cancellation of Indebtedness Owed to It    Neither Holdings nor the Borrowers shall, or shall permit any of their respective Subsidiaries to, cancel any claim or Indebtedness owed to any of them except in the ordinary course of business consistent with past practice.

SECTION 8.17   No Speculative Transactions    Neither Holdings nor the Borrowers shall, or shall permit any of their Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except as required by Section 7.14 (Interest Rate Contracts) or for the sole purpose of hedging (a) in the normal course of business or (b) in connection with the Acquisition and in any event consistent with industry practices.

SECTION 8.18   Compliance with ERISA    The Company shall not cause or permit to occur, and shall not permit any of its Subsidiaries or ERISA Affiliates to cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate over all such ERISA Events.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.1   Events of Default    Each of the following events shall be an Event of Default:

(a)  any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b)  any Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c)  any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of their respective officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d)  any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V(Financial Covenants), Section 6.1 (Financial Statements), 6.2 (Default Notices), 7.6 (Access) or 7.14 (Interest Rate Contracts) or Article VIII (Negative Covenants), or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Company becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(e)  (i) any JD Entity shall fail to make any payment on any Indebtedness of such JD Entity (other than the Obligations or under any Intercompany Note) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of the Dollar Equivalent of $25,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)  (i) Any Material Loan Party, any Significant Subsidiary, or any combination of Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Material Loan Party, any Significant Subsidiary, or any combination of Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, interim receiver, receiver and manager, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against any Material Loan Party, any Significant Subsidiary, or any combination of Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, (but not instituted by a JD Entity), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Material Loan Party, any Significant Subsidiary, or any combination of Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g)  If one or more JD Entities, the aggregate EBITDA of which for the most recently completed Financial Covenant Period for which Financial Statements have been delivered pursuant to Section 6.1 (Financial Statements) is more than 5% of the aggregate EBITDA of the Company and all of its Subsidiaries, taken as a whole, for such period, shall (i) make a general assignment for the benefit of creditors, (ii) be the subject of any proceeding instituted by or against it seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, interim receiver, receiver and manager, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against one or more such JD Entities (but not instituted by any JD Entity), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) take any corporate action to authorize any action set forth in clauses (i) and (ii) above;

(h)  Any JD Entity shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally; or

(i)  one or more judgments or orders (or other similar process) involving, in the case of a money judgment, an amount in excess of the Dollar Equivalent of $25,000,000 in the aggregate over all such money judgments, to the extent not covered by insurance or an indemnity (the terms of which are reasonably satisfactory to the Administrative Agent), shall be rendered against one or more of Holdings and its Subsidiaries and shall remain unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)  an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, together with all other ERISA Events could reasonably be likely to have a Material Adverse Effect; or

(k)  any provision of any Collateral Document, any Guaranty, any Intercompany Guaranty or any other Loan Document after delivery thereof pursuant to this Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(l)  any Collateral Document or Intercompany Collateral Document shall for any reason fail or cease to create a valid Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien or any Loan Party shall so state in writing; or

(m)  there shall occur any Change of Control; or

(n)  one or more JD Entity shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more JD Entity based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the JD Entities are likely to incur Environmental Liabilities and Costs in excess of the Dollar Equivalent of $25,000,000 in the aggregate over all such Environmental Liabilities and Costs that were not reflected in the Projections or the Financial Statements delivered pursuant to Section 4.4 (Financial Statements and Other Information); or

(o)  the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be subordinated to the Obligations or the obligations of the Borrowers and the Guarantors under their respective Guarantees, as the case may be, as provided in the Senior Subordinated Debt Documents, or any Loan Party, any Affiliate of any Loan Party shall so assert.

SECTION 9.2   Remedies    During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrowers declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate (to the extent of any such terminated portion) and (b) may and, at the request of the Requisite Lenders, shall, by written notice to the Borrowers, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

SECTION 9.3   Actions in Respect of Letters of Credit    Upon the Revolving Credit Termination Date or as may be required by Section 2.9 (Mandatory Prepayments) the Borrowers shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash Collateral Account, an amount equal to 105% (or in the case of a payment pursuant to Section 2.9 (Mandatory Prepayments), 100%) of the sum of all outstanding Letter of Credit Obligations. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13 (g) (Payments and Computations), as shall have become or shall become due and payable by the Borrowers to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1   Authorization and Action

(a)  Each Lender and each Issuer hereby appoints CUSA as the Administrative Agent hereunder and acknowledge and agree that CUSA’s Affiliate, Citibank N.A., Hong Kong, shall act as the Administrative Agent with respect to the Yen Revolving Credit Facility, and each Lender and each Issuer authorizes each Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Loan Documents and the Securitization Intercreditor Agreement as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, the Securitization Intercreditor Agreement and each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under the Securitization Intercreditor Agreement and such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents.

(b)  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c)  In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d)  Each Lender, Issuer, the Syndication Agent, each Documentation Agent, each Joint Lead Arranger and each Joint Book Manager hereby:

(i)  constitutes and appoints Citicorp USA, Inc. (and the individuals through which it may be represented) or any other Person appointed Administrative Agent pursuant to Section 10.6 (Successor Administrative Agent) (and the individuals through which it may be represented), its true and lawful attorney-in-fact (including within the meaning of Article 2692 of the Civil Code of Quebec) to:

(A)  execute, accept, register at the relevant registries and deliver any Loan Document, including one or more Collateral Documents, as such attorney-in-fact may deem necessary or desirable, any amendments thereto, and all post-effective amendments, extensions, supplements and cancellations to such Loan Documents, in such form(s) as such attorney-in-fact may approve, and to file the same and all other documents in related thereto with the applicable Government Authorities or such other Person as required by any Requirement of Law and to hold on behalf of each present and future Secured Party security granted by a Loan Party; provided, however, that in no event shall this clause (d) be deemed to authorize or permit Citicorp or any other Person to execute this Credit Agreement or any amendment hereto as attorney-in-fact of any Lender or Issuer, and

(B)  appear before a notary public for the purposes of raising to the status of public document (“elevar a público”) any Loan Document, as well as in order to execute the notarial deeds (“escrituras públicas o pólizas”) which are necessary in order for any Loan Party to grant any other guaranty or security interests in order to secure their obligations under any Loan Document.

(ii)  grants to such attorney-in-fact full power and authority to do and perform each and every act necessary to be done to ensure that such Collateral Documents comply with Requirements of Law and each Lender and Issuer.

Notwithstanding the provisions of Section 32 of the Act Respecting Special Powers of Legal Persons (Quebec), the Administrative Agent may acquire or be the pledgee or the holder of any bonds or debenture secured by any hypothec granted by a Loan Party under the laws of the Province of Quebec.

SECTION 10.2   Administrative Agent’s Reliance, Etc.    None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 11.2(c) (Assignments and Participations), (c) may consult with legal counsel (including counsel to the Borrowers or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Holdings or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 10.3   The Administrative Agent Individually    With respect to its Ratable Portion, CUSA shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender or as one of the Requisite Lenders. CUSA and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if CUSA were not acting as the Administrative Agent.

SECTION 10.4   Lender Credit Decision    Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the JD Entities in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

SECTION 10.5   Indemnification    Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers and without limiting the Borrowers’ obligations to do so), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers or another Loan Party.

SECTION 10.6   Successor Administrative Agent    The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring

Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 10.7   Concerning the Collateral and the Collateral Documents

(a)  Each Lender and each Issuer agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Company or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Company’s and its Subsidiaries’ respective Deposit Accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)  Each of the Lenders and the Issuers hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following:

(i)  all of the Collateral, upon termination of the Commitments and payment and satisfaction in full of all Loans, Reimbursement Obligations and all other Secured Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case on terms reasonably satisfactory to the Administrative Agent and the applicable Issuers);

(ii)  any assets that are subject to a Lien permitted by Section 8.2(d), (e) or (h) (Liens, Etc.); and

(iii)  any part of the Collateral sold or disposed of by a Loan Party (including against any assets of a Loan Party, the Stock of which is being sold or disposed of) if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) other than an Asset Sale pursuant to Section 8.4(e) or Section 8.4(g) (Sale of Assets) or, if not pursuant to such sale or disposition, if such release is consented to by the Lenders required to consent thereto under Section 11.1(Amendments, Waivers, Etc.).

(c)  Each of the Lenders and the Issuers hereby directs, in accordance with the terms hereof, the Administrative Agent to release any Subsidiary Guarantor from its obligations under the applicable Guaranty if the Stock of such Subsidiary Guarantor is being sold or disposed of, if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) other than an Asset Sale pursuant to Section 8.4(e) (Sale of Assets) or, if not pursuant to such sale or disposition, if such release is consented to by the Lenders required to consent thereto under Section 11.1 (Amendments, Waivers, Etc.).

Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.7 promptly upon the effectiveness of any such release.

SECTION 10.8   Collateral Matters Relating to Related Obligations    The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, each Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to any Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured

Party shall be bound Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Credit Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker's lien or similar right except as expressly provided in Section 11.6 (Right of Set-off).

Section 10.9   Matters relating to Dutch Collateral

(a)  Each of the Lenders and Issuers and the other parties to this Agreement hereby agrees and acknowledges that, solely for the purposes of perfecting and enforcing the interest of the Secured Parties by the Administrative Agent against Collateral governed by the Collateral Documents governed by the laws of The Netherlands (the “Dutch Law Collateral Documents”):

(i)  the Loan Parties that are party to the Dutch Law Collateral Documents are undertaking to pay to CUSA, in its own capacity and not as agent the Parallel Debt;

(ii)  the Parallel Debt is a claim of CUSA which is independent and separate from, and without prejudice to, the claims of the Lenders and Issuers in respect of the obligations of the Loan Parties under the Loan Documents;

(iii)  the Parallel Debt is not a claim which is held jointly with the Secured Parties and consequently, that the laws of The Netherlands governing the joint holding (gemeenschap) of claims are not applicable to the Parallel Debt or to claims of the Lenders and Issuers in respect of such obligations and to the extent any such laws are applicable, the applicability of such laws is hereby expressly waived to the extent possible and permitted as matter of applicable law;

(iv)  every payment of monies made by a Loan Party to a Secured Party towards or in satisfaction of the Secured Obligations of such Loan Party shall be in satisfaction pro tanto of the Parallel Debt, provided that if any payment as mentioned above is subsequently avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application, CUSA shall be entitled to receive the amount of such payment from the Loan Parties under the Parallel Debt and each Loan Party shall remain liable under the Parallel Debt to perform its relevant obligations and the relevant liability of the Loan Parties shall be deemed not to have been discharged;

(v)  subject to the proviso in clause (iv) above, but notwithstanding any of the other provisions of the Loan Documents:

(A)  the total amount due and payable as Parallel Debt shall be decreased to the extent that any Loan Party shall have paid any amount to any Secured Party or any of them to reduce the total amount due and payable under the Loan Documents; and

(B)  to the extent that the Loan Parties shall have paid any amounts to CUSA under the Parallel Debt or CUSA shall have otherwise received monies in payment of the Parallel Debt, the total amount due and payable under the Loan Documents shall be decreased as if such amounts were received directly by the Secured Parties in payment of the outstanding obligations under the Loan Documents.

(b)  CUSA, acting in its own capacity, hereby agrees to apply all proceeds that it receives in connection with any enforcement action taken under or pursuant to the Dutch Law Collateral Documents, or otherwise in satisfaction in whole or in part of the Parallel Debt, mutatis mutandis in accordance with the provisions of this Agreement for the application of proceeds by the Administrative Agent.

SECTION 10.10   Matters Relating to French Collateral

(a)  Solely with respect to each Loan Party incorporated in France or holding Collateral located in France and without limiting any other provision in this Agreement, each Borrower and each Lender agrees that the Administrative Agent shall be the joint creditor (together with the relevant Lender) of each and every obligation of any Borrower and each Loan Party towards each of the Lenders under or in connection with the Facilities, and that accordingly the Administrative Agent will have its own independent right to demand performance by the relevant Borrower and each Loan Party of those obligations and to enforce any rights and remedies relating to Collateral located in, or owned by any Loan Party incorporated in, France. However, any discharge of any such obligation to the Administrative Agent or a Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

(b)  Without limiting or affecting the Administrative Agent’s rights against any Borrower or other Loan Party, the Administrative Agent agrees with each other Lender that it will not exercise its rights as a joint creditor with respect to the rights of any Lender except with the consent of the Requisite Lenders in connection with the exercise of remedies against a Loan Party; provided, however, that nothing herein shall in any way limit the Administrative Agent’s right to act in the protection or preservation of its rights under, or to enforce any, Loan Document as contemplated by the Loan Documents.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1   Amendments, Waivers, Etc.

(a)  No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrowers, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i)  waive any condition specified in Section 3.1(Conditions Precedent to Initial Loans and Letters of Credit) or Section 3.2(b) (Representations and Warranties; No Defaults), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), subject to the provisions of Section 3.3 (Determinations of Initial Borrowing Conditions);

(ii)  increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii)  extend the scheduled final maturity of any Loan owing to such Lender, or waive or postpone any scheduled date fixed for the payment or reduction of principal of any such Loan (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;

(iv)  reduce the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(v)  reduce the rate of interest on any Loan or Reimbursement Obligations outstanding to such Lender or any fee payable hereunder to such Lender;

(vi)  postpone any scheduled date fixed for payment of such interest or fees owing to such Lender;

(vii)  change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(viii)  extend the duration of any Interest Period beyond six months;

(ix)  release all or a substantial portion of the Collateral except as provided in Section 10.7(b) (Concerning the Collateral and the Collateral Documents) or release any Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the applicable Guaranty except in connection with sale or other disposition of a Subsidiary Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

(x)  amend the definition of “Joint Liabilities”; or

(xi)  amend Section 10.7(b) (Concerning the Collateral and the Collateral Documents), this Section 11.1 or any definition of the terms “Requisite Lenders”, “Requisite Tranche A Lenders”, “Requisite Tranche B Dollar Lenders”,

“Requisite Tranche B Euro Lenders”, “Requisite Tranche C Lenders”, “Requisite Revolving Credit Lenders” or “Ratable Portion”, provided, that in connection with the addition to the Facilities of a new tranche of loans, the Section 11.1 (Amendments, Waivers, Etc.) and the definition of “Ratable Portion” and “Requisite Lenders” may be amended with the consent of the Requisite Lenders in order to provide the lenders of such new tranche of loans with voting rights proportionate to the commitments of such new lenders and; provided, further, that

(A)  any waiver of, or modification of the application of payments to the Term Loans pursuant to Section 2.9 (Mandatory Prepayments) shall require the consent of the Requisite Tranche A Lenders, the Requisite Tranche B Dollar Lenders, the Requisite Tranche B Euro Lenders and the Requisite Tranche C Lenders and any modification of the application of payments to the Revolving Loans pursuant to Section 2.9 (Mandatory Prepayments) or the reduction of the Revolving Credit Commitments pursuant to Section 2.5(b) (Reduction and Termination of the Revolving Credit Commitments) shall require the consent of the Requisite Revolving Credit Lenders,

(B) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(f) (Assignments and Participations) affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder,

(C)  no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents;

(D)  no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to each Swing Loan Lender or Issuer, affect the rights or duties of the Swing Loan Lenders or the Issuers, in their respective capacities as such, under this Agreement or the other Loan Documents.

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(c)  If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrowers’ request, the

Administrative Agent or an Eligible Assignee acceptable to the Administrative Agent and, prior to an Event of Default that is continuing, the Company, shall have the right with the Administrative Agent's consent and in the Administrative Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent's request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Commitments, Term Loans, Dollar/Euro Revolving Credit Outstandings and Yen Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

SECTION 11.2   Assignments and Participations

(a)  Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, the Revolving Loans, the Swing Loans and the Letters of Credit); provided, however, that:

(i)  (A) if any such assignment shall be of the assigning Lender’s Dollar/Euro Revolving Credit Outstandings or Yen Revolving Credit Outstandings and related Revolving Credit Commitment, such assignment shall cover the same percentage of such Lender’s Dollar/Euro Revolving Credit Outstandings or Yen Revolving Credit Outstandings, respectively, and related Revolving Credit Commitment, and (B) if any such assignment shall be of the assigning Lender’s Tranche A Loans, Tranche B Dollar Loans, Tranche B Euro Loans or Tranche C Loans, and related Commitments, such assignment shall cover the same percentage of such Lender’s Tranche A Loans, Tranche B Dollar Loans, Tranche B Euro Loans, or Tranche C Loans respectively, and related Commitment,

(ii)  the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than the Dollar Equivalent of $1,000,000 or an integral multiple of the Dollar Equivalent of $1,000,000 in excess thereof (other than with respect of any assignment of which either Arranger is the assignee or the assignor), except, in either case, (A) with the consent of the Borrowers and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate of such Lender or Approved Fund of any Lender,

(iii)  if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrowers (which consent shall not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Borrowers shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing,

(iv)  any such assignment need not be ratable as among any of the Facilities.

(b)  The parties to each assignment shall execute and deliver to the Administrative Agent for its acceptance and recording, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon such execution, delivery, acceptance and recording and the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $1,000 (other than with respect of any assignment of which either Arranger is the assignee or the assignor), from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c)  The Administrative Agent, acting on behalf of the Borrowers, shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall maintain a register for the recording of the names and addresses of the Lenders, the Issuers and the Commitments of and principal amount of the Loans and Letter of Credit Obligations owing to each Lender and to each Issuer from time to time (the “Register”). Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be prima facie evidence thereof, and the Loan Parties, the Administrative Agent and the Lenders and the Issuers may treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(d)  Notwithstanding anything to the contrary contained in clause (c) above, the Loans (including the Notes evidencing such Loans) and the Letters of Credit are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans and the right, title, and interest of the Issuers and their assignees in and to such Letters of Credit shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or an assignee’s right title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation within the meaning of Section 163(f) of the Code. This Section 11.2 shall be construed so that the Loans and the Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this Section 11.2 and for tax purposes only, the Administrative Agent shall act as the Borrowers’ agent for purposes of maintaining such notations of transfer in the Register.

(e)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrowers. Within ten Business Days after its receipt of such notice, the Borrowers, at their own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), as applicable.

(f)  In addition to the other assignment rights provided in this Section 11.2, each Lender may (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder; provided, however, that nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement), and (ii) assign, as collateral or otherwise, any of its rights under this Agreement (including rights to payments of principal or interest on the Loans) to (x) any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board without notice to or consent of the Borrowers or the Administrative Agent, (y) to any bona fide holder of, any financial trustee for any holder of, any collateral agent for any holder of, or any other representative of holder of, obligations owed or securities issued, by such fund, as security for such obligations or securities without notice to or consent of the Borrowers or Administrative Agent; provided that in so acting such holder, trustee, collateral agent or other representative is acting in its normal course of business, and (z) to any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above; and provided, further, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above. The parties hereto acknowledge and agree that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, it will not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations).

(g)  Each Lender may, without notice to or consent of the Borrowers or Administrative Agent, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.7(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender's obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Section 2.14(c) (Increased Costs), (d) (Illegality), (e) (Breakage Costs), 2.15 (Capital Adequacy) and 2.16 (Taxes) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrowers shall not, at any time, be obligated to make under Section 2.14(d) (Illegality), 2.15 (Capital Adequacy) or 2.16 (Taxes) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrowers would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

(h)  Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrowers, the Administrative Agent, such Issuer and such Lender, subject to the provisions under Section 11.2(d) relating to notations of transfer in the Register. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

SECTION 11.3   Costs and Expenses

(a)  The Borrowers agree upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of Holdings and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of Holdings or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Secured Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Secured Obligations, any Loan Party, any other JD Entity, the Acquisition, the Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Secured Obligations, any Loan Party, any JD Entity, the Acquisition, the Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same.

(b)  The Borrowers further agree to pay or reimburse the Administrative Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such Lenders or Issuers in connection with any of the following: (i) in enforcing any Loan Document or Secured Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Secured Obligations, any JD Entity and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

SECTION 11.4   Indemnities

(a)  The Borrowers agree to indemnify and hold harmless the Agents, the Arrangers, each Lender and each Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, representative, trustees, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state, provincial or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Secured Obligation, any Letter of Credit, any Disclosure Document, any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any obligation under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of Holdings or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning Holdings or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to Holdings or any of its Subsidiaries, or the owner, lessee or operator of any property of Holdings or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to Holdings or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.

(b)  The Borrowers shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)  The Borrowers, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action and the Borrowers, in any event, may participate in the defense thereof with legal counsel of the Borrowers’ choice. In the event that such Indemnitee requests the Borrowers to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrowers shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrowers’ obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d)  The Borrowers agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Secured Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

SECTION 11.5   Limitation of Liability     The Borrowers agree that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Related Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. Holdings and each Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 11.6   Right of Set-off     Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrowers against any and all of the Secured Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Secured Obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers in writing after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

    SECTION 11.7   Sharing of Payments, Etc.

(a)  If any Lender shall at any time obtain any payment of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses), 11.4 (Indemnities) (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurocurrency Rate Loans), 2.15 (Capital Adequacy), 2.16 (Taxes)) or Section 11.6 (Right of Set-off) or receives any Collateral in respect thereof (in either case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b)  If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(c)  The Borrowers agree that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(d) This Section 11.7 may be changed only with the prior written consent of the Administrative Agent in addition to the Super Majority Lenders.

Section 11.8   Notices, Etc.    All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a)  if to the Borrowers:

JohnsonDiversey, Inc.,
8310 16th Street
PO Box 902
Sturtevant, Wisconsin 53177-0902
Attention: Treasurer and General Counsel
Telecopy no:
E-Mail Address:

and, in the case of the Canadian Borrower, with a copy to:

Johnson Wax Professional, Inc.
100 Matheson Boulevard East
Suite 203
Mississauga, Ontario
L47 2G7
Attention: David Chase
Telecopy no: 905-755-0953
E-mail: david.chase@jwp.com

and, in the case of the Japanese Borrower, with a copy to:

Johnson Professional Co., Ltd.
Yamashita-cho SSK Bldg.
22 Yamshita-cho, Naka-ku,
Yokohama 231-8691 Japan
Attn: Tsuneaki Takahasahi
Manager, Legal Affairs Dept.
Telecopy no: 81-45-640-2231
Telephone no: 81-45-640-2244

(b)  if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(c)  if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices); and

(d)  if to the CUSA, as Administrative Agent, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) and if to Citibank N.A., Hong Kong, as Administrative Agent, at its office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices), in each case with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue,

New York, New York 10153-0119
Attention: Daniel S. Dokos
Telecopy no: (212) 310-8007
E-Mail Address: daniel.dokos@weil.com

or at such other address as shall be notified in writing (x) in the case of the Borrowers and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrowers and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or X (The Administrative Agent) shall not be effective until received by the Administrative Agent.

SECTION 11.9   No Waiver; Remedies    No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.10   Binding Effect    This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 11.11   Governing Law    This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

SECTION 11.12   Submission to Jurisdiction; Service of Process

(a)  Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, Holdings and each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)

(i)  Each of the Borrowers hereby irrevocably designates, appoints and empowers CT Corporation System, 111 Eighth Avenue, New York, NY 10011, Tel: (212) 894-8700, Fax: (212) 894-8790 (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Borrower in care of the Process Agent at the Process Agent's above address, and each of the Borrowers, hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each of the Japanese Borrowers irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Borrower at its address specified in Section 11.8 (Notices, Etc.). Each of the Borrowers agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)  Holdings and the Company hereby irrevocably consent to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to Holdings or the Company at its respective address specified in Section 11.8 (Notices, Etc.). Holdings and the Company agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)  Nothing contained in this Section 11.11 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against Holdings, any Borrower or any other Loan Party in any other jurisdiction.

(d)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars, Euros or Yen into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars, Euros or Yen, as the case may be, with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, Euros or Yen, as the case may be, for delivery two Business Days thereafter. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.

SECTION 11.13  Waiver of Jury Trial.    EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUERS, HOLDINGS AND THE BORROWERS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

SECTION 11.14   Marshaling; Payments Set Aside    None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of Holdings, any Borrower or any other party or against or in payment of any or all of the Secured Obligations. To the extent that any Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

SECTION 11.15   Section Titles    The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference such section. If a numbered reference to a clause, sub-clause or subsection hereof is immediately followed by a reference in parenthesis to the title of a section hereof containing such clause, sub-clause or subsection, the reference is only to such clause, sub-clause or subsection and not to the section generally. If a numbered reference to a section hereof is immediately followed by a reference in parenthesis to a section hereof, the title reference shall govern in case of direct conflict.

SECTION 11.16   Execution in Counterparts     This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart hereof by telecopy shall be effective as delivery of a manually executed counterpart hereof.

SECTION 11.17  Spanish Notarization and Appointments.    The Borrowers agree to have this Agreement notarized in Spain and each of them hereby appoints SC Johnson Professional, S.L. to appear in front of a Spanish notary public within ten (10) days from the date hereof in order to raise this document to the status of a notarized document (“elevar a público”). All costs and taxes incurred as a result of or in connection with such notarization, including the costs of any official translation of this Agreement into Spanish as it may be required, shall be for the Borrowers’ sole account. Each of the Borrowers hereby authorizes SC Johnson Professional SL (and the individuals through which it may be represented) such that each of them may on their behalf appear before a notary public and notarize (“elevar a público”) a duly executed original of this Agreement. The resulting notarial deed shall be deemed enforceable under any applicable Requirement of Law as from the date of its execution, not being necessary any further ratification from the Borrowers.

SECTION 11.18   Entire Agreement    This Agreement, together with Sections 3 through 7, 10, 13 and 14 of the Commitment Letter, all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrowers and the Administrative Agent.

SECTION 11.19   Confidentiality    Each Lender and the Administrative Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a nonconfidential basis from a source other than Holdings or a Subsidiary thereof, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators, auditors or rating agency, (vii) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.19, or (e) to prospective or actual assignees, participants and Special Purpose Vehicles grantees of any option described in Section 11.2(f) (Assignments and Participations) (or potential assignees, participants or grantees) that agree in writing to be bound by the provisions of this Section 11.19.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JOHNSON DIVERSEY, INC., as Borrower

By:	/s/ MICHAEL J. BAILEY
Michael J. Bailey

JOHNSON WAX PROFESSIONAL, INC., JOHNSON DIVERSEY NETHERLANDS II B.V., JOHNSON PROFESSIONAL CO., LTD. as Borrowers

By:	/s/ LUIS F. MACHADO
Luis F. Machado Authorized Signatory

JOHNSON PROFESSIONAL HOLDINGS, INC., as Holdings

By:	/s/ MICHAEL J. BAILEY

CITICORP USA, INC., as Administrative Agent and Lender

By:	/s/ JOHN W. PERUZZI
John W. Peruzzi Vice President

CITIBANK, N.A., as Issuer

By:	/s/ JOHN W. PERUZZI
John W. Peruzzi Vice President

CITICORP USA, INC.

By:	/s/ JOHN W. PERUZZI

CITIBANK, N.A., CANADIAN BRANCH

By:	/s/ ADAM SHEPHERD
Adam Shepherd Authorized Signer

CITIBANK N.A., TOKYO BRANCH

By:	/s/ C. KOJIMA
C. Kojima Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ ALBERT DOMBROWSKI
Albert Dombrowski Authorized Signatory

BANK ONE, NA

By:	/s/ RONALD EDWARDS
Ronald Edwards Vice President

ABN AMRO BANK N.V., NEW YORK BRANCH

By:	/s/ TERRENCE WARD
Terrence Ward Group Vice President

By:	/s/ JOHN HILL
John Hill Assistant Vice President

ABN AMRO BANK N.V., CANADA BRANCH

By:	/s/ LAWRENCE J. MALONEY
Lawrence J. Maloney Senior Vice President

By:	/s/ DAVID MOORE
David Moore Group Vice President

ABN AMRO BANK N.V., TOKYO BRANCH

By:	/s/ HIMANSHU VAIOYA
Himonshu Vaioya Head of Loan Products

By:	/s/ YA IGULIN
Ya Igulin Risk Management

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ RONALD KANTOWITZ
Ronald Kantowitz Managing Director

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ GLENN CAMPBELL
Glenn Campbell Duly Authorized Signatory

GE CAPITAL CFE, INC.

By:	/s/ ROBERT M. KADLICK
Robert M. Kadlick Duly Authorized Signatory

BANK OF TOKYO-MITSUBISHI LTD., CHICAGO BRANCH

By:	/s/ SHINICHIRO MUNECHIKA
Shinichiro Munechika Deputy General Manager

BNP PARIBAS

By:	/s/ JO ELLEN BENDER
Jo Ellen Bender Managing Director

BNP PARIBAS (CANADA) INC.

By:	/s/ JAMES GOODALL
James Goodall Managing Director, Leveraged Finance and Real Estate Finance

By:	/s/ ERIC BORROMEO
Eric Borromeo Assistant Vice President, Leveraged Finance

BNP PARIBAS, TOKYO BRANCH

By:	/s/ PATRICK LANG
Patrick Lang

By:	/s/ MICHAEL PREDDY
Michael Preddy Head International Corporates

LLOYDS TSB BANK PLC

By:	/s/ ANDREW MCNIFF
Andrew McNiff Manager, Acquisition Finance

RABOBANK

By:	/s/ SMF KLINKERT
SMF Klinkert SVP

ING CAPITAL LLC

By:

KBC BANK N.V.

By:	/s/ J. CHITTOCK
J. Chittock Head of Structured Finance

By:	/s/ A. EGAN
A. Egan Manager

MIZUHO CORPORATE BANK, LTD.

By:	/s/ NOBUYASU FUKATSU
Nobuyasu Fukatsu Senior Vice President

THE BANK OF NEW YORK

By:	/s/ MARK WRIGLEY
Mark Wrigley Assistant Vice President

HARBOURMASTER LOAN CORPORATION B.V.

By:	/s/ TME MANAGEMENT B.V.
TME Management B.V Managing Director.

THE PRUDENTIAL ASSURANCE COMPANY LIMITED

By:	/s/ ANDREW BOUGHEN
Andrew Boughen Director of Leveraged Loans

PANTHER CDO II BV

By:	/s/ DAGMER KENT KERSHAW
Dagmer Kent Kershaw Authorized Signatory

ARCHIMEDES FUNDING III, LTD.

By:	ING Capital Advisors LLC, as Collateral Manager

By:	/s/ HELEN RHEE
Helen Rhee Senior Vice President

ARCHIMEDES FUNDING IV (CAYMAN), LTD.

By:	ING Capital Advisors LLC, as Collateral Manager

By:	/s/ HELEN RHEE
Helen Rhee Senior Vice President

SEQUILS-ING I (HBDGM), LTD.

By:	ING Capital Advisors LLC, as Collateral Manager

By:	/s/ HELEN RHEE
Helen Rhee Senior Vice President

ORYX CLO, LTD.

By:	ING Capital Advisors LLC, as Collateral Manager

By:	/s/ HELEN RHEE
Helen Rhee Senior Vice President

COPERNICUS CDO EURO-I B.V.

By:	ING Capital Advisors LLC, as Collateral Manager

By:	/s/ HELEN RHEE
Helen Rhee Senior Vice President